Exhibit 99.1

EXECUTION VERSION

CUSIP: 929159AS0

CUSIP: 929159AT8 (Revolver)

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of March 25, 2014,

among

VULCAN MATERIALS COMPANY,
as the Borrower,

The GUARANTORS FROM TIME TO TIME PARTY HERETO,

The LENDERS FROM TIME TO TIME PARTY HERETO,

SUNTRUST BANK,
as the Administrative Agent and an Issuing Bank,

with

SUNTRUST ROBINSON HUMPHREY, INC.,
as Left Lead Arranger and Bookrunner,

and

WELLS FARGO SECURITIES, LLC,
as Joint Lead Arranger and Bookrunner,

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arranger and Bookrunner and Co-Syndication Agent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agent

and

BANK OF AMERICA, N.A.,

as Co-Documentation Agent,

and

REGIONS BANK,

as Co-Documentation Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Request for Loan
Exhibit F	-	Form of Request for Issuance of Letter of Credit
Exhibit G	-	Form of Revolving Loan Note
Exhibit H	-	Form of Joinder Supplement
Exhibit I	-	Form of Master Assignment and Acceptance

-i-

(continued)

SCHEDULES

Schedule I	Applicable Margin
Schedule 1.1(a)	Revolving Commitment Ratios
Schedule 1.1(b)	Permitted Liens
Schedule 1.1(e)	Existing VPP Transactions
Schedule 5.1(c)-1	Subsidiaries
Schedule 5.1(c)-2	Partnerships/Joint Ventures
Schedule 5.1(c)-3	Guarantors
Schedule 5.1(d)	Outstanding Equity Interest Ownership
Schedule 5.1(h)	Material Contracts
Schedule 5.1(o)	ERISA
Schedule 5.1(x)	Leased and Owned Real Property
Schedule 5.1(y)	Environmental Matters
Schedule 5.1(ff)	Surety, Performance and Reclamation Bonds
Schedule 6.12	Bank and Investment Accounts
Schedule 8.1(b)	Permitted Indebtedness
Schedule 8.6	Affiliate Transactions

-ii-

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of March 25, 2014, is by and among VULCAN MATERIALS COMPANY, a New Jersey corporation (the “Borrower”), the Persons party hereto from time to time as Guarantors, the financial institutions party hereto from time to time as Lenders, SUNTRUST BANK, as an Issuing Bank, and SUNTRUST BANK, as the Administrative Agent, with SUNTRUST ROBINSON HUMPHREY, INC., as Left Lead Arranger and Bookrunner, WELLS FARGO SECURITIES, LLC, as a Joint Lead Arranger and Bookrunner, U.S. BANK NATIONAL ASSOCIATION, as a Joint Lead Arranger and Bookrunner and a Co-Syndication Agent, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Co-Syndication Agent.

WITNESSETH:

WHEREAS, the Borrower, each of the other Persons party thereto as borrowers, each of the Persons party thereto as guarantors, the Administrative Agent, and certain of the Lenders are party to that certain Credit Agreement dated as of December 15, 2011, as amended by that certain First Amendment to Credit Agreement dated as of January 27, 2012, as further amended by that certain Second Amendment to and Waiver Under Credit Agreement dated as of June 25, 2012, as further amended by that certain Third Amendment to and Waiver Under Credit Agreement dated as of August 8, 2012, as further amended by that certain Fourth Amendment to and Waiver Under Credit Agreement dated as of September 26, 2012, as further amended by that certain Fifth Amendment to Credit Agreement dated as of December 21, 2012, as further amended by that certain Sixth Amendment to Credit Agreement dated as of March 12, 2013, as further amended by that certain Seventh Amendment to Credit Agreement dated as of May 13, 2013, and as further amended by that certain Eighth Amendment to Credit Agreement dated as of December 23, 2013 (as so amended and as the same may be further amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders extend the maturity of and make certain additional amendments to the Existing Credit Agreement, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders are willing to agree to such extension and amendments as set forth in this Agreement; and

WHEREAS, the Administrative Agent, the Issuing Bank and the Lenders are willing to make or continue to make, as applicable, the Commitments and Loans available to the Borrower upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS, ACCOUNTING PRINCIPLES AND
OTHER INTERPRETIVE MATTERS

Section 1.1           Definitions. For the purposes of this Agreement:

“1991 Indenture” shall mean that certain Indenture dated as of May 1, 1991, between Vulcan Materials Company, predecessor to Legacy Vulcan Corp., and Morgan Guaranty Trust Company of New York, as trustee, and any supplemental indenture thereto, as amended, restated, supplemented, or otherwise modified from time to time.

“Account Debtor” shall mean any Person who is obligated to make payments in respect of an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC, of each Credit Party whether now existing or hereafter created or arising, including, without limitation, (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper (as defined in the UCC) or instruments (as defined in the UCC)) (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to a Credit Party arising out of the use of a credit card or charge card or for services rendered or to be rendered by such Credit Party; and (e) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“ACH Transactions” shall mean any automated clearinghouse transfer of funds by a Lender Group member (or any Affiliate of a Lender Group member) for the account of any Credit Party pursuant to agreement or overdrafts.

“Acquisition Consideration” shall mean the total consideration paid or payable (including, without limitation, any earn-out obligations) by any Credit Party or any Subsidiary with respect to, and all Indebtedness assumed by any Credit Party or any Subsidiary in connection with, an Acquisition.

“Acquisition” shall mean (whether by purchase, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation or any other method) any acquisition by the Borrower or any of its Subsidiaries of (a) any other Person, which Person shall then become consolidated with the Borrower or any such Subsidiary in accordance with GAAP, (b) all or substantially all of the assets of any other Person, or (c) any assets that constitute a division or operating unit of the business of any Person.

“Acquisition Pro Forma” shall have the meaning specified in the definition of Permitted Acquisition.

“Additional amount” shall have the meaning specified in Section 2.8(b)(i).

“Administrative Agent” shall mean SunTrust Bank, acting as administrative agent for the Lender Group, and any successor Administrative Agent appointed pursuant to Section 10.12.

“Administrative Agent Indemnified Person” shall have the meaning specified in Section 10.10.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, 23rd Floor, Atlanta, Georgia 30308, Attention: Portfolio Manager, or such other office as may be designated by the Administrative Agent pursuant to the provisions of Section 11.1.

“Administrative Questionnaire” shall mean a questionnaire substantially in the form of Exhibit A.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or that is a director, officer, manager or partner of such Person. For purposes of this definition, “control”, when used with respect to any Person, includes, without limitation, the direct or indirect beneficial ownership of ten percent (10%) or more of the outstanding Equity Interests of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

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“Aggregate Revolving Credit Obligations” shall mean, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the aggregate principal amount of all Swing Loans then outstanding, plus (c) the aggregate amount of all Letter of Credit Obligations then outstanding.

“Aggregates” shall mean all stone, sand, gravel, limestone and similar minerals, including, but not limited to, all such materials that constitute As-Extracted Collateral under the UCC (but excluding oil and gas).

“Agreement” shall mean this Credit Agreement, together with all Exhibits and Schedules hereto in each case, as amended, restated, supplemented, or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Credit Party or any Affiliate of a Credit Party from time to time concerning or relating to bribery or corruption.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable, whether by law or by virtue of contract, to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean with respect to Base Rate Loans, Eurodollar Loans, and the Commitment Fee, the percentage per annum determined from time to time by reference to (a) at any time other than during a Collateral Fall Away Period, Part A of Schedule I based on the Total Leverage Ratio and (b) during a Collateral Fall Away Period, as described in the following paragraph; provided, that, until the delivery to the Administrative Agent of the Borrower’s financial statements required by Section 7.1 and corresponding Compliance Certificate required by Section 7.3 for the fiscal quarter ending March 31, 2014, the Applicable Margin shall be determined by reference to Level I on Part A of Schedule I. Thereafter, unless a Collateral Fall Away Period is in existence, the Applicable Margin shall be determined by reference to Part A of Schedule I based on the Total Leverage Ratio effective as of the second Business Day following the date that the Administrative Agent receives the financial statements required by Section 7.1 and corresponding Compliance Certificate required by Section 7.3; provided, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level 1 on Part A of Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above.

During a Collateral Fall Away Period, the Applicable Margin shall be determined by reference to Part B of Schedule I based on the Borrower’s Applicable Rating from Moody’s and S&P (based on the higher Applicable Rating unless one of the Applicable Ratings is two or more levels higher than the other, in which case the Applicable Margin shall be determined by reference to the pricing level one level below such higher level); provided, that (A) any Applicable Rating change (other than as a result of a change in the rating system of Moody’s or S&P) shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent pursuant to Section 7.6 or otherwise (the “Ratings Effective Date”); (B) each change in the Applicable Margin resulting from a change in any Applicable Rating shall be effective as of the second Business Day following the applicable Ratings Effective Date and apply until the second Business Day following the next Ratings Effective Date; (C) if the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower, the Administrative Agent and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation; and (D) if only one of Moody’s or S&P is then providing an Applicable Rating, the rating shall be determined by reference to whichever of Moody’s or S&P is then providing the Applicable Rating.

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Upon the occurrence of a Collateral Reinstatement Event, the Applicable Margin shall be reset immediately by reference to Part A of Schedule I based on the Total Leverage Ratio for the most recently ended fiscal quarter for which the Administrative Agent has received the financial statements required by Section 7.1 and the related Compliance Certificate required by Section 7.3.

In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (for purposes of this definition, an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly (but in any event within three (3) Business Days or such longer period as the Administrative Agent may approve in its sole discretion) deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined based on such corrected financial statement or Compliance Certificate, as the case may be, by reference to Part A of Schedule I for such Applicable Period, and (iii) the Borrower shall promptly pay the Administrative Agent for the account of the Lenders, on demand, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.3(b) or Section 9.2.

“Applicable Rating” shall mean on any date, the Borrower’s corporate family ratings (or the equivalent thereof) as most recently publicly announced by Moody’s or S&P.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean that certain form of Assignment and Acceptance attached hereto as Exhibit B, pursuant to which each Lender may, as further provided in Section 11.5, sell a portion of its Loans or its portion of the Revolving Loan Commitment.

“Authorized Signatory” shall mean, with respect to any Credit Party, such senior personnel of such Credit Party as may be duly authorized and designated in writing to the Administrative Agent by such Credit Party to execute documents, agreements, and instruments on behalf of such Credit Party.

“Bank Products” shall mean all bank, banking, financial, and other similar or related products and services extended to any Credit Party by any Bank Products Provider, including, without limitation, (a) merchant card services, credit or stored value cards, debit cards, and corporate purchasing cards; (b) cash management, treasury management, or related services, including, without limitation, ACH Transactions, remote deposit capture services, electronic funds transfer, e-payable, stop payment services, account reconciliation services, lockbox services, depository and checking services, overdraft, information reporting, deposit accounts, securities accounts, controlled disbursement services, and wire transfer services; (c) bankers’ acceptances, drafts, letters of credit (other than Letters of Credit) (and the issuance, amendment, renewal, or extension thereof), documentary services, foreign currency exchange services; and (d) all Hedge Agreements entered into with one or more Bank Products Providers.

“Bank Products Documents” shall mean all instruments, agreements and other documents entered into from time to time by the Credit Parties in connection with any of the Bank Products.

“Bank Products Obligations” shall mean (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any Credit Party to any Bank Products Provider pursuant to or evidenced by a Bank Products Document and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all amounts that the Administrative Agent or any Lender is obligated to pay to a Bank Products Provider as a result of the Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Products Provider with respect to the Bank Products provided by such Bank Products Provider to a Credit Party.

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“Bank Products Provider” shall mean any Person that, at the time it provides any Bank Products to any Credit Party, (a) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Products Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Products, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Products Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Products from time to time. In no event shall any Bank Products Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article 10 and Section 6.15 shall be deemed to include such Bank Products Provider and in no event shall the approval of any such person in its capacity as Bank Products Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Products Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Products Provider.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as now or hereafter amended, and any successor statute.

“Base Rate” shall mean the highest of (a) the per annum rate which the Administrative Agent publicly announces from time to time as its “prime lending rate” or “prime rate,” as in effect from time to time, (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (c) the Eurodollar Basis for a Eurodollar Loan Period of one month, which rate shall be determined on a daily basis (any changes in such rates to be effective as of the date of such changes). The Administrative Agent’s “prime lending rate” or “prime rate” is a reference rate and does not necessarily represent the lowest or best rate of interest actually charged to customers of the Administrative Agent, and the Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below such “prime lending rate” or “prime rate.” Each change in the Administrative Agent’s “prime lending rate” or “prime rate” shall be effective from and including the opening of business on the date such change is publicly announced as being effective.

“Base Rate Loan” shall mean a Loan which the Borrower requests to be made as a Base Rate Loan or which is converted to a Base Rate Loan, in accordance with the provisions of Section 2.2.

“Blocked Person” shall have the meaning specified in Section 5.1(cc)(ii).

“Borrower” shall have the meaning specified in the preamble.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia or the State of New York or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a Eurodollar Loan (including the making, continuing, prepaying or repaying of any Eurodollar Loan), the term “Business Day” shall also exclude any day in which banks are not open for dealings in deposits of Dollars on the London interbank market.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person (in its capacity as lessee under a lease) which, at any time of determination and in accordance with GAAP, would be required to be capitalized on such Person’s balance sheet.

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

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“Cash Equivalents” shall mean, collectively, (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof; (ii) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six (6) months from the date of acquisition thereof; (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of the Administrative Agent or by any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; (v) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (vi) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (iii) of this definition; (vii) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition or money market funds that (x) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by S&P and Aaa by Moody’s and (z) have portfolio assets of at least $5,000,000,000; and (viii) other investments made in conformity with the Borrower’s investment policies delivered to the Lenders on or prior to the Restatement Date, with such changes thereto as the board of directors of the Borrower (or any designee to whom such approval right may have been delegated by such board of directors) may approve from time to time (for clarity, the parties hereto agree that investments made under this clause (viii) are not required to meet the requirements of clauses (i) through (vii) of this definition).

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code, (b) each subsidiary of any such controlled foreign corporation and (c) any Foreign Subsidiary which is an entity disregarded as separate from its owner under Treasury Regulation 301.7701-3.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the SEA), becomes the beneficial owner (as defined in Rule 13d-3 under the SEA), directly or indirectly, of 30%, or more, of the Equity Interests of the Borrower having the right to vote for the election of members of the board of directors of the Borrower; (b) as of any date a majority of the board of directors of the Borrower consists (other than vacant seats) of individuals who were not either (i) directors of the Borrower as of the Restatement Date, (ii) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii), or (c) any “change of control” occurs under any document evidencing any Material Indebtedness of the Borrower or its Subsidiaries.

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“Change in Law” shall mean the occurrence, after the Restatement Date or, in the case of an assignee of a Lender (other than an Affiliate of an existing Lender), after the date on which such assignee becomes a party to this Agreement and, in the case of a Participant (other than an Affiliate of an existing Lender), after the date on which it acquires its participation, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, to the extent not prohibited by Applicable Law, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all Property pledged as collateral security for the Obligations pursuant to the Security Documents, and all other property of a type described in Section 2 of the Security Agreement of any Credit Party that is now or hereafter in the possession or control of any member of the Lender Group, or on which any member of the Lender Group has been granted a Lien to secure the Obligations, including, without limitation, all of each Credit Party’s Accounts, Inventory, As-Extracted Collateral, and deposit accounts (other than Excluded Accounts), all books and records of the Credit Parties relating to the foregoing, and all proceeds thereof.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the Administrative Agent shall not require the creation or perfection of pledges of or security interests in particular assets of the Credit Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and the Subsidiaries, including any potential Section 956 impact), shall be excessive in view of the benefits to be obtained by the Lenders of the security or Guarantee, as applicable, to be afforded thereby (provided, that the Administrative Agent shall require (and shall have a Lien on) any Proceeds, products, substitutions or replacements of such assets (unless the Administrative Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such Lien in such Proceeds, products, substitutions or replacements shall be excessive in view of the benefits to be obtained by the Lenders of the security to be afforded thereby)), (b) Liens required to be granted from time to time pursuant to the terms of this Agreement or any other Loan Document shall be subject to exceptions and limitations set forth in the Security Documents, and (c) in no event shall the Collateral include any Excluded Assets.

“Collateral Assets” shall mean all Property of the Credit Parties that is of a type that is described in the definition of Collateral (regardless of whether any Collateral Fall Away Period exists).

“Collateral Fall Away Period” shall mean the period beginning on the date that each of the conditions in either of the following clauses has been satisfied and ending upon the occurrence of a Collateral Reinstatement Event:

(a)          (i) the Borrower delivers an officer’s certificate to the Administrative Agent certifying that the conditions set forth in the following clauses (ii), (iii), and (iv) have been satisfied, (ii) the Borrower’s Applicable Rating from (x) Moody’s is at least Ba1 (with a stable outlook or better) and (y) S&P is at least BB+ (with a stable outlook or better), (iii) as of the last day of the most recently completed fiscal quarter for which financial statements were required to be delivered under Section 7.1, the Total Leverage Ratio was less than or equal to 3.50 to 1.00, and (iv) no Default or Event of Default exists; or

(b)          (i) the Borrower delivers an officer’s certificate to the Administrative Agent certifying that the conditions set forth in the following clauses (ii) and (iii) have been satisfied, (ii) (A) the Borrower’s Applicable Rating from (x) Moody’s is at least Baa3 (with a stable outlook or better) and (y) S&P is at least BB+ (with a stable outlook or better) or (B) the Borrower’s Applicable Rating from (x) Moody’s is at least Ba1 (with a stable outlook or better) and (y) S&P is at least BBB- (with a stable outlook or better) and (iii) no Default or Event of Default exists.

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“Collateral Reinstatement Event” shall mean either (a) the Borrower’s Applicable Rating from (i) Moody’s is reduced to Ba3 or below or (ii) S&P is reduced to BB or below or (b) (i) an Event of Default exists and (ii) the Majority Lenders shall so request.

“Commercial Letter of Credit” shall mean a documentary Letter of Credit issued by the Issuing Bank in respect of the purchase of goods or services by the Borrower in the ordinary course of its business.

“Commitment Fee” shall have the meaning specified in Section 2.4(b).

“Commitments” shall mean the Revolving Loan Commitment, which includes the Letter of Credit Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate executed by the chief financial officer or treasurer of the Borrower substantially in the form of Exhibit C.

“Consolidated Tangible Assets” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis as of any date, (a) the book value of all assets as of such date determined in accordance with GAAP minus (b) all assets as are properly classified as intangible assets in accordance with GAAP.

“Control” shall mean, with respect to any asset, right, or property with respect to which a security interest therein is perfected by a secured party’s having “control” thereof (whether pursuant to the terms of an agreement or through the existence of certain facts and circumstances), that the Administrative Agent has “control” of such asset, right, or property in accordance with the terms of Article 9 of the UCC.

“Controlled Account Agreement” shall mean any agreement executed by a depository bank, securities intermediary, or commodities intermediary and the Administrative Agent and acknowledged and agreed to by the applicable Credit Party, in form and substance reasonably acceptable to the Administrative Agent, which, among other things, provides for the Administrative Agent’s Control for purposes of Article 9 of the UCC, for the benefit of the Lender Group, of a deposit account, securities account, commodities account, or other bank or investment account, as amended, restated, supplemented, or otherwise modified from time to time.

“Controlled Deposit Account” shall have the meaning specified in Section 6.12(b).

“Credit Parties” shall mean, collectively, the Borrower and the Guarantors; and “Credit Party” shall mean any one of the foregoing Credit Parties.

“Credit Party Payments” has the meaning specified in Section 2.8(b)(i).

“Date of Issue” shall mean the date on which the Issuing Bank issues a Letter of Credit pursuant to Section 2.15 and, subject to the terms of Section 2.15(a), the date on which any such Letter of Credit is renewed.

“Default” means an event, condition or default which, with the giving of notice, the passage of time or both would become an Event of Default.

8

“Default Rate” shall mean a simple per annum interest rate equal to, with respect to all outstanding Obligations, the sum of (a) the applicable Interest Rate Basis, if any, with respect to the applicable Obligation, plus (b) the Applicable Margin for such Interest Rate Basis, plus (c) two percent (2.00%); provided, however, that (i) as to any Eurodollar Loan outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the then applicable Eurodollar Basis until the end of the current Eurodollar Loan Period and thereafter the Default Rate shall be based on the Base Rate as in effect from time to time, and (ii) as to any Base Rate Loan outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the Base Rate as in effect from time to time.

“Defaulting Lender” shall mean, subject to Section 2.17, any Lender that (a) has failed to (i) fund all or any portion of the Revolving Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit and Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations under the Revolving Loan Commitment (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, at any time after the Restatement Date, (i) become the subject of a proceeding under the Bankruptcy Code or any other bankruptcy law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental entity so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental entity) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent and the Borrower that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17) upon delivery by the Administrative Agent of written notice of such determination to the Borrower, the Issuing Bank, the Swing Bank and each Lender.

“Disqualified Equity Interests” shall mean, with respect to any Person, any Equity Interest that by its terms (or by the terms of any other Equity Interest into which it is convertible or exchangeable) or otherwise (a) matures (other than as a result of a voluntary redemption or repurchase by the issuer of such Equity Interest) or is subject to mandatory redemption or repurchase (other than solely for Equity Interests that are not Disqualified Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full of the Obligations (other than any Obligations which expressly survive termination) and termination of the Commitments); or (b) is convertible into or exchangeable or exercisable for Indebtedness or any Disqualified Equity Interest at the option of the holder thereof; or (c) may be required to be redeemed or repurchased at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity Interests), in whole or in part, in each case specified in (a), (b) or (c) above on or prior to the date that is one hundred twenty (120) days after the Maturity Date; or (d) provides for mandatory payments of dividends to be made in cash.

9

“Dividends” shall mean any direct or indirect distribution, dividend, or payment to any Person on account of any Equity Interests of any Credit Party or any of their Subsidiaries.

“Dollars” or “$” shall mean the lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any direct or indirect Subsidiary of any Credit Party that is organized and existing under the laws of the US or any state or commonwealth thereof or under the laws of the District of Columbia.

“Earnout Obligations” shall mean any earnout obligations or similar deferred or contingent purchase price obligations incurred or created in connection with a Permitted Acquisition (or in an Acquisition consummated prior to the Restatement Date) where the amounts of such obligations are dependent upon the business acquired achieving revenue, earnings or other performance target levels.

“EBITDA” shall mean, as determined for any period on a consolidated basis for the Borrower and its Subsidiaries, an amount equal to the sum of (a) Net Income plus (b) to the extent deducted in determining Net Income, and without duplication, the sum of (i) Interest Expense and non-cash interest expense, (ii) income tax expense (but not benefit), and (iii) depreciation, depletion, accretion and amortization expense minus (c) to the extent added in determining Net Income, income tax benefit; provided, that, for purposes of calculating compliance with the Financial Covenants, EBITDA shall be calculated on a Pro Forma Basis.

Notwithstanding the foregoing, the maximum amount of non-recurring cash charges that may be added to Net Income for purposes of determining EBITDA shall not exceed ten percent (10%) of EBITDA (determined without giving effect to the addition of any non-recurring cash charges in the calculation thereof).

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person approved by (i) the Administrative Agent, (ii) with respect to any proposed assignee of all or any portion of the Revolving Loan Commitment, the Issuing Bank and, (iii) unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) a Default or Event of Default exists, the Borrower, such approvals not to be unreasonably withheld or delayed; provided, however, that if the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 11.5(b)), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day. None of the Credit Parties, any of their Subsidiaries, any of their Affiliates, or any Defaulting Lender shall be an Eligible Assignee.

“Environmental Laws” shall mean, collectively, any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct or requirements concerning environmental protection matters, including without limitation, Hazardous Materials and their effects on human health, as now or may at any time during the term of this Agreement be in effect, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; those portions of the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. concerning Hazardous Materials exposure; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right to Know Act (“CERCLA”), the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq., and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.

10

“Environmental or Mining Permit” shall mean any permit, license, approval, consent or other authorization by or from a Governmental Authority required for surface or subsurface mining, quarrying, dredging, drilling and similar or related operations and activities, or Reclamation or otherwise required under Environmental Laws or Mining Laws

“Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Restatement Date and as such Act may be amended thereafter from time to time.

“ERISA Affiliate” shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) that together with such Credit Party, are treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean, with respect to any Credit Party or any ERISA Affiliate, (a) a “reportable event” within the meaning of Section 4043 of ERISA with respect to a Title IV Plan for which the 30-day notice period has not been waived; (b) a withdrawal by any Credit Party or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or the termination of any such Title IV Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (c) the incurrence by any Credit Party or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification received by a Credit Party or an ERISA Affiliate that a Multiemployer Plan is, or is expected to be, in reorganization or insolvency within the meaning of Title IV of ERISA or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Title IV Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums not yet due or premiums due but not yet delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate; (g) with respect to a Title IV Plan, the failure by any Credit Party or any ERISA Affiliate to satisfy the minimum funding standard of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA or the failure by any Credit Party or any ERISA Affiliate to make any contribution to a Multiemployer Plan; (h) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to Section 303(k) or Title IV of ERISA or a violation of Section 436 of the Code with respect to any Title IV Plan; (i) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Plan or trust created thereunder; (j) a Title IV Plan is, or is reasonably expected to be, in “at-risk” status within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; or (k) a Multiemployer Plan to the knowledge of a Credit Party or an ERISA Affiliate, (x) is in “endangered status” (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA) or (y) is in “critical status” (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA).

11

“Eurodollar Basis” shall mean, with respect to each Eurodollar Loan Period for a Eurodollar Loan, a simple per annum interest rate equal to the quotient of (a) the Eurodollar Rate divided by (b) one (1) minus the Eurodollar Reserve Percentage, stated as a decimal. The Eurodollar Basis shall remain unchanged during the applicable Eurodollar Loan Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.

“Eurodollar Loan” shall mean a Loan which the Borrower requests to be made as a Eurodollar Loan or which is continued as or converted to a Eurodollar Loan, in accordance with the provisions of Section 2.2.

“Eurodollar Loan Period” shall mean, for each Eurodollar Loan, each one (1), two (2), three (3), or six (6) month period, as selected by the Borrower pursuant to Section 2.2, during which the applicable Eurodollar Rate (but not the Applicable Margin) shall remain unchanged. Notwithstanding the foregoing, however, (a) any applicable Eurodollar Loan Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Eurodollar Loan Period shall end on the next preceding Business Day; (b) any applicable Eurodollar Loan Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Loan Period is to end shall (subject to clause (i) above) end on the last day of such calendar month; and (c) no Eurodollar Loan Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrower under Section 2.6.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for any Eurodollar Loan Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Eurodollar Loan Period by reference to the ICE Benchmark Administration (or any successor thereto) Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or any successor thereto) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Eurodollar Loan Period; provided, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Eurodollar Loan Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Eurodollar Loan Period.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next one one-hundredth of one percent (1/100th of 1%)) in effect on any day to which the Administrative Agent is subject with respect to the Eurodollar Basis, pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) (“Regulation D”) with respect to Eurocurrency Liabilities (as that term is defined in Regulation D). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. The Eurodollar Basis for any Eurodollar Loan shall be adjusted as of the effective date of any changes in the Eurodollar Reserve Percentage.

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“Event of Default” shall mean any of the events specified in Section 9.1.

“Excluded Assets” means any assets of a Credit Party to the extent and for so long as the grant of a Lien thereon to secure the Obligations is prohibited by any Applicable Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other Applicable Law (including the UCC)); provided, that “Excluded Assets” shall not include any Proceeds, products, substitutions or replacements of Excluded Assets (unless such Proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Hedge Obligation” shall mean, with respect to any Credit Party, any Hedge Obligation if, and to the extent that, all or a portion of the Guaranty of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Hedge Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Credit Party or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Accounts” shall mean (a) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s employees, (b) any zero balance account or disbursement only account, (c) any other deposit accounts having less than $500,000 of funds on deposit therein in the aggregate for all such deposit accounts; and (d) any deposit account which contains solely the proceeds of assets (other than Collateral Assets) which are intended to be used for a like-kind exchange under Section 1031 of the Code (including, without limitation, accounts 48387500, 48451300, and 48486600 maintained by the Credit Parties at Wells Fargo Bank, National Association).

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned subsidiary of the Borrower on the Restatement Date or, if later, the date it first becomes a Subsidiary (other than any such Subsidiary if all of such Subsidiary’s Equity Interests are owned by any Affiliate of the Borrower or any officer, director, partner, or member of the Borrower or any of the Guarantors), (b) any Subsidiary that is a CFC (and accordingly, in no event shall a CFC be required to enter into any Guaranty or pledge any assets hereunder), (c) any Subsidiary that is prohibited by Applicable Law from Guaranteeing the Obligations, (d) any Subsidiary that is prohibited by any contractual obligation existing on the Restatement Date or on the date such Subsidiary is acquired (but not entered into in contemplation of such Acquisition) from guaranteeing or pledging collateral to secure the Obligations, and (e) any other Subsidiary excused from becoming a Credit Party pursuant to the last paragraph of the definition of the term “Collateral”; provided that (i) any Subsidiary shall cease to be an Excluded Subsidiary at such time as it is a wholly owned Subsidiary of the Borrower and none of clauses (b) through (e) above apply to it and (ii) no Subsidiary which enters into, or is required to enter into, a Guaranty of (or becomes, or is required to become a co-borrower or other co-obligor under) any Indebtedness for borrowed money incurred by a Credit Party shall constitute an Excluded Subsidiary (unless the provision by such Subsidiary of a Guaranty of the Obligations would reasonably be expected to result in material adverse tax consequences to the Borrower and the Subsidiaries, including any potential Section 956 impact). For the avoidance of doubt, as of the Restatement Date, Vulcan Gulf Coast Materials, Inc., and Vulcan Gulf Coast Materials, LLC, are Excluded Subsidiaries.

“Existing Credit Agreement” shall have the meaning given such term in the recitals to this Agreement.

“FATCA” shall mean Section 1471-1474 of the Code and any regulations or guidance issued thereunder.

13

“Federal Funds Rate” shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 12:00 noon (Atlanta, Georgia time) on that day by each of three (3) leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.

“Financial Covenants” shall mean the financial covenants applicable to the Credit Parties from time to time pursuant to Section 8.8.

“Florida Net Cash Proceeds” shall have the meaning specified in Section 4.1.

“Foreign Lender” shall have the meaning specified in Section 2.8(b).

“Foreign Plan” shall mean any employee benefit plan maintained or contributed to by any Credit Party or any Subsidiary of a Credit Party that provides pension benefits to employees employed outside the United States.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles and practices in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government.

“GSP VPP Commingled Assets Agreement” shall mean that certain VPP Commingled Assets Agreement dated as of December 21, 2012 by and among the Administrative Agent, the GSP VPP Purchaser, and the GSP VPP Sellers as amended, restated, supplemented, or otherwise modified from time to time with the consent of the Majority Lenders.

“GSP VPP Purchaser” shall mean Plum Creek Timberland, L.P., a Delaware limited partnership, and Highland Resources, Inc.

“GSP VPP Sellers” shall mean Vulcan Lands, Inc., and Vulcan Construction Materials, L.P.

“GSP VPP Transaction” shall mean the VPP Transactions between the GSP VPP Sellers and the GSP VPP Purchaser governed by the GSP VPP Transaction Documents.

“GSP VPP Transaction Documents” shall mean (a) that certain Production Payment Conveyance, (b) that certain Purchase and Sale Agreement, (c) that certain Aggregate Marketing Agreement and Inventory Marketing Agreement, in each case, by and between Vulcan Construction Materials, L.P., and the GSP VPP Purchaser, and, subject to the terms of the GSP VPP Commingled Assets Agreement, and (d) the Inventory Bill of Sale, in each case, entered into on December 21, 2012 by and among the GSP VPP Sellers and the GSP VPP Purchaser and, subject to the terms of the GSP VPP Commingled Assets Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Guarantors” shall mean, collectively, each Domestic Subsidiary of the Borrower and any other Domestic Subsidiary of the Borrower which, from time to time, executes and delivers a Joinder Supplement that causes or purports to cause such Domestic Subsidiary to become a Guarantor, provided, that, any Excluded Subsidiary shall not be required to become a Guarantor.

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“Guaranty” or “guaranteed,” as applied to an obligation (each a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof. All references in this Agreement to “this Guaranty” shall be to the Guaranty provided for pursuant to the terms of Article 3. The amount of any Guaranty shall be the maximum amount for which the Person may be liable pursuant to the terms of the instrument embodying such Guaranty; and if such amounts are not determinable, the maximum reasonably anticipated liability in respect thereof, as determined by such Person in good faith.

“Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), and friable asbestos containing materials defined or regulated as such in or under any Environmental Law.

“Hedge Agreement” shall mean any and all transactions, agreements or documents now existing or hereafter entered into between or among any Credit Party or any of their Subsidiaries, on the one hand, and any other Person, on the other hand, which provides for an interest rate, credit or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, commodity hedges or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Credit Party’s or such Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations, or commodity prices.

“Hedge Obligations” shall mean any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any Credit Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Products Providers.

“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower whose assets constitute less than one percent (1%) of Consolidated Tangible Assets as determined at the end of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Sections 7.1 or 7.2; provided that no Subsidiary which enters into, or is required to enter into, a Guaranty of (or becomes, or is required to become a co-borrower or other co-obligor under) any Indebtedness for borrowed money incurred by a Credit Party shall constitute an Immaterial Subsidiary.

“Increase Notice” shall have the meaning specified in Section 2.1(d)(i).

“Increase Effective Date” shall have the meaning specified in Section 2.1(d)(iv).

15

“Indebtedness” of any Person shall mean, without duplication, (a) any obligation of such Person for borrowed money, including, without limitation, the Obligations, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) any obligation of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (d) any obligation of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) any Capitalized Lease Obligations of such Person, (f) any obligation of such Person in respect of drawn letters of credit, acceptances, or similar extensions of credit which have not been reimbursed and surety bonds for which a claim has been paid by such surety and reimbursement of such claim remains outstanding by such Person, (g) any Guaranty by such Person of the type of indebtedness described in clauses (a) through (f) above, (h) all indebtedness of a third party secured by any lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (i) any obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests of such Person, (j) any off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of a borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries, and (k) any obligation under any Hedge Agreement (calculated as the amount of net payments such Person would have to make under such agreements if an early termination thereof occurred on the date the Indebtedness of such Person was being determined); provided, however, that, notwithstanding anything in GAAP to the contrary, the amount of all obligations shall be the full face amount of such obligations, except with respect to the obligations in clause (k), which shall be calculated in the manner set forth in clause (k). Notwithstanding the foregoing, Earnout Obligations shall not constitute Indebtedness.

“Indemnified Person” shall mean each Administrative Agent Indemnified Person, each member of the Lender Group, each Affiliate thereof, each of their respective employees, representatives, officers, members, partners, directors, agents, consultants, counsel, accountants, and advisors, and each of their respective successors and assigns.

“Information and Collateral Disclosure Certificate” shall mean each Information and Collateral Disclosure Certificate executed and delivered from time to time by a Credit Party pursuant to this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Intellectual Property” shall mean all intellectual and similar Property including (a) inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software, and databases; (b) all embodiments or fixations thereof and all related documentation, applications, registrations, and franchises; (c) all licenses or other rights to use any of the foregoing; and (d) all books and records relating to the foregoing.

“Interest Coverage Ratio” shall mean, for the Borrower and its Subsidiaries on a consolidated basis as of any date, the ratio of (a) EBITDA for the four (4) consecutive fiscal quarters most recently ended, as applicable, to (b) Interest Expense for the four (4) consecutive fiscal quarters most recently ended; provided, that, for purposes of calculating compliance with the Financial Covenants, the Interest Coverage Ratio shall be calculated on a Pro Forma Basis.

“Interest Expense” shall mean, as determined for any period on a consolidated basis for the Borrower and its consolidated Subsidiaries in accordance with GAAP, the net cash interest expense, including, without limitation, the interest component of any payments in respect of capital lease obligations expensed during such period (whether or not actually paid during such period) and the net amount payable (or minus the net amount receivable) under Hedge Agreements during such period (whether or not actually paid or received during such period); provided, however that, (i) during any calculation period that includes the date on which the Senior Notes Redemption was consummated, Interest Expense shall be calculated on a Pro Forma Basis and (ii) to the extent that during such period any Credit Party shall have consummated a Permitted Acquisition or a Permitted Asset Disposition and such Permitted Acquisition was financed with Indebtedness or the proceeds of such Permitted Asset Disposition are to be applied to the prepayment of Indebtedness, Interest Expense shall be calculated on a Pro Forma Basis.

“Interest Rate Basis” shall mean the Base Rate or the Eurodollar Basis, as applicable.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC, of each Credit Party, whether now existing or hereafter acquired, created or produced wherever located.

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“Investment” shall mean, with respect to any Person, any loan, advance or extension of credit by such Person to, or any Guaranty with respect to the Equity Interests, Indebtedness or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any Equity Interests of any other Person, other than any Acquisition. In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Investment represented by a Guaranty shall be the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guaranty; and if such amounts are not determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Person providing such Guaranty; (b) there shall be deducted in respect of each such Investment any amount received as a return of principal or capital (including by repurchase, redemption, retirement, repayment, liquidating or other dividend or distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from or added to the aggregate amount of Investments any decrease or increase, as the case may be, in the market value thereof.

“Issuing Bank” shall mean SunTrust Bank, Wells Fargo Bank, National Association, U.S. Bank National Association, Bank of America, N.A., Regions Bank, and any other Lender designated by the Borrower and approved by the Administrative Agent that hereafter may be designated as an Issuing Bank. As used herein, the term “the Issuing Bank” shall mean “each Issuing Bank” or “the applicable Issuing Bank,” or, collectively, “the Issuing Banks”, as the context may require.

“Joinder Supplement” shall have the meaning specified in Section 6.17.

“Lead Arrangers” shall mean SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, and U.S. Bank National Association.

“Lender Group” shall mean, collectively, the Administrative Agent (for itself and on behalf of any of its Affiliates party to a Bank Products Document), the Issuing Bank, the Swing Bank, and the Lenders (for themselves and on behalf of any their Affiliates party to a Bank Products Document). In addition, if SunTrust Bank ceases to be the Administrative Agent or if any Lender ceases to be a Lender, then for any Bank Products Document entered into by any Credit Party with SunTrust Bank or any of its Affiliates while SunTrust Bank was the Administrative Agent, or such Lender or any of its Affiliates while such Lender was a Lender, then SunTrust Bank, such Lender, or any such Affiliate, as applicable, shall be deemed to be a member of the Lender Group for purposes of determining the secured parties under any Security Documents.

“Lenders” shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading “Lenders” and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 11.5 or 11.16; and “Lender” shall mean any one of the foregoing Lenders.

“Letter of Credit Commitment” shall mean, as of any date of determination, the obligation of the Issuing Bank to issue Letters of Credit as of such date. As of the Restatement Date, the Letter of Credit Commitment is $250,000,000, and may be reduced or increased pursuant to the terms of this Agreement.

“Letter of Credit Issuance Limit” shall mean (a) with respect to SunTrust Bank, $50,000,000, (b) with respect to Wells Fargo Bank, National Association, $50,000,000, (c) with respect to U.S. Bank National Association, $50,000,000, (d) with respect to Bank of America, N.A., $50,000,000, (e) with respect to Regions Bank, $50,000,000, and (f) with respect to any other Lender designated as an Issuing Bank pursuant to the terms hereof, an amount to be agreed to in writing among such Issuing Bank, the Borrower, and the Administrative Agent.

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn and unexpired stated amount (including the amount to which any such Letter of Credit can be reinstated pursuant to its terms) of the then outstanding Letters of Credit, plus (b) the aggregate drawn, but unreimbursed drawings of any Letters of Credit.

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“Letter of Credit Reserve Account” shall mean any account maintained by the Administrative Agent the proceeds of which shall be applied as provided in Section 9.2(d).

“Letters of Credit” shall mean either Standby Letters of Credit or Commercial Letters of Credit issued by the Issuing Bank on behalf of the Borrower from time to time in accordance with Section 2.15.

“Licensor” shall mean any Person from whom a Credit Party obtains the right to use any Intellectual Property.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge agreement, assignment, charge, option, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind (including as a result of a third party’s ownership interest or other right with respect to any property that is commingled with such property) in respect of such property, whether or not choate, vested, or perfected; provided that, anything in the Loan Documents to the contrary notwithstanding, any encumbrance arising as a result of a VPP Purchaser’s ownership interest or other right with respect to any property that is commingled with property of a Credit Party or Subsidiary in connection with a VPP Transaction shall not be a Lien pursuant to this definition so long as such VPP Transaction is a Permitted VPP Transaction.

“Loan Account” shall have the meaning specified in Section 2.7.

“Loan Documents” shall mean this Agreement, any Revolving Loan Notes, the Security Documents, the Controlled Account Agreements, the Joinder Supplements, all reimbursement agreements relating to Letters of Credit issued hereunder, all Third Party Agreements, each VPP Commingled Assets Agreement, all Information and Collateral Disclosure Certificates, all Compliance Certificates, all Requests for Loan, all Requests for Issuance of Letters of Credit, all Notices of Conversion/Continuation, the Master Assignment and Acceptance, all fee letters executed in connection with this Agreement, all documents executed in connection with the Federal Assignment of Claims Act of 1940 (if any), all subordination agreements, all intercreditor agreements, and all other documents, instruments, certificates, and agreements executed or delivered in connection with or contemplated by this Agreement, including, without limitation, any security agreements or guaranty agreements from any Credit Party’s Subsidiaries to the Lender Group, or any of them, all of the foregoing, as amended, restated, supplemented or otherwise modified from time to time; provided, however, that, notwithstanding the foregoing, none of the Bank Products Documents shall constitute Loan Documents.

“Loans” shall mean, collectively, the Revolving Loans and the Swing Loans.

“Majority Lenders” shall mean, as of any date of calculation, Lenders the sum of whose unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans) outstanding plus participation interests in Letter of Credit Obligations and Swing Loans outstanding on such date of calculation exceeds fifty percent (50%) of the sum of the aggregate unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans) outstanding plus participation interests in Letter of Credit Obligations and Swing Loans outstanding of all of the Lenders as of such date of calculation; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Loans and unutilized portion of the Revolving Loan Commitment shall be excluded for purposes of determining Majority Lenders.

“Margin Stock” shall have the meaning specified in Section 5.1(t).

“Master Assignment and Acceptance” shall mean that certain Master Assignment and Acceptance dated as of the Restatement Date by and among the “Lenders” under the Existing Credit Agreement and the Lenders under this Agreement, and consented to by the Administrative Agent and the Borrower, substantially in the form of Exhibit I.

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“Material Contracts” shall mean, collectively, (a) the Senior Notes Indenture, (b) the 1991 Indenture, (c) the documents evidencing any Material Indebtedness, and (d) all other contracts (other than the Loan Documents) to which any Credit Party or any Subsidiary is or becomes a party as to which the breach, cancellation or failure to renew by any party thereto could reasonably be expected to have a Materially Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness of any Credit Party or any Subsidiary in an aggregate principal amount outstanding in excess of $50,000,000.

“Materially Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a material adverse change in, or a material adverse effect on: (a) the business, financial condition, results of operations, or Properties of the Credit Parties and their Subsidiaries, taken as a whole; (b) the ability of any Credit Party or any of their Subsidiaries to perform any of its obligations under any Loan Document; or (c) (i) the rights, remedies or benefits available to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document or (ii) at any time other than during a Collateral Fall Away Period, the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents on a material portion of the Collateral.

“Maturity Date” shall mean the earlier to occur of (a) March 25, 2019 and (b) such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

“Maximum Guaranteed Amount” shall have the meaning specified in Section 3.1(g).

“Mining Laws” shall mean any and all Applicable Laws governing surface or subsurface mining, quarrying, dredging, drilling and similar or related operations and activities.

“MNPI” shall have the meaning specified in Section 11.17(a).

“Moody’s” shall mean Moody’s Investor Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions.

“Necessary Authorizations” shall mean all authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether Federal, state, local, and all agencies thereof, which are required for the incurrence or maintenance of the Obligations and any other transactions contemplated by the Loan Documents and the conduct of the businesses and the ownership (or lease) of the properties and assets of the Credit Parties and each of their Subsidiaries, including, without limitation, Environmental or Mining Permits.

“Net Cash Proceeds” shall mean, with respect to any sale, lease, transfer, casualty loss or other disposition or loss of assets by any Credit Party or any issuance by any Credit Party of any Equity Interests or the incurrence by any Credit Party of any Indebtedness (other than the Obligations), the aggregate amount of cash received, net of reasonable and customary transaction costs properly attributable to such transaction (not to exceed seven percent (7%) thereof) and payable by such Credit Party to a non-Affiliate, including, without limitation, sales commissions and underwriting discounts, to the extent applicable.

“Net Income” shall mean, as determined for any period on a consolidated basis for the Borrower and its Subsidiaries, net income (or loss) for such period, but excluding therefrom (to the extent included therein) (a) any extraordinary/non-recurring gains or losses (including from, without limitation, Permitted Asset Dispositions, extinguishment of debt, and write-ups or write-downs of assets), (b) any equity interest in the unremitted earnings of any Person that is not a Subsidiary, and (c) any non-recurring gains attributable to a Permitted VPP Transaction (for clarity, initial gains, if any, on the sale of property interests in connection with a Permitted VPP Transaction shall be considered non-recurring, but amortization of deferred revenue shall not be considered non-recurring).

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“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedge Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedge Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedge Agreement giving rise to such Hedge Obligation as of the date of determination (assuming such Hedge Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedge Agreement as of the date of determination (assuming such Hedge Agreement were to be terminated as of that date).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Operating Assets” shall mean Property that, within the six (6) consecutive month period immediately preceding the sale or other disposition thereof, has not generated any revenue related to the Credit Parties’ primary lines of business, provided that mineral reserves located at a Quarry Site may not be considered “Non-Operating Assets” unless such Quarry Site taken as a whole during the six (6) consecutive month period immediately preceding the sale or other disposition of the applicable Property, has not generated any revenue related to the Credit Parties’ primary lines of business.

“Notice of Conversion/Continuation” shall mean a notice in substantially the form of Exhibit D.

“Obligations” shall mean (a) all payment and performance obligations as existing from time to time of the Credit Parties to the Lender Group, or any of them, under this Agreement and the other Loan Documents (including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of making the Loans or issuing the Letters of Credit, (b) the obligation to pay the amount of any and all damages which the Lender Group, or any of them, may suffer by reason of a breach by any Credit Party of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document, and (c) any Bank Products Obligations arising from or in connection with any Bank Products provided by any Bank Products Provider. Anything in the foregoing or in any Security Document to the contrary notwithstanding, Excluded Hedge Obligations of any Credit Party shall not constitute Obligations or Secured Obligations.

“Ordinary Course Acquisition” shall mean (a) any Acquisition for which the total consideration (including cash, assumption of Indebtedness, earn-outs, and non-cash consideration), is less than $75,000,000; provided that the total amount of all consideration (including cash, assumption of Indebtedness, earn-outs, and non-cash consideration) in connection with all Ordinary Course Acquisitions in any fiscal year made under this clause (a) shall not exceed $150,000,000 (and any such permitted amount not utilized to make Ordinary Course Acquisitions in a particular fiscal year in an aggregate amount not to exceed $100,000,000 may be carried forward and utilized to make Ordinary Course Acquisitions in the immediately following fiscal year) and (b) the acquisition of any Quarry Site (including any asphalt plant, ready-mix site, and other assets used in the operations at such Quarry Site).

“Other Taxes” shall have the meaning specified in Section 2.8(b)(ii).

“Participant” shall have the meaning specified in Section 11.5.

“Payment Date” shall mean the last day of each Eurodollar Loan Period for a Eurodollar Loan.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” shall mean (i) any Acquisition approved in writing by the Majority Lenders or (ii) any other Acquisition (including, without limitation, any Ordinary Course Acquisition) as to which all of the following conditions are satisfied:

(a)          the applicable Credit Party or Subsidiary shall have provided the Administrative Agent (which shall be promptly forwarded to the Lenders) with at least ten (10) days (or such shorter period as may be acceptable to the Administrative Agent) prior written notice of the consummation of such Acquisition, which notice shall include a reasonably detailed description of such proposed Acquisition;

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(b)          any Person or assets acquired pursuant to such Acquisition shall be engaged in a line of business substantially similar to the businesses the Credit Party engaged in on the Restatement Date;

(c)          such Acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of any Credit Party;

(d)          immediately prior to and immediately after giving effect to the consummation of such Acquisition (i) the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects on and as of such date or to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date, and (ii) no Default or Event of Default shall have occurred and be continuing;

(e)          at least five (5) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the consummation of such Acquisition the Borrower shall have delivered to the Administrative Agent (which shall be promptly forwarded to the Lenders), in form and substance reasonably satisfactory to the Administrative Agent:

(i)           a consolidated balance sheet and income statement of the Borrower and its Subsidiaries on a Pro Forma Basis for the four (4) fiscal quarter period most recently ended for which financial statements for the Borrower have been delivered pursuant to Section 7.1 or 7.2 (the “Acquisition Pro Forma”), which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of the Borrower and its Subsidiaries (including the Acquisition) in accordance with GAAP in all material respects consistently applied; and

(ii)          a certificate of the chief financial officer or treasurer of the Borrower certifying that (A) the Borrower (after taking into consideration all rights of contribution and indemnity the Borrower has against any Subsidiary of the Borrower) will be Solvent upon the consummation of the Acquisition, (B) the Acquisition Pro Forma fairly presents in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof on a Pro Forma Basis, and (C) both before and after giving effect to the Acquisition, the Borrower shall be in compliance with the Financial Covenants, calculated on an actual and Pro Forma Basis as of the last day of the most recently ended fiscal quarter preceding such Acquisition for which financial statements for the Borrower have been delivered pursuant to Section 7.1 or 7.2 (with appropriate calculations attached thereto);

(f)          the applicable Credit Party or Subsidiary shall have delivered to the Administrative Agent all substantially final acquisition documents in connection with such Acquisition at least five (5) calendar days (or such shorter period as may be acceptable to the Administrative Agent) prior to the consummation of such Acquisition, the terms of which shall not materially and adversely affect the rights of the Lender Group, under the Loan Documents, provided that the applicable Credit Party or Subsidiary shall deliver to the Administrative Agent the final executed copies of such acquisition documents within two (2) Business Days (or such longer period as the Administrative Agent may approve to in its sole discretion) after such Acquisition is consummated; and

(g)          the applicable Credit Party and the Person acquired in such Acquisition, as applicable, shall have satisfied or will satisfy Section 6.17 in connection with such Acquisition.

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Anything in the foregoing to the contrary notwithstanding, with respect to any Ordinary Course Acquisition, the conditions precedent set forth in clauses (a), (e), and (f) of this definition shall not be conditions precedent to such Ordinary Course Acquisition.

“Permitted Asset Disposition” shall mean the following:

(a)          other than in connection with a VPP Transaction, the sale or other disposition of Non-Operating Assets and all of the Equity Interests of, or all or substantially all of the assets of, any Immaterial Subsidiary or Foreign Subsidiary so long as (i) such sale or disposition is for fair market value, (ii) the consummation of such sale or disposition does not result in the occurrence of a Default or Event of Default, and (iii) with respect to any such sale or disposition consummated during the existence of a Default or Event of Default in existence prior to the consummation of such sale or disposition, promptly (but in any event within five (5) Business Days or such longer period as may be acceptable to the Administrative Agent) upon receipt thereof, 100% of the Net Cash Proceeds of such sale or disposition are used to prepay the Obligations as follows: first, to the outstanding principal balance of the Revolving Loans, and second, to the remaining outstanding Obligations in the order set forth in Section 2.11;

(b)          other than in connection with a VPP Transaction, at any time other than during a Collateral Fall Away Period, the sale or other disposition of Property so long as (i) such sale or disposition is for fair market value, (ii) at least 75% of the proceeds from such sale or disposition are in the form of cash or Cash Equivalents, unless the primary consideration for such sale or disposition is Property used or useful in the business of the Borrower, (iii) immediately before and immediately after giving effect to such sale or disposition no Default or Event of Default shall exist, (iv) the aggregate book value of all Collateral Assets (net of the book value of any Collateral Assets received in connection with asset swap transactions) sold or disposed of after the Restatement Date shall not exceed $150,000,000, (v) the aggregate book value of all Property (net of the book value of any Property (other than cash) received in connection with asset swap transactions) sold or disposed of after the Restatement Date pursuant to clauses (b) or (i) of this definition shall not exceed $300,000,000, and (v) with respect to any sale or other disposition where the aggregate book value of all Collateral subject to such disposition exceeds $15,000,000 in any fiscal quarter, at least three (3) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the consummation of such disposition, the Administrative Agent shall have received a certificate (with appropriate calculations attached thereto) of the chief financial officer or treasurer of the Borrower (which shall be promptly forwarded to the Lenders) certifying that, before and after giving effect to the disposition, the Borrower shall be in compliance with the Financial Covenants, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter preceding such disposition for which financial statements for the Borrower have been delivered pursuant to Sections 7.1 or 7.2;

(c)          sale of Inventory in the ordinary course of business;

(d)          sale or disposition of Property which in the reasonable opinion of such Credit Party is obsolete, uneconomic or worn out and no longer used or useful in the ordinary business of such Credit Party;

(e)          any involuntary loss, damage or destruction of property;

(f)          any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g)          the leasing or subleasing of assets of any Credit Party or its Subsidiaries that does not interfere in any material respect with the conduct of the business of the Credit Parties so long as the Administrative Agent’s security interest therein is not adversely affected thereby;

(h)          (1) dispositions of Property pursuant to an Investment permitted under Section 8.5(h) and (2) dispositions of the Equity Interests of any Subsidiary for the purposes of forming a partnership or joint venture in an aggregate amount not to exceed $75,000,000 minus, to the extent not already included by this clause (h), the amount of Investments made under Section 8.5(h) after the Restatement Date;

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(i)          dispositions of Property pursuant to a Permitted VPP Transaction;

(j)          the Specified Florida Divestiture; and

(k)          at any time during a Collateral Fall Away Period, the sale or other disposition of Property so long as (i) such sale or disposition is for fair market value, (ii) both before and immediately after giving effect to such sale or disposition no Default or Event of Default shall exist, and (iii) the aggregate book value of all Property (net of the book value of any Property (other than cash) received in connection with asset swap transactions) sold or disposed of shall not exceed 15% of Consolidated Tangible Assets as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Sections 7.1 and 7.2 (it being understood that any disposition complying with this clause (iii) at the time consummated will not give rise to any Default as a result of a subsequent decline in Consolidated Tangible Assets).

Notwithstanding any other provision hereof or of any other Loan Document, no sales of Accounts in connection with a factoring, securitization or similar arrangement shall be permitted hereunder.

“Permitted Discretion” shall mean a determination by the Administrative Agent made in good faith in the exercise of its reasonable credit judgment.

“Permitted Liens” shall mean, as applied to any Person:

(a)          any Lien in favor of the Administrative Agent or any other member of the Lender Group given to secure the Obligations;

(b)          (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves (in accordance with GAAP) have been set aside on such Person’s books;

(c)          Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen arising by operation of law and incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)          Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits;

(e)          easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of real property which do not interfere in any material respect with the ordinary conduct of the business of such Person or impair the value of such real property;

(f)          Liens to secure the performance of bids, trade contracts, statutory obligations, surety bonds, appeal bonds, performance bonds, Reclamation bonds and other obligations of a like nature, incurred in the ordinary course of business which are not past due, so long as such Liens (i) other than during any Collateral Fall Away Period, are junior in priority to the Liens of the Administrative Agent, on behalf of the Lender Group, and (ii) secure obligations that in a face amount do not exceed $400,000,000 in the aggregate;

(g)          Liens on assets of the Credit Parties existing as of the Restatement Date which are set forth on Schedule 1.1(b);

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(h)          Negative pledges with respect to Property (other than Collateral Assets);

(i)          deposits of cash or Cash Equivalents to secure bids, trade contracts, tenders, sales, leases, statutory obligations, surety bonds, appeal bonds, performance bonds, Reclamation bonds, and other obligations of a like nature in amount not to exceed $20,000,000 in the aggregate at any time;

(j)          Liens on Property (other than Collateral Assets) securing Indebtedness permitted under Section 8.1(g);

(k)          banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions arising as a matter of law and which are within the general parameters customary in the banking industry; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations;

(l)          Liens arising by virtue of precautionary Uniform Commercial Code financing statement filings (or similar filings under Applicable Law) not relating to Indebtedness regarding operating leases entered into in the ordinary course of business;

(m)          Liens securing judgments not constituting an Event of Default under clause (i) of Section 9.1;

(n)          Liens representing any interest or title of a licensor, lessor or sub licensor or sub lessor, or a licensee, lessee or sublicense or sub lessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement and entered into in the ordinary course of business;

(o)          any Lien existing on any fixed asset (other than, for the avoidance of doubt, any Collateral Assets) prior to the acquisition thereof or existing on any fixed asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of the Borrower or any Subsidiary (other than, in the case of any such merger or consolidation, the fixed assets of any Subsidiary that is a party thereto) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness;

(p)          leases, licenses, subleases or sublicenses, including non-exclusive software licenses, granted to others by the Borrower or any of its Subsidiaries in the ordinary course of business that do not (i) interfere in any material respect with the businesses of the Borrower or any of its Subsidiaries or (ii) secure any Indebtedness; and

(q)          other Liens on Property (other than Collateral Assets) securing Indebtedness or other obligations in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

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Notwithstanding any other provision hereof or of any other Loan Document, (i) no Liens securing the Credit Parties’ obligations under any bids, trade contracts, tenders, sales, leases, statutory obligations, surety bonds, appeal bonds, performance bonds, Reclamation bonds, and other obligations of a like nature shall be permitted to exist on any Property of the Credit Parties other than as expressly contemplated under clauses (f) and (j) of this definition and (ii) there shall be no Liens on Collateral Assets, regardless of whether a Collateral Fall Away Period is in existence, if expressly noted in this definition.

“Permitted Sale-Leaseback” shall have the meaning specified in Section 8.9.

“Permitted VPP Transaction” shall mean:

(r)          the existing VPP Transactions in effect on the Restatement Date set forth on Schedule 1.1(e);

(s)          during a Collateral Fall Away Period, any other VPP Transaction that satisfies each of the following conditions: (i) immediately before and immediately after giving effect to such VPP Transaction, no Default or Event of Default exists and (ii) at the time of the consummation of such VPP Transaction, the sum of (A) the book value of the Inventory and Accounts in existence on the date of consummation thereof which are being conveyed in such VPP Transaction plus (B) the book value of the Inventory and Accounts which were in existence on the date of consummation of all prior VPP Transactions and were previously conveyed in such VPP Transactions, does not exceed $50,000,000 in the aggregate; and

(t)          at all times other than during a Collateral Fall Away Period, any other VPP Transaction that satisfies each of the following conditions: (i) the Borrower shall have provided at least twenty (20) days prior written notice thereof to the Administrative Agent; (ii) the Administrative Agent shall have approved (in its reasonable discretion) the form of the VPP Transaction Documents with respect thereto (provided that VPP Transaction Documents that are substantially similar to the GSP VPP Transaction Documents shall be deemed acceptable); (iii) the Administrative Agent, the applicable VPP Purchaser, and the applicable VPP Sellers shall have entered into a VPP Commingled Assets Agreement in form and substance substantially similar to the GSP VPP Commingled Assets Agreement; (iv) immediately before and immediately after giving effect to such VPP Transaction, no Default or Event of Default exists; (v) the Borrower shall have provided to the Administrative Agent a description of the Quarry Sites subject to such VPP Transaction and all other Permitted VPP Transactions; (vi) the Borrower shall have delivered to the Administrative Agent an officer’s certificate certifying that (A) such VPP Transaction constitutes a Permitted VPP Transaction and (B) the execution, delivery, and performance by the applicable VPP Sellers of the VPP Transaction Documents is not prohibited by the terms of the Senior Notes Indenture and does not require any Credit Party to send any notice or take any action thereunder, including, without limitation, any requirement to grant Liens to secure all or any portion of the Senior Notes or any other Indebtedness; (vii) the Borrower shall have delivered to the Administrative Agent such other documents, projections, and other information reasonably requested by the Administrative Agent with respect to such VPP Transaction; and (viii) at the time of the consummation of such VPP Transaction, the sum of (A) the book value of the Inventory and Accounts in existence on the date of consummation thereof which are being conveyed in such VPP Transaction plus (B) the amount of the book value of the Inventory and Accounts which were in existence on the date of consummation of all prior VPP Transactions and were previously conveyed in such VPP Transactions, does not exceed $50,000,000 in the aggregate.

“Person” shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, other legal entity or joint venture or a government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past six (6) years.

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“Platform” shall mean Interlinks/Interagency, SyndTrak or another relevant website approved by the Administrative Agent.

“Pro Forma Basis” shall mean the financial calculations of the Borrower and its consolidated Subsidiaries for the applicable period adjusted as if (a) any Permitted Acquisition or Permitted Asset Disposition had been consummated, (b) any Indebtedness incurred or assumed in connection with any Permitted Acquisition or any increase in the Revolving Loan Commitment provided pursuant to Section 2.1(d) had been incurred, and (c) any Indebtedness (other than Revolving Loans) that is repaid in connection with the Senior Notes Redemption or otherwise had been repaid, in each case, on the first day of the applicable period (based on historical results accounted for in accordance with GAAP, adjusted for any credit for acquisition related costs and savings to the extent expressly permitted pursuant to Article 11 of Securities and Exchange Commission Regulation S-X); provided, that Pro Forma Basis shall be adjusted in the foregoing manner for the Specified Florida Divestiture and the Senior Notes Redemption regardless of the date on which the Specified Florida Divestiture and the Senior Notes Redemption occurred.

“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, inventory or other asset owned, leased or operated by the Credit Parties or their Subsidiaries (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Qualified ECP Guarantor” shall mean, in respect of any Hedge Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Hedge Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarry Site” shall mean any location that consists of one or more parcels of Real Property owned, leased, or otherwise used or held by any Credit Party for the purposes of mining, strip mining, quarrying, dredging, drilling, or otherwise extracting Aggregates from such Real Property together with any adjacent, contiguous, or geographically related parcels of Real Property owned, leased, or otherwise used by any Credit Party to process, store, or sell any such Aggregates.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement or license and any other right to use or occupy real property, including any right arising by contract.

“Reclamation” shall mean the reclamation and restoration of any Quarry Site or any other Property affected by such Quarry Site as required pursuant to Applicable Law.

“Refinancing Indebtedness” shall mean refinancings, renewals, exchanges, or extensions of Indebtedness (i) so long as no Default or Event of Default exists or would result therefrom and (ii) that (a) do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, exchanged, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto; (b) do not result in the average weighted maturity (measured as of the refinancing, renewal, exchange, or extension) of the Indebtedness so refinanced, renewed, exchanged, or extended to be earlier than the Maturity Date; (c) do not contain terms or conditions thereof, taken as a whole, that are less favorable in any material respect to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended; (d) include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable, if any, to the refinanced, renewed, exchanged or extended Indebtedness; and (e) do not result in recourse to any Person other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, exchanged, or extended.

“Register” shall have the meaning specified in Section 11.5(c).

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“Reimbursement Obligations” shall mean the payment obligations of the Borrower under Section 2.15(c).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors, legal counsel, consultants or other representatives of such Person and such Person’s Affiliates.

“Replacement Event” shall have the meaning specified in Section 11.16.

“Replacement Lender” shall have the meaning specified in Section 11.16.

“Request for Loan” shall mean any certificate signed by an Authorized Signatory of the Borrower requesting a new Loan hereunder, which certificate shall be in substantially the form of Exhibit E.

“Request for Issuance of Letter of Credit” shall mean any certificate signed by an Authorized Signatory of the Borrower requesting that the Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit F.

“Responsible Officer” shall mean each president, executive vice president, chief executive officer, chief financial officer, treasurer, secretary, general counsel or assistant general counsel, or any Person having comparable responsibilities with respect to such offices, of the Borrower.

“Restatement Date” shall mean March 25, 2014.

“Restricted Payment” shall mean (a) Dividends, (b) loans by any Credit Party or Subsidiary to any holder of Equity Interests in a Credit Party or Subsidiary other than loans to a holder of Equity Interests that is a Credit Party, (c) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests issued by the Borrower or any of its Subsidiaries now or hereafter outstanding, except for any redemption, retirement, sinking funds or similar payment payable solely in such other shares or units of the same class of Equity Interests or any class of Equity Interests which are junior to that class of Equity Interests; and (d) any cash payment made to redeem, purchase, repurchase, or retire, or obtain the surrender of, any outstanding warrants, options, or other rights to acquire any Equity Interests issued by the Borrower or any of its Subsidiaries now or hereafter outstanding, including, without limitation, any payment in connection with any Person’s exercise of any “put” right.

“Retiree Welfare Plan” shall mean a Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to (i) Part 6 of Title I of ERISA or Code Section 4980B (or applicable state law mandating health insurance continuation coverage for employees), (ii) the sole expense of the participant or the beneficiary, or (iii) disability benefits that have been fully provided for by insurance.

“Revolving Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Revolving Loan Commitment of such Lender, divided by (b) the Revolving Loan Commitment of all Lenders, which, as of the Restatement Date, are set forth (together with Dollar amounts thereof) on Schedule 1.1(a).

“Revolving Credit Obligations” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and pro rata share (based on its Revolving Commitment Ratio) of the Letter of Credit Obligations and the Swing Loans.

“Revolving Loan Commitment” shall mean, as of any date of determination, the several obligations of the Lenders to make advances to the Borrower as of such date, in accordance with their respective Revolving Commitment Ratios. As of the Restatement Date, the Revolving Loan Commitment is $500,000,000, and may be reduced or increased pursuant to the terms of this Agreement.

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“Revolving Loan Notes” shall mean those certain promissory notes issued by the Borrower to each of the Lenders that requests a promissory note, in accordance with each such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment, substantially in the form of Exhibit G.

“Revolving Loans” shall mean, collectively, the amounts (other than Swing Loans) advanced from time to time by the Lenders to the Borrower under the Revolving Loan Commitment, not to exceed the amount of the Revolving Loan Commitment.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of Sanctions.

“Sanctioned Person” shall mean at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEA” shall mean the Securities and Exchange Act of 1934 and the rules promulgated thereunder by the Securities and Exchange Commission, as amended from time to time or any similar Federal law then in force.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force.

“Security Agreement” shall mean (a) that certain Amended and Restated Security Agreement dated as of the Restatement Date among the Credit Parties and the Administrative Agent, on behalf of, and for the benefit of, the Lender Group and (b) any other security agreement in form and substance substantially similar to the Amended and Restated Security Agreement referenced in the foregoing clause (a), entered into after the occurrence of a Collateral Reinstatement Event by the Credit Parties and the Administrative Agent, on behalf of, and for the benefit of, the Lender Group, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the Security Agreement, any Controlled Account Agreement, all UCC-1 financing statements and any other document, instrument or agreement granting Collateral for the Obligations, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Senior Notes Indenture” shall mean that certain Senior Debt Indenture dated as of December 11, 2007, between the Borrower and Wilmington Trust Company, as trustee, together with any supplemental indenture entered into with respect thereto, as amended, restated, supplemented, or otherwise modified from time to time.

“Senior Notes” shall mean those notes, and the Indebtedness evidenced thereby, issued under the Senior Notes Indenture, and any Refinancing Indebtedness in respect thereof.

“Senior Notes Redemption” shall have the meaning specified in Section 4.1.

“Specified Florida Divestiture” shall mean the sale of the Borrower’s cement and concrete businesses in Florida pursuant to and in accordance with the terms and conditions of the Specified Florida Divestiture Acquisition Agreement.

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“Specified Florida Divestiture Acquisition Agreement” shall mean that certain Asset Purchase Agreement dated as of January 23, 2014, by and among Florida Rock Industries, Inc., Florida Cement, Inc., the “Purchasers” party thereto, Vulcan Materials Company, and Cementos Argos S.A., together with all schedules and exhibits thereto.

“Solvent” shall mean, as to any Person, that (a) the property of such Person, at a fair valuation on a going concern basis, will exceed its debt; (b) the capital of such Person will not be unreasonably small to conduct its business; and (c) no such Person will have incurred debts beyond its ability to pay such debts as they mature or will have intended to incur debts beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” shall mean any liability on a claim, and “claim” shall mean (i) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

“Standby Letter of Credit” shall mean a Letter of Credit issued to support obligations of the Borrower incurred in the ordinary course of its business, and which is not a Commercial Letter of Credit.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or membership interests, as the case may be, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. For the avoidance of doubt, unless the context otherwise requires, the term “Subsidiary” shall include all direct and indirect Subsidiaries of any Person. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Swing Bank” shall mean SunTrust Bank, or any other Lender who shall agree with the Administrative Agent to act as Swing Bank.

“Swing Loans” shall mean, collectively, the amounts advanced from time to time by the Swing Bank to the Borrower under the Revolving Loan Commitment in accordance with Section 2.2(g).

“Swing Rate” shall mean, for any period, the rate per annum offered by the Swing Bank and accepted by the Borrower. The Borrower is under no obligation to accept any offered Swing Rate and the Swing Bank is under no obligation to offer a Swing Rate.

“Taxes” shall have the meaning specified in Section 2.8(b)(i).

“Third Party Agreement” shall mean a landlord agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Title IV Plan” shall mean a Plan, other than a Multiemployer Plan, that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is covered by Title IV of ERISA or the minimum funding standard of Section 302 of ERISA or Section 412 of the Code and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

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“Total Debt” shall mean, as of any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (k) of the definition thereof.

“Total Leverage Ratio” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis as of any date, the ratio of (a) Total Debt as of such date to (b) EBITDA for the four (4) consecutive fiscal quarters ending on or immediately prior to such date, as applicable; provided, that, for purposes of calculating compliance with the Financial Covenants, the Total Leverage Ratio shall be calculated on a Pro Forma Basis.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“US” or “United States” shall mean the United States of America.

“USA Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Voidable Transfer” shall have the meaning specified in Section 11.18.

“VPP Commingled Assets Agreement” shall mean (a) the GSP VPP Commingled Assets Agreement and (b) with respect to any VPP Transaction other than the GSP VPP Transaction, an agreement by and among the Administrative Agent, the VPP Purchaser with respect thereto, and the VPP Sellers with respect thereto, pursuant to which, among other things, such parties set forth their agreements and understandings as to the Property subject to such VPP Transaction and the Collateral, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

“VPP Purchaser” shall mean with respect to any VPP Transaction, the Person or Persons party to such VPP Transaction that are not Credit Parties or Subsidiaries of Credit Parties, in each case, together with their respective successors and assigns.

“VPP Sellers” shall mean with respect to any VPP Transaction, the Credit Parties and their Subsidiaries party to such VPP Transaction.

“VPP Transaction” shall mean any volumetric production payment transaction or similar transaction, including any transaction structured as a sale of property interests (including Quarry Site mineral reserves) in exchange for long-term periodic payments made by a Credit Party or a Subsidiary to the purchaser of such interests.

“VPP Transaction Documents” shall mean any Permitted VPP Transaction, the documents entered into by and among the applicable VPP Sellers and the applicable VPP Purchaser in connection with such Permitted VPP Transaction, and, in each case, subject to the terms of the applicable VPP Commingled Assets Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

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Section 1.2           Uniform Commercial Code. Any term used in this Agreement or in any financing statement filed in connection herewith which is defined in the UCC and not otherwise defined in this Agreement or in any other Loan Document shall have the meaning given such term in the UCC, including “Account,” “++,” “As-Extracted Collateral,” “Chattel Paper,” “Commercial Tort Claim,” “Commodities Account,” “Consignment,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Proceeds,” “Securities Account,” and “Supporting Obligation.”

Section 1.3           Accounting Principles. (a) The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied. All accounting terms used herein without definition shall be used as defined under GAAP. All financial calculations hereunder shall, unless otherwise stated, be determined for the Borrower on a consolidated basis with its Subsidiaries. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

(b)          If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and a Credit Party or the Majority Lenders shall so request, the Administrative Agent, the Majority Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4           Other Interpretive Matters. The terms “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph, or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section titles, table of contents, and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement or any Loan Document. All schedules, exhibits, annexes, and attachments referred to herein are hereby incorporated herein by this reference. All references to (a) statutes and related regulations shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules, and regulations; (b) “including” and “include” shall mean “including, without limitation,” regardless of whether “without limitation” is included in some instances and not in others (and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); and (c) all references to dates and times shall mean the date and time at the Administrative Agent’s notice address determined under Section 11.1, unless otherwise specifically stated. All calculations of value of any Property, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Financial Covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. No provision of any Loan Documents shall be construed or interpreted to the disadvantage of any party hereto by reason of such party’s having, or being deemed to have, drafted, structured, or dictated such provision. A Default or Event of Default, if one occurs, shall “exist”, “continue” or be “continuing” until such Default or Event of Default, as applicable, has been waived in writing in accordance with Section 11.12. All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

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ARTICLE 2

THE LOANS AND THE LETTERS OF CREDIT

Section 2.1           Extension of Credit.

(a)          Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender agrees severally to make Revolving Loans from time to time on any Business Day prior to the Maturity Date in an aggregate amount that will not result in the following:

(i)          the Revolving Credit Obligations of such Lender exceeding such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment; or

(ii)         the Aggregate Revolving Credit Obligations exceeding the Revolving Loan Commitment on such Business Day.

Subject to the terms and conditions hereof, prior to the Maturity Date Loans under the Revolving Loan Commitment may be repaid and reborrowed from time to time on a revolving basis.

(b)          The Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit, pursuant to Section 2.15, for the account of the Borrower which may be issued for the benefit of any Credit Party or Subsidiary of a Credit Party, from time to time on any Business Day prior to the date that is thirty (30) days prior to the Maturity Date in an outstanding aggregate face amount not to exceed the Letter of Credit Commitment and, with respect to the issuance of any individual Letter of Credit, the issuance of such Letter of Credit will not result in the Aggregate Revolving Credit Obligations exceeding the Revolving Loan Commitment on such Business Day.

(c)          The Swing Loans. Subject to the terms and conditions of this Agreement, the Swing Bank, in its sole and absolute discretion, may from time to time on any Business Day after the Restatement Date but prior to the Maturity Date, make Swing Loans to the Borrower in an aggregate amount (including all Swing Loans outstanding as of such Business Day) not to exceed the lesser of (A) the excess of (1) the Swing Bank’s ratable share (in accordance with its Revolving Commitment Ratio) of the Revolving Loan Commitment less (2) the sum of the aggregate outstanding principal amount of Swing Loans and Revolving Loans made by it and the Swing Bank’s ratable share (in accordance with its Revolving Commitment Ratio) of the outstanding Letter of Credit Obligations, and (B) (1) if SunTrust Bank is the only Lender, the Revolving Loan Commitment and (2) if SunTrust Bank is not the only Lender, $25,000,000.

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(d)           Incremental Revolving Loan Commitment.

(i)          Request for Increase. Provided that no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom, upon written notice (the “Increase Notice”) to the Administrative Agent (which shall promptly notify the Lenders and provide the Lenders with access to a copy of the Increase Notice), the Borrower may, at any time, request up to four (4) increases in the Revolving Loan Commitment in an amount not less than $25,000,000 per increase and not more than $200,000,000 in the aggregate. The Borrower (in consultation with the Administrative Agent) shall specify in the Increase Notice (A) the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date on which the Increase Notice was provided to such Lenders by the Administrative Agent); (B) the amount of the requested increase in the Revolving Loan Commitment; and (C) the date on which such increase is requested to become effective. For the avoidance of doubt, the parties hereto acknowledge and agree that any increase in the Revolving Loan Commitment provided pursuant to this Section 2.1(d) shall be deemed to be Revolving Loan Commitments made hereunder and shall have the same terms and conditions as the existing Revolving Loan Commitments hereunder including, without limitation, the same Maturity Date and Applicable Margin.

(ii)         Lender Elections to Increase. None of the Lenders nor the Issuing Bank shall have any obligation to provide any additional amounts requested by the Borrower. If any Lender wishes to increase its portion of the Revolving Loan Commitment, such Person must provide to the Administrative Agent, within the time period specified in the Increase Notice, a written commitment for the amount of such Lender’s requested allocation of the additional portion of the Revolving Loan Commitment specified in the Increase Notice. Any Lender that does not provide its written commitment within the time period specified in the Increase Notice shall be deemed to have declined to increase its portion of the Revolving Loan Commitment.

(iii)        Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request under Section 2.1(d)(ii). If the aggregate increase participated in by the existing Lenders is less than the requested increase, then to achieve the full amount of the requested increase, and subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders, pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(iv)        Effective Date and Allocations. If the Revolving Loan Commitment is increased in accordance with this Section 2.1(d), the Administrative Agent and the Borrower shall determine the effective date, which must be prior to the Maturity Date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders, including any proposed new lenders, of the final allocation of such increase and the Increase Effective Date. From and after the Increase Effective Date, subject to the satisfaction of the conditions specified in Section 2.1(d)(v) below, the Revolving Loan Commitment shall be increased and the new lenders shall be Lenders for all purposes under this Agreement. On the Increase Effective Date, the Borrower, each Lender that is increasing its portion of the Revolving Loan Commitment, each additional Eligible Assignee that is becoming an additional Lender and the Credit Parties shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify (including any Assignments and Acceptances and new or replacement Revolving Loan Notes, as requested by the Lenders) to give effect to any such increase in the Revolving Loan Commitment. This Agreement shall be deemed amended to the extent (but only to the extent) necessary to increase the Revolving Loan Commitment in accordance with this Section 2.1(d).

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(v)         Conditions to Effectiveness of Increase. As a condition precedent to such increase, all conditions precedent in Section 4.2 must be satisfied and the Borrower shall deliver to the Administrative Agent a certificate of each Credit Party (A) dated as of the Increase Effective Date (with sufficient copies for each Lender if requested by the Administrative Agent) signed by the chief financial officer, treasurer or an officer with similar responsibilities of the Borrower approving or consenting to such increase, (B) certifying that (1) the resolutions authorizing such increase are true, correct, and effective as of the Increase Effective Date and, before and after giving effect to such increase, the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties expressly relate solely to an earlier date in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, and except that for purposes of this Section 2.1(d), the representations and warranties contained in Section 5.1(k) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1 and Section 7.2, (2) no Default or Event of Default exists and is continuing, and (3) both before and after giving effect to such increase, the Borrower is in compliance with the Financial Covenants on a Pro Forma Basis for the four (4) fiscal quarter period immediately preceding the Increase Effective Date for which financial statements for the Borrower have been delivered pursuant to Section 7.1 or 7.2. The Borrower shall, at the request of the Administrative Agent, deliver such opinions of counsel as the Administrative Agent may request in its reasonable discretion. In the event of an increase in the Revolving Loan Commitment in accordance with this Section 2.1(d), the Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitment Ratios arising from any nonratable increase in the Lenders’ respective portions of the Revolving Loan Commitment under this Section (and Borrower shall be liable for any costs under Section 2.9).

(vi)        The parties hereto hereby acknowledge and agree that any increase in the Revolving Loan Commitment in accordance with this Section 2.1(d) shall not increase the Letter of Credit Commitment.

(vii)       This Section 2.1(d) shall supersede any provisions in Section 2.10 to the contrary.

Section 2.2           Manner of Borrowing and Disbursement of Loans.

(a)          Choice of Interest Rate, etc. Any Loan (except Swing Loans) shall, at the option of the Borrower, be made either as a Base Rate Loan or as a Eurodollar Loan; provided, however, that (i) if the Borrower fails to give the Administrative Agent written notice specifying whether a Eurodollar Loan is to be repaid, continued or converted on a Payment Date, such Loan shall be converted to a Base Rate Loan on the Payment Date in accordance with Section 2.3(a)(iii) and (ii) the Borrower may not select a Eurodollar Loan (A) with respect to a Loan, the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.15 or (B) if, at the time of such Loan or at the time of the continuation of, or conversion to, a Eurodollar Loan pursuant to Section 2.2(c), a Default or Event of Default exists. Any notice given to the Administrative Agent in connection with a requested Loan hereunder shall be given to the Administrative Agent prior to 12:00 noon (Atlanta, Georgia, time) in order for such Business Day to count toward the minimum number of Business Days required.

(b)          Base Rate Loans.

(i)          Initial and Subsequent Loans. The Borrower shall give the Administrative Agent in the case of Base Rate Loans irrevocable notice by telephone not later than 12:00 noon (Atlanta, Georgia, time) on the date of such Loan and shall immediately confirm any such telephone notice with a written Request for Loan; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Loan shall not invalidate any notice so given.

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(ii)         Repayments and Conversions. The Borrower may (A) subject to Section 2.5, at any time without prior notice repay a Base Rate Loan or (B) upon at least three (3) Business Days irrevocable prior written notice to the Administrative Agent in the form of a Notice of Conversion/Continuation, convert all or a portion of the principal of any Base Rate Loan to one or more Eurodollar Loans. Upon the date indicated by the Borrower, such Base Rate Loan shall be so repaid or converted.

(iii)        Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Base Rate Loan shall be in a principal amount of no less than $1,000,000 and in an integral multiple of $100,000 in excess thereof.

(c)           Eurodollar Loans.

(i)          Initial and Subsequent Loans. The Borrower shall give the Administrative Agent in the case of Eurodollar Loans irrevocable notice by telephone not later than 12:00 noon (Atlanta, Georgia, time) three (3) days prior to the date of such Eurodollar Loan and shall immediately confirm any such telephone notice with a written Request for Loan; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Loan shall not invalidate any notice so given.

(ii)         Repayments, Continuations and Conversions. At least three (3) Business Days prior to each Payment Date for a Eurodollar Loan, the Borrower shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Eurodollar Loan outstanding on such Payment Date is to be continued as one or more new Eurodollar Loans and also specifying the new Eurodollar Loan Period applicable to each such new Eurodollar Loan (and subject to the provisions of this Agreement, upon such Payment Date, such Eurodollar Loan shall be so continued). Upon such Payment Date, any Eurodollar Loan (or portion thereof) not so continued shall be converted to a Base Rate Loan or be repaid.

(iii)        Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Loan shall be in a principal amount of no less than $1,000,000 and in an integral multiple of $1,000,000 in excess thereof, and at no time shall the aggregate number of all Eurodollar Loans then outstanding exceed five (5).

(d)           Notification of Lenders. Upon receipt of a (i) Request for Loan or a telephone or telecopy request for Loan, (ii) notification from the Issuing Bank that a draw has been made under any Letter of Credit (unless the Issuing Bank will be reimbursed through the funding of a Swing Loan), or (iii) notice from the Borrower with respect to the prepayment of any outstanding Eurodollar Loan prior to the Payment Date for such Loan, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Loan. Each Lender shall, not later than 2:00 p.m. (Atlanta, Georgia, time) on the date specified for such Loan (under clause (i) or (ii) above) in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of such Lender’s portion of the Loan in immediately available funds.

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(e)          Disbursement. Prior to 4:00 p.m. (Atlanta, Georgia, time) on the date of a Loan hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 4, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (i) transferring the amounts so made available by wire transfer to a deposit account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option by effecting a wire transfer of such amounts to another deposit account designated by the Borrower to the Administrative Agent in a written Request for Loan or (ii) in the case of a Loan the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.15, transferring such amounts to such Issuing Bank. Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 p.m. (Atlanta, Georgia, time) on the date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Loan, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Loan and the Administrative Agent may, in its sole and absolute discretion and in reliance upon such assumption, make available to the applicable Borrower or the Issuing Bank, as applicable, on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent by 1:00 p.m. (Atlanta, Georgia time) on the date of any Loan, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower or the Issuing Bank, as applicable, until the date such amount is repaid to the Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate for such Business Days, and (y) thereafter, at the Base Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Loan for purposes of this Agreement and if both such Lender and the Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly relend to the applicable Borrower such corresponding amount. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The failure of any Lender to fund its portion of any Loan shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Loan on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

(f)          Deemed Requests for Loan. Unless payment is otherwise timely made by the Borrower, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder shall be deemed irrevocably to be a Request for Loan on the due date of, and in an aggregate amount required to pay, such principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder, and the proceeds of a Revolving Loan made pursuant thereto may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as a Base Rate Loan. The Lenders shall have no obligation to the Borrower to honor any deemed Request for Loan under this Section 2.2(f) unless, subject to the funding requirements of the Lenders under Sections 2.2(b)(ii) and 2.15(d), all the conditions set forth in Section 4.2 have been satisfied, but, with the consent of the Lenders required under the last sentence of Section 4.2, may do so in their sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and without regard to the failure by the Borrower to satisfy any of the conditions set forth in Section 4.2. No further authorization, direction or approval by the Borrower shall be required for any deemed Request for Loan under this Section 2.2(f). The Administrative Agent shall promptly provide to the Borrower written notice of any Loan pursuant to this Section 2.2(f).

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(g)          Special Provisions Pertaining to Swing Loans.

(i)          The Borrower shall give the Swing Bank written notice in the form of a Request for Loan, or notice by telephone no later than 12:00 noon (Atlanta, Georgia, time) on the date on which the Borrower wishes to receive a Swing Loan followed immediately by a written Request for Loan, with a copy to the Administrative Agent; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Loan shall not invalidate any notice so given; provided further, however, that any request by the Borrower of a Base Rate Loan under the Revolving Loan Commitment shall be deemed to be a request for a Swing Loan unless the Borrower specifically requests otherwise. If the Swing Bank, in its sole and absolute discretion, elects to make the requested Swing Loan, the Swing Loan shall be made on the date specified in the notice or the Request for Loan and such notice or Request for Loan shall specify (i) the amount of the requested Swing Loan and (ii) instructions for the disbursement of the proceeds of the requested Swing Loan. Each Swing Loan shall be subject to all the terms and conditions applicable to Revolving Loans, except that all payments thereon shall be payable to the Swing Bank solely for its own account. The Swing Bank shall have no duty or obligation to make any Swing Loans hereunder. The Swing Bank shall not make any Swing Loans if the Swing Bank has received written notice from any Lender (or the Swing Bank has actual knowledge) that one or more applicable conditions precedent set forth in Section 4.2 will not be satisfied (or waived pursuant to the last sentence of Section 4.2) on the requested Loan date. In the event the Swing Bank in its sole and absolute discretion elects to make any requested Swing Loan, the Swing Bank shall make the proceeds of such Swing Loan available to the Borrower by deposit of Dollars in same day funds by wire transfer to a deposit account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to another deposit account designated by the Borrower to the Administrative Agent in a written Request for Loan.

(ii)         The Swing Bank shall notify the Administrative Agent and each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Swing Loans outstanding as of 3:00 p.m. (Atlanta, Georgia, time) as of such date and each Lender’s pro rata share (based on its Revolving Commitment Ratio) thereof. Each Lender shall before 12:00 noon (Atlanta, Georgia, time) on the next Business Day make available to the Administrative Agent, in immediate available funds, the amount of its pro rata share (based on its Revolving Commitment Ratio) of such principal amount of Swing Loans outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrower, notwithstanding any failure of the Borrower to satisfy the conditions in Section 4.2. Each Revolving Loan so made shall bear interest as a Base Rate Loan. The Administrative Agent shall use such funds to repay the principal amount of Swing Loans to the Swing Bank. Additionally, if at any time any Swing Loans are outstanding, any of the events described in clauses (g) or (h) of Section 9.1 shall have occurred, then each Lender shall automatically upon the occurrence of such event and without any action on the part of the Swing Bank, the Borrower, the Administrative Agent or the Lenders be deemed to have purchased an undivided participation in the principal and interest of all Swing Loans then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio of the principal and interest of all Swing Loans then outstanding and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent for the account of the Swing Bank in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Swing Bank shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Swing Loans hereunder shall be subject to the terms and conditions of Section 2.2(e).

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Section 2.3           Interest.

(a)          On Loans. Interest on the Loans, subject to Sections 2.3(b) and (c), shall be payable as follows:

(i)          On Base Rate Loans. Interest on each Base Rate Loan shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable quarterly in arrears on the last day of each calendar quarter. Interest on Base Rate Loans then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Base Rate Loan at the simple per annum interest rate equal to the sum of (A) the Base Rate and (B) the Applicable Margin for Base Rate Loans.

(ii)         On Eurodollar Loans. Interest on each Eurodollar Loan shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable in arrears on (x) the Payment Date for such Eurodollar Loan, and (y) if the Eurodollar Loan Period for such Eurodollar Loan is greater than three (3) months, on the last day of each three (3) month period ending prior to the Payment Date for such Eurodollar Loan and on the Payment Date for such Eurodollar Loan. Interest on Eurodollar Loans then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Eurodollar Loan at a rate per annum equal to the sum of (A) the Eurodollar Basis applicable to such Eurodollar Loan and (B) the Applicable Margin for Eurodollar Loans.

(iii)        If No Notice of Selection of Interest Rate. If the Borrower fails to give the Administrative Agent timely notice of its selection of the Base Rate or a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Loan is not timely concluded, the Base Rate shall apply to such Loan. If the Borrower fails to elect to continue any Eurodollar Loan then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2, as applicable, the Base Rate shall apply to such Loan commencing on and after such Payment Date.

(iv)        On Swing Loans. Interest on each Swing Loan shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable quarterly in arrears on the last day of each calendar quarter for such calendar quarter. Interest on Swing Loans then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Swing Loan at the Swing Rate.

(b)          Upon Default. During the existence of an Event of Default, interest on the outstanding Obligations shall, at the written request of the Majority Lenders, accrue at the Default Rate; provided, however, that the Default Rate shall automatically be deemed to have been invoked at all times when the Obligations have been accelerated or deemed accelerated pursuant to Section 9.2. Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date (or the date of any earlier prepayment in full of the Obligations) and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 11.12, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate the Revolving Loan Commitment, or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

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(c)          Computation of Interest. In computing interest on any Loan, the date of making the Loan shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the date that it is made, one (1) day’s interest shall be due with respect to such Loan.

Section 2.4           Fees.

(a)          Fee Letters. The Borrower agrees to pay any and all fees that are set forth in any fee letter executed in connection with this Agreement at the times specified therein.

(b)          Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Revolving Commitment Ratios, a commitment fee (“Commitment Fee”) on the aggregate amount by which the Revolving Loan Commitment exceeded the sum of the average daily amount of Aggregate Revolving Credit Obligations (other than with respect to any Swing Loans) for each day from the Restatement Date through the Maturity Date (or the date of any earlier prepayment in full of the Obligations), at the per annum rate equal to the Applicable Margin for the Commitment Fee (determined daily in accordance with Schedule I). Such Commitment Fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable in arrears on the last day of each calendar quarter and, if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).

(c)           Letter of Credit Fees.

(i)          The Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Ratios, a fee on the stated amount of each outstanding Letter of Credit for each day from the Date of Issue through the expiration date of each such Letter of Credit (whether such date is the stated expiration date of such Letter of Credit at the time of the original issuance thereof or the stated expiration date of such Letter of Credit upon any renewal thereof) at a rate per annum equal to the Applicable Margin in effect from time to time with respect to Eurodollar Loans plus, at all times when the Default Rate is in effect, 2.00%. Such Letter of Credit fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable in arrears on the last day of each calendar quarter and, if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).

(ii)         The Borrower shall also pay to the Administrative Agent, for the account of the Issuing Bank, (A) a fee on the stated amount of each Letter of Credit for each day from the Date of Issue through the stated expiration date of each such Letter of Credit (whether such date is the stated expiration date of such Letter of Credit at the time of the original issuance thereof or the stated expiration date of such Letter of Credit upon any renewal thereof) at a rate of 0.175% per annum, which fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, and (B) any reasonable and customary fees charged by the Issuing Bank for issuance and administration of such Letters of Credit, which fees, in each case, shall be payable in arrears on the last day of each calendar quarter and, if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).

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(d)          Computation of Fees; Additional Terms Relating to Fees. In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of the payment shall be excluded. All fees payable under or in connection with this Agreement and the other Loan Documents shall be deemed fully earned when and as they become due and payable and, once paid, shall be non-refundable, in whole or in part.

Section 2.5           Prepayment/Cancellation of Revolving Loan Commitment.

(a)          The principal amount of any Base Rate Loan may be repaid in full or in part at any time, without penalty or prior notice; and the principal amount of any Eurodollar Loan may be prepaid prior to the applicable Payment Date, upon three (3) Business Days prior written notice to the Administrative Agent, provided that the Borrower shall reimburse the Lenders and the Administrative Agent, on the earlier of demand or the Maturity Date, for any loss or reasonable out-of-pocket expense incurred by the Lenders or the Administrative Agent in connection with such prepayment, as set forth in Section 2.9. Each notice of prepayment of any Eurodollar Loan shall be irrevocable, and each prepayment or repayment made under this Section 2.5(a) shall include the accrued interest on the amount so prepaid or repaid. Upon receipt of any notice of repayment or prepayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the repayment or prepayment. Notwithstanding the foregoing, the Borrower shall not make any repayment or prepayment of the Revolving Loans unless the balance of the Swing Loans then outstanding is zero. Except as provided in Section 2.5(b), any repayment and prepayment of Loans outstanding under the Revolving Loan Commitment shall not reduce the Revolving Loan Commitment. For the avoidance of doubt, any prepayment of the Loans shall not affect the Borrower’s obligation to continue to make payments under any Hedge Agreement with a Bank Product Provider, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of the such Hedge Agreement.

(b)          The Borrower shall have the right, at any time and from time to time after the Restatement Date and prior to the Maturity Date, upon at least three (3) Business Days prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitment on a pro rata basis among the Lenders in accordance with their respective Revolving Commitment Ratios; provided, that (i) any such partial reduction shall be made in an amount not less than $25,000,000, (ii) the Revolving Loan Commitment may not be reduced to an amount below the then outstanding Letter of Credit Obligations (unless the Revolving Loan Commitment is cancelled and the Letter of Credit Obligations are cash collateralized as set forth below), and (iii) in connection with any partial reduction in the Revolving Loan Commitment, the Letter of Credit Commitment shall be automatically reduced on a pro rata basis with the Revolving Loan Commitment. As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitment shall be permanently canceled or reduced to the amount stated in the Borrower’s notice for all purposes herein, and the Borrower shall immediately (i) pay to the Administrative Agent for the account of the Lenders the amount necessary to repay in full the principal amount of the Loans or reduce the principal amount of the Loans then outstanding to not more than the amount of the Revolving Loan Commitment as so reduced, together with accrued interest on the amount so prepaid and the Commitment Fee set forth in Section 2.4(b) accrued through the date of the reduction, with respect to the amount reduced, or cancellation, (ii) reimburse the Administrative Agent and the Lenders for any loss or out-of-pocket expense incurred by any of them in connection with such payment as set forth in Section 2.9 and (iii) in the case of cancellation of the Revolving Loan Commitment, secure the Letter of Credit Obligations through the delivery of cash collateral, or, in the sole and absolute discretion of the applicable Issuing Bank that provided the Letter of Credit in connection with such Letter of Credit Obligations and the Administrative Agent, a “back-stop” letter of credit, in form and substance satisfactory to the applicable Issuing Bank that provided the Letter of Credit in connection with such Letter of Credit Obligations and the Administrative Agent, in an amount equal to one hundred three percent (103%) of the Letter of Credit Obligations.

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(c)          With the prior written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Loan Commitment of a Defaulting Lender, and in such event the provisions of Section 2.17 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swing bank or any other Lender may have against such Defaulting Lender.

Section 2.6           Repayment.

(a)          The Revolving Loans. All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full in cash on the Maturity Date.

(b)          Mandatory Repayment. If at any time the Aggregate Revolving Credit Obligations exceeds the Revolving Loan Commitment, as reduced pursuant to Section 2.5 or otherwise, the Borrower shall immediately repay the Swing Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.9. Each prepayment shall be applied as follows: first, to the Swing Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the Eurodollar Loans to the full extent thereof. If, after giving effect to prepayment of all Swing Loans and Revolving Loans, the Aggregate Revolving Credit Obligations exceeds the Revolving Loan Commitment, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

(c)          The Other Obligations. In addition to the foregoing, the Borrower hereby promises to pay all Obligations (other than Obligations in respect of Bank Products, which are governed by the applicable Bank Products Documents), including, without limitation, the principal amount of the Loans, amounts drawn under Letters of Credit and accrued and unpaid interest and all fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.

Section 2.7           Notes; Loan Accounts.

(a)          The Loans shall, upon request by any Lender, be evidenced by a Revolving Loan Note issued by the Borrower to the applicable Lender and shall be duly executed and delivered by an Authorized Signatory of the Borrower.

(b)          The Administrative Agent shall open and maintain on its books in the name of the Borrower a loan account with respect to the Loans and interest thereon (the “Loan Account”). The Administrative Agent shall debit such Loan Account for the principal amount of each Loan made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrower pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrower shall make in respect to the Obligations. The records of the Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

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Section 2.8           Manner of Payment.

(a)          When Payments Due.

(i)          Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loans, fees, and any other amount owed to any member of the Lender Group under this Agreement or the other Loan Documents shall be made not later than 1:00 p.m. (Atlanta, Georgia, time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders, the Issuing Bank or the Administrative Agent, as the case may be, in Dollars in immediately available funds. Any payment received by the Administrative Agent after 1:00 p.m. (Atlanta, Georgia, time) shall be deemed received on the next Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. In the case of a payment for the account of the Issuing Bank, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to the Issuing Bank. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly.

(ii)         Except as provided in the definition of Eurodollar Loan Period, if any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b)          No Deduction.

(i)          Any and all payments of principal and interest, fees, indemnity or expense reimbursements, and any other amounts by any Credit Party hereunder or under any other Loan Documents (the “Credit Party Payments”) shall be made without setoff or counterclaim and free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to such Credit Party Payments and all interest, penalties or similar liabilities with respect thereto, excluding (i) taxes imposed on the net income of any member of the Lender Group (or any office, branch or subsidiary of such member) by the jurisdiction under the laws of which such member of the Lender Group is organized or conducts business or any political subdivision thereof, (ii) any franchise taxes, taxes imposed on doing business or taxes measured by capital or net worth imposed on any member of the Lender Group (or any office, branch or subsidiary of such member and (iii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Credit Parties are located (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings and liabilities collectively or individually “Taxes”). If any Credit Party shall be required to deduct any Taxes from or in respect of any sum payable to any member of the Lender Group hereunder or under any other Loan Document, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8(b)(i)), such member of the Lender Group shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Credit Party shall make such deductions, and (iii) the applicable Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

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(ii)         In addition, the Credit Parties shall pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document excluding, however, such taxes, charges or levies imposed as a result of an assignment or participation (other than an assignment that occurs as a result of a request by the Borrower) (such taxes being “Other Taxes”).

(iii)        The Credit Parties shall indemnify the members of the Lender Group for the full amount of Taxes and Other Taxes with respect to Credit Party Payments paid by such Person, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority; provided that the Credit Parties shall not be required to indemnify the Administrative Agent, any Lender, or the Issuing Bank for any amount pursuant to this Section 2.8(b) incurred more than nine months prior to the date the Administrative Agent, such Lender, or such Issuing Bank notifies such Credit Party in writing of such amounts. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a member of the Lender Group or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date the Administrative Agent or such member, as the case may be, makes written demand therefor. If, in the reasonable determination of the Credit Parties, any such Taxes or Other Taxes are incorrectly or illegally imposed or asserted by the relevant Governmental Authority, the members of the Lender Group shall, at the Credit Parties’ expense, use commercially reasonable efforts to cooperate with the Credit Parties to recover such Taxes or Other Taxes, provided that no Lender Group member shall be required to do so if such Lender Group member in good faith determines that to do so would be disadvantageous to it. If any Taxes or Other Taxes for which the Administrative Agent or any member of the Lender Group has received indemnification from a Credit Party hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Administrative Agent or such member, the Administrative Agent or such member, as the case may be, shall promptly forward to the applicable Credit Party any such refunded amount (after deduction of any Tax or Other Tax paid or payable by any member of the Lender Group as a result of such refund), not exceeding the increased amount paid by the applicable Credit Party pursuant to this Section 2.8(b).

(iv)        Each Lender and Issuing Bank shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender or Issuing Bank (but only to the extent that a Credit Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of any Credit Party to do so) and (ii) any other taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to the Lender or Issuing Bank from any other source against any amount due to the Administrative Agent under this paragraph (iv).

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(v)         As soon as practicable after the date of any payment of Taxes or Other Taxes by a Credit Party to the relevant Governmental Authority, the applicable Credit Party will deliver to the Administrative Agent, at its address, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(vi)        On or prior to the Restatement Date (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance, on or prior to the effective date of such Assignment and Acceptance), each Lender which is organized in a jurisdiction other than the United States or a political subdivision thereof (a “Foreign Lender”) shall provide each of the Administrative Agent and the Borrower with either (A) two (2) properly executed originals of Form W-8ECI or Form W-8BEN (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrower and the Administrative Agent, as the case may be, certifying (1) as to such Foreign Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Foreign Lender hereunder and under any other Loan Documents or Bank Products Documents or (2) that all payments to be made to such Foreign Lender hereunder and under any other Loan Documents and Bank Products Documents are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (B)(1) a certificate executed by such Lender certifying that such Lender is not a “bank” and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (2) two (2) properly executed originals of Internal Revenue Service Form W-8BEN (or any successor form), in each case, certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents or Bank Products Documents. Each such Foreign Lender agrees to provide the Administrative Agent and the Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Borrower. In addition, if a payment made to a Lender, Administrative Agent, or Issuing Bank (and, in each case, any financial institution through which any payment is made subject to such recipient) under any Loan Document would be subject to United States federal withholding imposed by FATCA if such Lender, Administrative Agent, or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA, such Lender, Administrative Agent, or Issuing Bank shall deliver to the Administrative Agent and the Borrower such forms or other documents as shall be prescribed by Applicable Law, if any, or as otherwise reasonably requested, as may be necessary for the Administrative Agent or the Borrower, as applicable, to determine that such payment is exempt from withholding under FATCA.

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(vii)       The Credit Parties shall not be required to indemnify any Foreign Lender, or to pay any additional amounts to such Foreign Lender pursuant to Section 2.8(b)(i) or (b)(iii) above to the extent that (A) the obligation to withhold amounts with respect to United States Federal, state or local withholding tax existed on the date such Foreign Lender became a party to this Agreement (or, in the case of a transferee, on the effective date of the Assignment and Acceptance pursuant to which such transferee became a Lender) or, with respect to payments to a new lending office, the date such Foreign Lender designated such new lending office; provided, however, that this clause (A) shall not apply to any Foreign Lender that became a Lender or new lending office that became a new lending office as a result of an assignment or designation made at the request of the Borrower; and provided further, however, that this clause (A) shall not apply to the extent the indemnity payment or additional amounts, if any, that any member of the Lender Group through a new lending office would be entitled to receive (without regard to this clause (A)) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such member of the Lender Group making the designation of such new lending office would have been entitled to receive in the absence of such assignment, transfer or designation or (B) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such member of the Lender Group to comply with the provisions of Section 2.8(b)(v) above.

(viii)      Nothing contained in this Section 2.8(b) shall require any member of the Lender Group to make available to any Credit Party any of its tax returns (or any other information) that it deems confidential or proprietary.

(ix)         If any member of the Lender Group determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.8(b) (including additional amounts paid pursuant to this Section 2.8(b)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.8(b) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such member of the Lender Group and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.8(b)(ix) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.8(b)(ix), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.8(b)(ix) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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Section 2.9           Reimbursement. Whenever any member of the Lender Group shall sustain or incur any losses (including losses of anticipated profits) or out-of-pocket expenses in connection with (a) failure by the Borrower to borrow or continue any Eurodollar Loan, or convert any Base Rate Loan to a Eurodollar Loan, in each case, after having given notice of its intention to do so in accordance with Section 2.2 (whether by reason of the election of the Borrower not to proceed or the non-fulfillment of any of the conditions set forth in this Agreement), or (b) prepayment of any Eurodollar Loan in whole or in part for any reason other than at the end of the applicable Interest Period for such Eurodollar Loan or (c) failure by the Borrower to prepay any Eurodollar Loan after giving notice of its intention to prepay such Eurodollar Loan, the Borrower agrees to pay to such Lender, promptly upon such Lender’s demand therefor, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses and out-of-pocket expenses, absent manifest error, shall be binding and conclusive. Losses subject to reimbursement hereunder shall include, without limitation, expenses incurred by any Lender Group member or any participant of such Lender Group member permitted hereunder in connection with the re-deployment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Lender Group member or any participant of such Lender Group member over the remainder of the Eurodollar Loan Period for such prepaid Loan. For purposes of calculating amounts payable to a Lender Group member under this paragraph, each applicable Lender Group member shall be deemed to have actually funded its relevant Eurodollar Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Loan and having a maturity and repricing characteristics comparable to the relevant Eurodollar Loan Period; provided, however, that each applicable Lender Group member may fund each of its Eurodollar Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

Section 2.10         Pro Rata Treatment.

(a)          Loans. Each Loan from the Lenders under the Revolving Loan Commitment made on or after the Restatement Date shall be made pro rata on the basis of the respective Revolving Commitment Ratios of such Lenders.

(b)          Payments. Each payment and prepayment of the principal of the Revolving Loans, and each payment of interest on the Revolving Loans received from the Borrower, shall be made by the Administrative Agent to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding under the Revolving Loans immediately prior to such payment or prepayment (except in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.17). If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off or otherwise) on account of the Loans in excess of its ratable share of Loans based on its Revolving Commitment Ratio (or in violation of any restriction set forth in Section 2.17), such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.11         Application of Payments.

(a)          Prior to the occurrence and continuance of an Event of Default, all amounts received by the Administrative Agent from the Borrower (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.6(b) (which shall be applied as earmarked or, with respect to payments under Section 2.6(b), as set forth in Section 2.6(b)), and subject to clause (a) of the definition of Permitted Asset Disposition), shall be distributed by the Administrative Agent in the following order of priority:

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FIRST, to the payment of out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent with respect to enforcing the rights of the Lenders under the Loan Documents;

SECOND, to the payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swing Bank hereunder or under any other Loan Document;

THIRD, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FOURTH, to the payment of principal then due and payable on the Swing Loans;

FIFTH, to the payment of principal then due and payable on the Revolving Loans;

SIXTH, to the payment of the Obligations arising in respect of any Bank Products then due and payable;

SEVENTH, to the payment of all other Obligations not otherwise referred to in this Section 2.11(a) then due and payable; and

EIGHTH, upon satisfaction in full of all Obligations, to the applicable Credit Party or such other Person who may be lawfully entitled thereto.

(b)          Payments Subsequent to Event of Default. Notwithstanding anything in this Agreement or any other Loan Documents which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to clause (a) of the definition of Permitted Asset Disposition and Section 2.10):

FIRST, to the payment of out-of-pocket costs and expenses (including without limitation indemnification and reasonable attorneys’ fees) of the Administrative Agent with respect to enforcing the rights of the Lenders under the Loan Documents or that are otherwise required to be paid under the Loan Documents in connection therewith (including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral);

SECOND, to the payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swing Bank hereunder or under any other Loan Document;

THIRD, to the payment of out-of-pocket costs and expenses (including without limitation indemnification and reasonable attorneys’ fees) of the Lenders with respect to enforcing their rights under the Loan Documents or that are otherwise required to be paid under the Loan Documents in connection therewith;

FOURTH, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FIFTH, to the payment of the principal of the Swing Loans then outstanding;

SIXTH, pro rata, to (i) the payment of principal on the Revolving Loans then outstanding; (ii) the Letter of Credit Reserve Account to the extent of one hundred three percent (103%) of any Letter of Credit Obligations then outstanding; and (iii) to the Bank Products Obligations and the Net Mark-to-Market Exposure of the Hedge Obligations that constitute Obligations; provided, however, that no proceeds realized from any Guaranty or Collateral of a Credit Party who is not a Qualified ECP Guarantor shall be applied to the payment of Hedge Obligations that constitute Obligations;

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SEVENTH, to any other Obligations not otherwise referred to in this Section 2.11(b); and

EIGHTH, upon satisfaction in full of all Obligations, to the applicable Credit Party or such other Person who may be lawfully entitled thereto.

Section 2.12         [Intentionally Omitted].

Section 2.13         All Obligations to Constitute One Obligation. All Obligations shall constitute one general obligation of the Borrower and shall be secured by the Administrative Agent’s security interest (on behalf of, and for the benefit of, the Lender Group) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by any Credit Party to the Administrative Agent or any other member of the Lender Group, to the extent provided in the Security Documents under which such Liens arise.

Section 2.14         Maximum Rate of Interest. The Borrower and the Lender Group hereby agree and stipulate that the only charges imposed upon the Borrower for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article 2 and in any other Loan Document. Notwithstanding the foregoing, the Borrower and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any Applicable Law. In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Restatement Date, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Revolving Loans to the extent of such excess.

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Section 2.15         Letters of Credit.

(a)          Subject to the terms and conditions of this Agreement, the Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.15(c) below, hereby agrees to issue one or more Letters of Credit up to an aggregate face amount equal to the Letter of Credit Commitment; provided, however, that, except as described in the last sentence of Section 4.2, the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 4.2 have been satisfied; provided, further, that no Issuing Bank shall be obligated to issue, amend, renew or extend any Letter of Credit if such issuance, amendment, renewal, or extension would result in the outstanding amount of the Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Bank to exceed such Issuing Bank’s Letter of Credit Issuance Limit. Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier to occur of (A) the date ten (10) days prior to the Maturity Date, and (B) three hundred sixty (360) days after its date of issuance (but may contain provisions for automatic renewal provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal and provided that no such renewal shall extend beyond the date ten (10) days prior to the Maturity Date). With respect to each Letter of Credit, (i) the rules of the International Standby Practices, ICC Publication No. 590, or any subsequent revision or restatement thereof adopted by the ICC and in use by the Issuing Bank, shall apply to each Standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit, and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any Applicable Law. In addition, at the request of the Borrower, an Issuing Bank may, in its sole discretion, agree to issue, amend, renew or extend Letters of Credit in excess of its Letter of Credit Issuance Limit, provided, however, after giving effect to any such issuance, amendment, renewal or extension, (x) the aggregate outstanding amount of the Letter of Credit Obligations shall not exceed the Letter of Credit Commitment and (y) the Aggregate Revolving Credit Obligations shall not exceed the Revolving Loan Commitment.

(b)          The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit. The Borrower shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by the Issuing Bank, not later than 12:00 noon (Atlanta, Georgia time) on the third (3rd) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent. Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 4.2 or waiver of such conditions pursuant to the last sentence of Section 4.2, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent following the issuance thereof. In addition to the fees payable pursuant to Section 2.4(c)(ii), the Borrower shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.

(c)          Immediately upon the issuance by the Issuing Bank of a Letter of Credit and in accordance with the terms and conditions of this Agreement, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Ratio, in such Letter of Credit and the obligations of the Borrower with respect thereto (including, without limitation, all Letter of Credit Obligations with respect thereto). The Issuing Bank shall promptly notify the Administrative Agent of any draw under a Letter of Credit. At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrower and the Swing Bank (or, at its option, all Lenders), by telephone or telecopy, of the amount of the draw and, in the case of each Lender, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Commitment Ratio.

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(d)          The Borrower hereby agrees to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under each Letter of Credit. In order to facilitate such repayment, the Borrower hereby irrevocably requests the Lenders, and the Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 with respect to the amounts of, the timing of requests for, and the repayment of Loans hereunder and in Article 4 with respect to conditions precedent to Loans hereunder), to make a Base Rate Loan on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Loan directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw. Each Lender shall pay its share of such Base Rate Loan to the Administrative Agent in accordance with Section 2.2(e) and its Revolving Commitment Ratio, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default exists or would be caused thereby. The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section 2.15 shall be subject to the terms and conditions of Section 2.2(e). The obligation of each Lender to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.15 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason (other than the gross negligence or willful misconduct of the Issuing Bank in paying such Letter of Credit, as determined by a final non-appealable judgment of a court of competent jurisdiction). The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders. Any overdue amounts payable by the Lenders to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate. Notwithstanding the foregoing, at the request of the Administrative Agent, the Swing Bank may, at its option and subject to the conditions set forth in Section 2.2(g) other than the condition that the applicable conditions precedent set forth in Article 4 be satisfied, make Swing Loans to reimburse the Issuing Bank for amounts drawn under Letters of Credit.

(e)          The Borrower agrees that each Loan by the Lenders to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, unless and until converted into a Eurodollar Loan pursuant to Section 2.2(b)(ii), be deemed to be a Base Rate Loan.

(f)          The Borrower agrees that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrower as between the Borrower and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrower. The obligation of the Borrower to reimburse the Issuing Bank for a drawing under any Letter of Credit or the Lenders for Loans made by them to the Issuing Bank on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(i)          Any lack of validity or enforceability of any Loan Document;

(ii)         Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

(iii)        Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

(iv)        The existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;

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(v)         Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi)        The insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii)       Any breach of any agreement between the Borrower and any beneficiary or transferee of any Letter of Credit;

(viii)      Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

(ix)         Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

(x)          Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank;

(xi)         Any other circumstances arising from causes beyond the control of the Issuing Bank;

(xii)        Payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction; and

(xiii)       Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower suffered by the Borrower that is caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in good faith, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

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(g)          The Borrower will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against such Indemnified Person by the Borrower, any Credit Party, or any third party in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrower shall not be liable to an Indemnified Person for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 2.15(g) shall survive termination of this Agreement.

(h)          Each Lender shall be responsible (to the extent the Issuing Bank is not reimbursed by the Borrower) for its pro rata share (based on such Lender’s Revolving Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including reasonable attorneys’ fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, the Borrower’s or any Guarantor’s obligations to reimburse draws thereunder or otherwise. In the event the Borrower shall fail to pay such expenses of the Issuing Bank within fifteen (15) days of demand for payment by the Issuing Bank, each Lender shall thereupon pay to the Issuing Bank its pro rata share (based on such Lender’s Revolving Commitment Ratio) of such expenses within ten (10) days from the date of the Issuing Bank’s notice to the Lenders of the Borrower’s failure to pay; provided, however, that if the Borrower shall thereafter pay such expenses, the Issuing Bank will repay to each Lender the amounts received from such Lender hereunder.

(i)          Subject to the appointment and acceptance of a successor issuer below in the event there is only one Issuing Bank, any Issuing Bank may resign as Issuing Bank upon sixty (60) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. If any Issuing Bank shall resign as Issuing Bank under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit, whereupon, subject to acceptance of such appointment by such successor issuer, such successor issuer shall succeed to the rights, powers and duties of such resigning Issuing Bank, and the term “Issuing Bank” shall include such successor issuer effective upon such appointment. At the time such resignation shall become effective, the Borrower shall pay to the resigning Issuing Bank all accrued and unpaid fees pursuant to Section 2.4(c)(ii) hereof. The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Issuing Bank shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents. In the event there is only one Issuing Bank and none of the other Lenders accepts such appointment within ninety (90) days after any Issuing Bank submitted its notice of resignation, such Issuing Bank’s resignation shall still be effective if such Issuing Bank determines in good faith that it is either unable or that it is commercially unreasonable for it to continue to issue Letters of Credit hereunder. After the resignation of any Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit. After any retiring Issuing Bank’s resignation as Issuing Bank, the provisions of this Agreement relating to such Issuing Bank shall inure to its benefit as to any actions taken or omitted to be taken by it (i) while it was Issuing Bank under this Agreement or (ii) at any time with respect to Letters of Credit issued by such Issuing Bank. For the avoidance of doubt, any resignation by an Issuing Bank shall not affect the Letters of Credit issued by such Issuing Bank prior to such resignation.

(j)          Any Issuing Bank which ceases to be a Lender pursuant to Section 11.12(b) or 11.16 shall also cease to be an Issuing Bank hereunder.

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Section 2.16         [Intentionally Omitted].

Section 2.17         Defaulting Lenders.

(a)          Cash Collateral.

(i)          At any time that there shall exist a Defaulting Lender, within three (3) Business Days following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Letter of Credit Obligations in an amount equal to the portion of such Letter of Credit Obligations with respect to such Defaulting Lender (determined after giving effect to Section 2.17(b)(vi) and any cash collateral provided by such Defaulting Lender) in an amount not less than 103% of the portion of the Letter of Credit Obligations of such Defaulting Lender.

(ii)         The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that such cash collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such cash collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(iii)        Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.17(a) or Section 2.17(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or Letter of Credit Obligations (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)        Cash collateral (or the appropriate portion thereof) provided to secure any Letter of Credit Obligations shall no longer be required to be held as cash collateral pursuant to this Section 2.17(a) following the earliest to occur of (A) the elimination of the applicable Letter of Credit Obligations (including by the termination of Defaulting Lender status of the applicable Lender), (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess cash collateral and (C) the determination that the applicable Defaulting Lender is no longer a Defaulting Lender; provided that, subject to Section 2.17(b) through (d) the Person providing cash collateral and each Issuing Bank may agree that cash collateral shall be held to support future anticipated Letter of Credit Obligations or other obligations and provided further that to the extent that such cash collateral was provided by the Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

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(b)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders and in Section 11.12.

(ii)         Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Bank hereunder; third, to Cash Collateralize the Letter of Credit Obligations with respect to such Defaulting Lender in accordance with Section 2.17(a); fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize future Letter of Credit Obligations with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to sub-section (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii)        No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.4 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)        [Intentionally Omitted].

(v)         With respect to any Commitment Fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (iii) or (iv) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (vi) below, (y) to the extent any portion of such Defaulting Lender’s participation in Letters of Credit or Swing Loans cannot be so reallocated, pay to each Issuing Bank and Swing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Defaulting Lender’s participation in Letters of Credit or Swing Loans, and (z) not be required to pay the remaining amount of any such fee.

(vi)        All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata shares (based on its Revolving Commitment Ratio) of the Revolving Loan Commitment (calculated without regard to such Defaulting Lender’s portion of the Revolving Loan Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied or waived in writing at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s portion of the Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(vii)       If the reallocation described in clause (vi) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Loans with respect to such Defaulting Lender and (y) second, Cash Collateralize the Letter of Credit Obligations with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.17(a).

(c)          Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.17(b)(vi), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

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(d)          New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Bank shall not be required to fund any Swing Loans unless it is satisfied that it will have no additional Swing Loans after giving effect to such Swing Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no additional Letter of Credit Obligations after giving effect thereto.

ARTICLE 3

GUARANTY

Section 3.1           Guaranty.

(a)          Each Guarantor (which may include a Credit Party, that was a borrower under the Existing Credit Agreement but which is now a Guarantor under this Agreement) hereby, jointly and severally, guarantees to the Administrative Agent, for the benefit of the Lender Group, the full and prompt payment of the Obligations, including, without limitation, any interest therein (including, without limitation, interest as provided in this Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus reasonable attorneys’ fees and expenses if the obligations represented by this Guaranty are collected by law, through an attorney-at-law, or under advice therefrom.

(b)          Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Lender Group, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Lender Group, or any of them, for the Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and three percent (103%) of the Letter of Credit Obligations) and the Commitments shall have been terminated.

(c)          Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full, to the extent of its obligations hereunder, or a defense that such Guarantor’s liability is limited as provided in Section 3.1(g)), set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Guarantors under this Guaranty or the obligations of any other Person or party (including, without limitation, the Borrower) relating to this Guaranty or the obligations of any of the Guarantors under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any other member of the Lender Group to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors under this Guaranty.

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(d)          The Lender Group, or any of them, may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty, (i) take such further or other security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Lender Group, or any of them, or (iii) amend, modify, increase, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole and absolute discretion. Without limiting the generality of the foregoing, or of Section 3.1(e), it is understood that the Lender Group, or any of them, may, without exonerating or releasing any Guarantor, give up, modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.

(e)          Each Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this Guaranty; it being the purpose and intent of the Guarantors and the Lender Group that the covenants, agreements and all liabilities and obligations of each Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, each Guarantor agrees that until the performance of and payment in full in cash of the Obligations (without possibility of recourse, whether by operation of law or otherwise) and the termination of the Commitments, such Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Group, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Group, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrower, on the one hand, and any member of the Lender Group, on the other hand, or any other guarantor or surety, and such Guarantor hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

(f)          The Lender Group, or any of them, may, without demand or notice of any kind upon or to any Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any Guarantor, if the Borrower shall not have timely paid any of the Obligations (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and three percent (103%) of the Letter of Credit Obligations), set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor in the possession of any member of the Lender Group or under their respective control for any purpose. If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Person pursuant to or in respect of this Guaranty, any claim which such Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior payment in full in cash of the Obligations to the satisfaction of the Lender Group and the termination of the Commitments.

(g)          The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty or the rights of the Lender Group herein. It is the intention of each Guarantor and the Administrative Agent that each Guarantor’s obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined). The “Maximum Guaranteed Amount” with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or Federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

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(h)          Upon the bankruptcy or winding up or other distribution of assets of the Borrower, or of any surety or guarantor (other than the applicable Guarantor) for any Obligations of the Borrower to the Lender Group, or any of them, the rights of the Administrative Agent against any Guarantor shall not be affected or impaired by the omission of any member of the Lender Group to prove its claim, or to prove the full claim, as appropriate, against the Borrower, or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender Group of each of the Guarantors.

(i)          Each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent such waiver would be expressly prohibited by Applicable Law, the following: (i) notice of acceptance of this Guaranty, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (v) all rights to enforce any remedy which the Lender Group, or any of them, may have against the Borrower, (vi) until the Obligations shall have been paid in full in cash (or in the case of a Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and three percent (103%) of the Letter of Credit Obligations), and all Commitments have been terminated, all rights of subrogation, indemnification, contribution and reimbursement from the Borrower for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereinafter held by the Lender Group, or any of them, in respect of the Obligations, and (vii) any and all rights under any Applicable Law governing guaranties or sureties. If a claim is ever made upon any member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (A) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (B) any settlement or compromise of any such claim effected by such Person with any such claimant, including the Borrower, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

(j)          This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon. No failure or delay by any member of the Lender Group in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any member of the Lender Group shall operate as a waiver thereof. No action by any member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty. For the purpose of this Guaranty, the Obligations shall include, without limitation, all Obligations of the Borrower to the Lender Group, notwithstanding any right or power of any third party, individually or in the name of the Borrower and the Lender Group, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.

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(k)          This is a guaranty of payment and not of collection. In the event the Administrative Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty, such Guarantor shall be held and bound to the Administrative Agent directly as debtor in respect of the payment of the amounts hereby guaranteed. All costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Obligations guaranteed hereby.

(l)          Each Guarantor is a direct or indirect wholly-owned Domestic Subsidiary of the Borrower. Each Guarantor expressly represents and acknowledges that any financial accommodations by the Lender Group to the Borrower, including, without limitation, the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor.

(m)          The payment obligation of a Guarantor to any other Guarantor under any Applicable Law regarding contribution rights among co-obligors or otherwise shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Guarantor shall not exercise any right or remedy with respect to such rights until payment and satisfaction in full of all such obligations.

Section 3.2           Special Provisions Applicable to New Guarantors. Pursuant to Section 6.17 of this Agreement, any new Domestic Subsidiary (other than Excluded Subsidiaries and Immaterial Subsidiaries) of the Borrower may be required to enter into this Agreement as a Guarantor by executing and delivering to the Administrative Agent a Joinder Supplement. Upon the execution and delivery of a Joinder Supplement by such new Domestic Subsidiary, such new Domestic Subsidiary shall become a Guarantor and Credit Party hereunder with the same force and effect as if originally named as a Guarantor or Credit Party herein. The execution and delivery of any Joinder Supplement (or any joinder to any other applicable Loan Document) adding an additional Guarantor as a party to this Agreement (or any other applicable Loan Document) shall not require the consent of any other party hereto. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1           Conditions Precedent to Initial Loan. The obligations of the Lenders to make Loans hereunder, and the obligation of the Issuing Bank to issue any Letter of Credit hereunder, are subject to the prior fulfillment of each of the following conditions on or before March 31, 2014:

(a)          The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Lender Group:

(i)          This Agreement duly executed by the Borrower, the Guarantors, the Lenders, and the Administrative Agent;

(ii)         Any Revolving Loan Notes requested by any Lender duly executed by the Borrower;

(iii)        The Security Agreement duly executed by each Credit Party, together with, to the extent not already delivered to the Administrative Agent pursuant to the Existing Credit Agreement, Uniform Commercial Code financing statements related thereto;

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(iv)        To the extent not already delivered to the Administrative Agent pursuant to the Existing Credit Agreement, all other Security Documents duly executed by each Credit Party party thereto;

(v)         To the extent not already delivered to the Administrative Agent pursuant to the Existing Credit Agreement, a Controlled Account Agreement with respect to each deposit account set forth on Schedule 6.12 maintained by any Credit Party at a depository institution (other than any Excluded Account), duly executed by such Credit Party, the Administrative Agent, and such depository institution;

(vi)        An Information and Collateral Disclosure Certificate with respect to the Credit Parties duly executed by such Credit Party;

(vii)       The legal opinions of Womble Carlyle Sandridge & Rice, LLP, counsel to the Credit Parties, as well as any local counsel to the Credit Parties (if requested by the Administrative Agent), addressed to the Lender Group, which opinions shall cover the transactions contemplated hereby and in the other Loan Documents and include customary opinions, provided that the local counsel opinions do not need to cover attachment or perfection of Liens;

(viii)      If Loans are to be made on the Restatement Date, a duly executed Request for Loan with disbursement instructions attached thereto;

(ix)         A certificate signed by an Authorized Signatory of each Credit Party, including a certificate of incumbency with respect to each Authorized Signatory of such Person, together with appropriate attachments which shall include, without limitation, the following: (A) a copy of the certificate of incorporation or formation, articles of organization, or similar organizational document of such Person certified to be true, complete and correct by the Secretary of State of the State of such Person’s incorporation or formation, (B) a true, complete and correct copy of the bylaws, operating agreement, partnership agreement, limited liability company agreement, or similar organizational document of such Person, (C) a true, complete and correct copy of the resolutions (including, without limitation, board resolutions and shareholder resolutions, as applicable) of such Person authorizing the execution, delivery and performance by such Person of the Loan Documents and the Bank Products Documents and, with respect to the Borrower, authorizing the borrowings hereunder, and (D) certificates of good standing, existence, or similar appellation from each jurisdiction in which such Person is organized and, to the extent failure to be so qualified in any other jurisdiction could reasonably be expected to have a Materially Adverse Effect, foreign qualifications in those jurisdictions in which such Person is required to be qualified to do business;

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(x)          An officer’s certificate in form and substance reasonably satisfactory to the Lenders executed by the treasurer of the Borrower (A) certifying as to the solvency and financial condition of the Credit Parties as of December 31, 2013, (B) containing a representation from the Borrower that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral as of the Restatement Date, (C) if no Loan or Letter of Credit is requested hereunder on the Restatement Date, certifying that as of the Restatement Date, both before and after giving effect to the effectiveness of this Agreement and the other Loan Documents executed and delivered on the Restatement Date (x) all of the representations and warranties of the Credit Parties under this Agreement and the other Loan Documents are true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty are true and correct in all respects) and (y) no Default or an Event of Default is in existence, (D) certifying that there has been no materially adverse change to the financial information and projections previously delivered to the Administrative Agent under Section 4.1(d) below, (E) certifying that no change in the business, condition (financial or otherwise), results of operations, liabilities (contingent or otherwise), or properties of the Borrower and its Subsidiaries (taken as a whole) shall have occurred since December 31, 2013, which change has had or would be reasonably expected to have a Materially Adverse Effect, (F) certifying (x) that all material Necessary Authorizations are in full force and effect, are not subject to any pending or threatened reversal or cancellation, and all applicable waiting periods have expired, and that there is no ongoing investigation or inquiry by any Governmental Authority regarding the Loans or any other transaction contemplated by the Loan Documents or the conduct of the businesses and the ownership (or lease) of the Properties of the Credit Parties and (y) that attached thereto are true, correct, and complete copies of all such material Necessary Authorizations, if any, and (G) certifying that the conditions set forth in Section 4.1(f) have been satisfied and attaching a true, correct, and complete executed copy of the Specified Florida Divestiture Agreement.

(xi)         UCC searches from the Secretary of State of each Credit Party’s jurisdiction of incorporation or formation;

(xii)        To the extent not already delivered to the Administrative Agent pursuant to the Existing Credit Agreement, all possessory Collateral required to be delivered to the Administrative Agent in accordance with the Security Documents;

(xiii)       Payment of all fees and expenses payable to the Administrative Agent, the Affiliates of the Administrative Agent, and the Lenders in connection with the execution and delivery of this Agreement, including, without limitation, fees and expenses of counsel to the Administrative Agent;

(xiv)      Out-of-state affidavits for each Credit Party organized under the laws of the State of Florida;

(xv)       The Master Assignment and Acceptance, duly executed by all parties thereto; and

(xvi)      All such other documents as the Administrative Agent may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.

(b)          The Lead Arrangers and the Administrative Agent shall have completed their financial, collateral, regulatory, and legal due diligence of the Credit Parties, and all credit investigations and background checks, and the results, form, and substance of each of the foregoing items shall be satisfactory to the Administrative Agent.

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(c)          The Lead Arrangers and the Administrative Agent shall be satisfied that no change in the business, condition (financial or otherwise), results of operations, liabilities (contingent or otherwise), or properties of the Borrower and its Subsidiaries (taken as a whole) shall have occurred since December 31, 2013, which change has had or would be reasonably expected to have a Materially Adverse Effect.

(d)          The Lead Arrangers shall have received and be satisfied with (i) the financial statements (including balance sheets, statements of income, and statements of cash flows) described in Section 5.1(k) and (ii) forecasts of the income statement, the balance sheet and a cash flow statement for each fiscal year through the fiscal year ending December 31, 2018, prepared on a quarterly basis through the fiscal year ending December 31, 2016, and prepared on an annual basis for each fiscal year thereafter.

(e)          The Administrative Agent shall have received a Compliance Certificate, prepared on a Pro Forma Basis after giving effect to the Indebtedness outstanding hereunder and the Senior Notes Redemption, calculated as of the last day of the fiscal quarter ended December 31, 2013, demonstrating that the Borrower is in compliance with the financial covenants set forth in Section 8.8 and attaching applicable calculations thereto;

(f)          The Administrative Agent shall have received evidence in form and substance satisfactory to the Administrative Agent that (i) the Specified Florida Divestiture shall have been consummated in accordance with the terms of the Specified Florida Acquisition Agreement, (ii) the amount of Net Cash Proceeds received by the Borrower for the Specified Florida Divestiture (the “Florida Net Cash Proceeds”) shall be at least $500,000,000, (iii) the Florida Net Cash Proceeds shall have been applied to redeem or repurchase at least $500,000,000 of the aggregate principal amount of the Senior Notes (the “Senior Notes Redemption”), and (iv) at least 75% of the Senior Notes that are redeemed pursuant to the Senior Notes Redemption have a maturity date that is prior to the Maturity Date;

(g)          The Administrative Agent shall have received all documentation and information required by any Governmental Authority under any applicable “know your customer” and anti-money laundering laws no later than five (5) Business Days prior to the Restatement Date.

Section 4.2           Conditions Precedent to Each Loan and Issuance of a Letter of Credit. The obligation of the Lenders to make each Loan and of the Issuing Bank to issue any Letter of Credit, including any initial Loan or any initial Letter of Credit issuance hereunder (but excluding Loans, the proceeds of which are to reimburse (a) the Swing Bank for Swing Loans or (b) the Issuing Bank for amounts drawn under a Letter of Credit), is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Loan or issuance of such Letter of Credit:

(a)          All of the representations and warranties of the Credit Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.4, are made at and as of the time of such Loan or issuance of such Letter of Credit, shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects and except in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be so true and correct on and as of such prior date) at such time, both before and after giving effect to the application of the proceeds of such Loan or issuance of such Letter of Credit;

(b)          There shall not exist on the date of such Loan or issuance of such Letter of Credit and after giving effect thereto, a Default or an Event of Default; and

(c)          With respect to the issuance of any Letter of Credit, all other applicable conditions precedent set forth in Sections 2.1(b) and 2.15 shall have been satisfied.

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The Borrower hereby agrees that the delivery of any Request for Loan or Request for Issuance of Letter of Credit hereunder or any telephonic request hereunder shall be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.2 have been satisfied. Notwithstanding the foregoing, if any of the conditions set forth above are not satisfied, such conditions may be waived by the Majority Lenders.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1           General Representations and Warranties. In order to induce the Lender Group to enter into this Agreement and to extend the Loans and issue the Letters of Credit to the Borrower, each Credit Party hereby represents and warrants that:

(a)          Organization; Power; Qualification. Each Credit Party (i) is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation, (ii) has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify or be authorized to do business could not reasonably be expected to have a Materially Adverse Effect.

(b)          Authorization; Enforceability. Each Credit Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and each other Loan Document to which a Credit Party is a party has been duly executed and delivered by such Credit Party, and is a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c)          Partnerships; Joint Ventures; Subsidiaries; Guarantors. Except as disclosed on Schedule 5.1(c)-1, no Credit Party has any Subsidiaries as of the Restatement Date. As of the Restatement Date, no Credit Party or any Subsidiary is a partner or joint venturer in any partnership or joint venture other than (i) the Subsidiaries listed on Schedule 5.1(c)-1 and (ii) the partnerships and joint ventures (that are not Subsidiaries) listed on Schedule 5.1(c)-2. Schedule 5.1(c)-1 and Schedule 5.1(c)-2 set forth, for each Person set forth thereon and, with respect to clause (iii) below, the Borrower, a complete and accurate statement of (i) the percentage ownership of each such Person by the applicable Credit Party or Subsidiary of a Credit Party as of the Restatement Date, and (iii) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person as of the Restatement Date. As of the Restatement Date (A) all Guarantors are set forth on Schedule 5.1(c)-3 and (B) the assets of all Immaterial Subsidiaries and Excluded Subsidiaries does not exceed 10% of the Consolidated Tangible Assets.

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(d)          Equity Interests and Related Matters. The authorized Equity Interests as of the Restatement Date of each Credit Party and each Subsidiary and the number of shares of such Equity Interests that are issued and outstanding as of the Restatement Date are as set forth on Schedule 5.1(d). All of the shares of such Equity Interests that are issued and outstanding as of the Restatement Date have been duly authorized and validly issued and are fully paid and non-assessable. As of the Restatement Date, the Equity Interests of each such Credit Party (other than the Borrower) and each such Subsidiary are owned by the parties listed on Schedule 5.1(d) in the amounts set forth on such schedule and a description of the Equity Interests of each such party is listed on Schedule 5.1(d). Except as described on Schedule 5.1(d), no Credit Party or any Subsidiary has outstanding any stock or securities convertible into or exchangeable for any shares of its Equity Interests, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Equity Interests or any stock or securities convertible into or exchangeable for any Equity Interests. Except as set forth on Schedule 5.1(d), no Credit Party or any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or to register any shares of its Equity Interests, and there are no agreements restricting the transfer of any shares of such Credit Party’s or such Subsidiary’s Equity Interests or restricting the ability of any Subsidiary of the Borrower from making distributions, dividends or other Restricted Payments to the Borrower.

(e)          Compliance with Law, Loan Documents, and Contemplated Transactions. The execution, delivery, and performance of this Agreement and each of the other Loan Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or formation or by-laws, partnership agreement or operating agreement of any Credit Party or any Subsidiary or under any Material Contract to which any Credit Party or any Subsidiary is a party, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any Credit Party or any Subsidiary or any of their respective Properties or on Equity Interests issued by any of them except Permitted Liens.

(f)          Necessary Authorizations. Each Credit Party and each Subsidiary has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect, except to the extent the failure to obtain such Necessary Authorizations or the failure to keep such Necessary Authorizations in full force and effect could not reasonably be expected to have a Materially Adverse Effect. None of such Necessary Authorizations is the subject of any pending or, to the best of each Credit Party’s knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization except to the extent such attack or revocation could not reasonably be expected to have a Materially Adverse Effect. No Credit Party or any Subsidiary is required to obtain any additional material Necessary Authorizations in connection with the execution, delivery, and performance of this Agreement, or any other Loan Document, in accordance with their respective terms, or the consummation of the transactions contemplated hereby or thereby.

(g)          Title to Properties. Each Credit Party has good, marketable, and legal title to, or a valid license or leasehold interest in, all of its Property material to the operation of such Credit Party’s business (except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes), and none of such Property is subject to any Liens, other than Permitted Liens.

(h)          Material Contracts. Schedule 5.1(h) contains a complete list, as of the Restatement Date, of each Material Contract. No default exists under any contract included under clause (d) of the definition of Material Contracts that would reasonably be expected to result in the cancellation or early termination of (or enables, or, with the giving of notice or passing of time or both, would enable any party to such Material Contract to cancel or terminate) such Material Contract.

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(i)          Labor Matters. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect.

(j)          Taxes. The Borrower and each Subsidiary has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP with respect thereto or (b) the failure to do so could not, individually or in the aggregate, (i) result in unpaid tax assessments, when due and payable, in excess of $15,000,000 or (ii) reasonably be expected to result in a Materially Adverse Effect.

(k)          Financial Statements. The Credit Parties have furnished, or caused to be furnished, to the Lenders audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended on or about December 31, 2013, including the balance sheets and income and cash flow statements, prepared by independent certified public accountants of recognized national standing which are complete and correct in all material respects and present fairly in accordance with GAAP the financial position of the Borrower and its Subsidiaries as of such dates, as applicable, and the results of operations for the fiscal years then ended, as applicable. Except as disclosed in such financial statements, neither the Borrower nor any consolidated Subsidiary has any material liabilities, contingent or otherwise, and there are no material unrealized or anticipated losses of the Borrower or any consolidated Subsidiary which have not heretofore been disclosed in writing to the Lenders. The Borrower and its Subsidiaries maintain reserves to the extent required by GAAP for future costs associated with any retiree and health care benefits, any Reclamation and any other potential claims under Environmental Laws or Mining Laws.

(l)          No Adverse Change. Since December 31, 2013, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect.

(m)          [Intentionally Omitted.]

(n)          Liabilities, Litigation, etc. As of the Restatement Date, except for liabilities incurred in the normal course of business, no Credit Party or any Subsidiary has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the financial statements referred to in Section 5.1(k) or with respect to the Obligations. There is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Credit Parties, threatened against or affecting any Credit Party, any Subsidiary or any of their respective properties which could reasonably be expected to have a Materially Adverse Effect, or the loss of any certification or license material to the operation of such Credit Party’s or Subsidiary’s business. No Credit Party knows of any unusual or unduly burdensome restriction, restraint or hazard relative to the business or properties of the Credit Parties and their Subsidiaries that is not customary for or generally applicable to similarly situated businesses in the same industry as the Credit Parties and their Subsidiaries.

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(o)          ERISA. Schedule 5.1(o) lists, as of the Restatement Date, all Multiemployer Plans and Title IV Plans. Except as set forth in Schedule 5.1(o), no Credit Party or any of their ERISA Affiliates has any Multiemployer Plan, Title IV Plan, or Retiree Welfare Plan, Foreign Plan or has had any such plans in the last five years. Copies of all Plans listed on Schedule 5.1(o), together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been made available to the Administrative Agent. Each Plan (other than any Multiemployer Plan) intended to be qualified under Code Section 401 has either received a favorable determination letter from the IRS or an application for such a letter has been or will be submitted to the IRS within the applicable required time period with respect thereto, and nothing has occurred that would cause the loss of such qualification or the tax-exempt status of the trust related to the Plan under Code Section 501. Except as could not reasonably be expected to have a Materially Adverse Effect, all Plans (other than any Multiemployer Plan) are in compliance with ERISA and the Code and are not subject to any tax or penalty, including without limitation, any tax or penalty under Title I or Title IV of ERISA or under Chapter 43 of the Code, or any tax or penalty resulting from a loss of deduction under Sections 162, 404, 419 or 419A of the Code. Except as could not reasonably be expected to have a Materially Adverse Effect, there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, or actions by any Governmental Authority asserted or instituted against any Plan or any Person as fiduciary (as defined in Section 3(21) of ERISA) or sponsor of any Plan. No ERISA Events have occurred or are reasonably expected to occur that could, individually or in the aggregate, reasonably be expected to result in a Materially Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards Nos. 87 and 158, as applicable) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards Nos. 87 and 158, as applicable) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such Plans except in each such case where any underfunding could not reasonably be expected to have a Materially Adverse Effect.

(p)          Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all Intellectual Property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person, in each case, except as could not reasonably be expected to result in a Materially Adverse Effect.

(q)          Compliance with Law; Absence of Default. Each Credit Party and each Subsidiary is in compliance (i) with all Applicable Laws, except where the failure to so comply could not reasonably be expected to have a Materially Adverse Effect, and (ii) with all of the provisions of its certificate of incorporation or formation and by-laws or other governing documents. No event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes (i) a Default or an Event of Default or (ii) a default under any (A) indenture, (B) Material Contract, (C) other instrument, or (D) any judgment, decree, or order to which such Credit Party or such Subsidiary is a party or by which such Credit Party or such Subsidiary or any of their respective properties may be bound, except, in each case under this clause (ii), except for any default which could not reasonably be expected to have a Materially Adverse Effect.

(r)          Casualties; Taking of Properties, etc. Since December 31, 2013, neither the business nor the properties of the Credit Parties has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces, or acts of God or of any public enemy in a manner that could reasonably be expected to have a Materially Adverse Effect.

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(s)          Accuracy and Completeness of Information. All written information, reports, other papers and data relating to the Credit Parties and their Subsidiaries furnished by or at the direction of the Credit Parties to the Lender Group were, at the time furnished, complete and correct in all material respects. No fact is currently known to any Credit Party which has, or could reasonably be expected to have, a Materially Adverse Effect. No document furnished or written statement made to the Lender Group by or at the direction of any Credit Party in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of any Credit Party or omits or will omit to state a material fact necessary in order to make the statements contained therein not materially misleading as of the time when made or delivered. With respect to projections, estimates and forecasts given to the Lender Group, such projections, estimates and forecasts are based on the Credit Parties’ good faith assessment of the future of the business at the time made. The Credit Parties had a reasonable basis for such assessment at the time made.

(t)          Compliance with Regulations T, U, and X. No Credit Party or any Subsidiary is engaged principally in or has as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and no Credit Party or any Subsidiary owns or presently intends to acquire, any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X. None of any Credit Party, any Subsidiary or any bank acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the SEA, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Administrative Agent, the Credit Parties and their Subsidiaries will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations, including without limitation an opinion of counsel in form and substance satisfactory to the Administrative Agent. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

(u)          Solvency. Each Credit Party is and will continue to be Solvent, including, without limitation, after giving effect to the transactions contemplated by the Loan Documents and the rights of subrogation and contribution among the Credit Parties.

(v)         Insurance. The Borrower and its Subsidiaries have insurance meeting the requirements of Section 6.5, and such insurance policies are in full force and effect.

(w)        Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents, and no other similar fees or commissions will be payable by the Credit Parties or any of their Subsidiaries for any other services rendered to the Credit Parties or any of their Subsidiaries ancillary to the credit transactions contemplated herein.

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(x)          Real Property.

(i)          All Real Property owned by each Credit Party as of the Restatement Date on which material Collateral Assets are located or from which such Collateral Assets were derived is set forth in Schedule 5.1(x). Each Credit Party owns good and marketable fee simple title to all such owned material Real Property, and none of such material Real Property is subject to any Liens, except Permitted Liens.

(ii)         All Real Property leased by each Credit Party as of the Restatement Date on which material Collateral Assets are located or from which such Collateral Assets were derived, and the name of the lessor of any such leased Real Property, is set forth in Schedule 5.1(x). (A) All such leases are valid, enforceable and in full force and effect, except as otherwise set forth in Schedule 5.1(x), (B) the Credit Parties are the sole holders of the lessee’s interests under such leases, and (C) no Credit Party has made any pledge, mortgage, assignment or sublease of any of its rights under such leases (other than subleases for locations where no material Collateral Assets are located or with respect to which the consent of the sublessee is not necessary or desirable for the Administrative Agent to access Collateral Assets) except pursuant to the Loan Documents, as applicable, and as set forth in Schedule 5.1(x) and, there is no default or condition which, with the passage of time or the giving of notice, or both, would constitute a material default on the part of any party under such leases and the Credit Parties have paid all rents, royalties, and other charges due and payable under such leases.

(iii)        With respect to all Quarry Sites at which Collateral Assets are located or from which Collateral Assets are derived, each Credit Party has all right and title (including, without limitation, mineral rights) necessary or desirable to (A) mine, strip mine, quarry, recover and remove from such Real Property Aggregates and any other construction material found thereon or therein and to otherwise conduct its business on such Real Property, and (B) access such Real Property and the Collateral located thereon.

(y)          Environmental Matters.

(i)          None of the Properties contains, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in violation of Environmental Laws or in amounts that would give rise to any liability under Environmental Laws which could reasonably be expected to have a Materially Adverse Effect.

(ii)         Each Credit Party is in compliance with all applicable Environmental Laws and there is no violation of any Environmental Law or contamination which could interfere with the continued operation of any of the Properties which in each case above could reasonably be expected to have a Materially Adverse Effect.

(iii)        Except as set forth on Schedule 5.1(y) as of the Restatement Date, no Credit Party has received from any Governmental Authority any complaint, or notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws or Mining Laws with regard to the Properties, nor is any Credit Party aware that any such notice is pending, including, without limitation, any such notice in respect of the Reclamation, or alleged need for Reclamation, of any current or former Quarry Site, except, in each case, which could not reasonably be expected to have a Materially Adverse Effect.

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(iv)        Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Property by any Credit Party or any other Person in violation of any Environmental Laws in any respect or in a manner that would give rise to a liability under Environmental Laws nor have any Hazardous Materials been transported or disposed of from any of the Properties to any other location in violation of any Environmental Laws or in a manner that could reasonably be expected to give rise to liability under Environmental Laws except in each case as could not reasonably be expected to have a Materially Adverse Effect. No Credit Party has permitted or will permit any tenant or occupant of the Properties to engage in any activity that could impose liability under the Environmental Laws on such tenant or occupant, any Credit Party or any other owner of any of the Properties that could reasonably be expected to have a Materially Adverse Effect.

(v)         Except as set forth on Schedule 5.1(y) as of the Restatement Date, no Credit Party is a party to any governmental administrative actions or judicial proceedings pending under any Environmental Law with respect to any of the Properties which, if adversely determined, could result in a Materially Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties that could reasonably be expected to have a Materially Adverse Effect.

(vi)        Except as set forth on Schedule 5.1(y) as of the Restatement Date, there has been no release or threat of release of Hazardous Materials by any Credit Party or any other Person into the environment at or from any of the Properties, or arising from or relating to the operations of the Credit Parties or their Subsidiaries, in violation of Environmental Laws or in amounts that could give rise to any liability under Environmental Laws except in each case as could not reasonably be expected to have a Materially Adverse Effect.

(vii)       The Credit Parties have, in the amounts and forms required pursuant to Mining Law or by a Governmental Authority, obtained all performance bonds for Reclamation or otherwise, surety bonds or escrow agreements and any required payment or prepayments made with respect to, or certificates of deposit or other sums or assets required to be posted by the Credit Parties under Mining Law, for Reclamation except in each case as could not reasonably be expected to have a Materially Adverse Effect.

(viii)      No Credit Party is barred from receiving surface or underground Environmental or Mining Permits pursuant to the permit block provisions of Mining Laws except in each case as could not reasonably be expected to have a Materially Adverse Effect.

(z)          OSHA. All of the Credit Parties’ and their Subsidiaries’ operations are conducted in compliance with all applicable rules and regulations promulgated by the Occupational Safety and Health Administration of the United States Department of Labor, except where such failure to comply could not reasonably be expected to result in a Material Adverse Effect.

(aa)       [Intentionally Omitted.]

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(bb)       Investment Company Act. No Credit Party is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Credit Parties of this Agreement nor the issuance of any Revolving Loan Notes violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.

(cc)       Anti-Corruption Laws; Sanctions. Each Credit Party has implemented and maintains in effect policies and procedures designed to ensure compliance by each Credit Party, its Affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Credit Party, its Affiliates and their respective officers and employees and, to the knowledge of each Credit Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) any Credit Party, any Affiliate of a Credit Party or, to the knowledge of any Credit Party or any Affiliate of a Credit Party, any of their respective directors, officers or employees, or (ii) to the knowledge of any Credit Party, any agent of any Credit Party or any Affiliate of any Credit Party that will act in any capacity in connection with or benefit from the credit facility established hereby, in each case, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds thereof or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(dd)       Use of Proceeds. The proceeds of any Loan will not be used for any purposes other than those permitted under Section 8.15 hereof.

(ee)        Security Documents. The Security Agreement and each other Security Document is effective to create in favor of the Administrative Agent, for the benefit of the Lender Group, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent that such a security interest can be created by authentication of a written security agreement under Articles 8 and 9 of the UCC. In the case of the other Collateral described in the Security Agreement or any other Security Document (other than deposit accounts and investment property) in which a Lien may be perfected by the filing of a financing statement, when financing statements are filed in the appropriate filing offices as specified in Article 9 of the UCC, in each case, the Administrative Agent, for the benefit of the Lender Group, shall have a perfected security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except for Permitted Liens). In the case of Collateral that consists of deposit accounts, when a Controlled Account Agreement is executed and delivered by all parties thereto with respect to such deposit accounts, the Administrative Agent, for the benefit of the Lender Group, shall have a perfected security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior to any other Person (except for Permitted Liens) except as provided under the applicable Controlled Account Agreement with respect to the financial institution party thereto.

(ff)         Surety Bonds. Except as set forth on Schedule 5.1(ff), as of the Restatement Date, none of the Credit Parties has obtained any surety bond, performance bond, Reclamation bond, or any other obligations of a like nature, or entered into any reimbursement or indemnity agreement with respect to any of the foregoing.

Section 5.2          Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects), at and as of the Restatement Date and the date of each Loan or issuance of a Letter of Credit hereunder, except to the extent made with respect to a specific, earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lender Group, or any of them, any investigation or inquiry by any member of the Lender Group, or the making of any Loan or the issuance of any Letter of Credit under this Agreement.

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ARTICLE 6

GENERAL COVENANTS

Until the later of the date the Obligations are repaid in full in cash and the date the Commitments are terminated:

Section 6.1          Preservation of Existence and Similar Matters. Each Credit Party will, and will cause each of its Subsidiaries to (i) except as expressly permitted by Section 8.7, preserve and maintain its existence, rights, franchises, governmental licenses, and privileges in its jurisdiction of incorporation or organization including, without limitation, all Necessary Authorizations that are material to the conduct of the business of the Credit Parties and their Subsidiaries, and (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify or maintain such qualification and authorization could not reasonably be expected to have a Materially Adverse Effect.

Section 6.2           Compliance with Applicable Law. Each Credit Party will, and will cause each of its Subsidiaries to, comply with the requirements of all Applicable Law, except where the failure to so comply could not reasonably be expected to have a Materially Adverse Effect. Each Credit Party will maintain in effect and enforce policies and procedures designed to ensure compliance by each Credit Party, each Subsidiary and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 6.3           Maintenance of Properties. Each Credit Party will maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition, normal wear and tear and disposal of obsolete equipment excepted, all properties used or useful in its business (whether owned or held under lease), except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect.

Section 6.4          Accounting Methods and Financial Records. The Borrower for itself and on behalf of its Subsidiaries shall maintain a system of accounting established and administered in accordance with GAAP and will keep adequate records and books of account in all material respects in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.

Section 6.5           Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds and in amounts customarily insured against by companies in the same or similar businesses operating in the same or similar locations (it being understood that, as of the Restatement Date, the Borrower and its Subsidiaries do not have any casualty insurance policies covering their Inventory) and (ii) all insurance required to be maintained pursuant to the Security Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section and (b) if any Credit Party obtains casualty insurance policies on all or any portion of its Inventory, at all times other than during a Collateral Fall Away Period, cause the Administrative Agent to be named as a lender’s loss payee on all such insurance policies.

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Section 6.6           Payment of Taxes and Claims. The Borrower and each Subsidiary will pay and discharge all federal and state income taxes and all other taxes, assessments, and other governmental charges or levies (including, without limitation, all taxes, assessments, and other governmental charges or levies that could result in a statutory Lien) imposed upon it or its income or profit or upon any properties belonging to it before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not, individually or in the aggregate, (i) result in unpaid tax assessments, when due and payable, in excess of $15,000,000 or (ii) reasonably be expected to result in a Material Adverse Effect.

Section 6.7           Visits and Inspections. Each Credit Party will, and will permit each of its Subsidiaries to, permit representatives of the Administrative Agent to, with no prior notice to any Person if a Default or Event of Default has occurred and is continuing and with reasonable prior notice to the Chief Financial Officer or Treasurer of the Borrower if no Default or Event of Default has occurred and is continuing, (a) visit and inspect the properties of the Credit Parties and their Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of the Credit Parties’ and their Subsidiaries’ books and records, and (c) discuss with the Credit Parties’ and their Subsidiaries’ respective principal officers the Credit Parties’ or such Subsidiaries’ businesses, assets, liabilities, financial positions, results of operations, and business prospects. Any other member of the Lender Group may, at its expense, accompany the Administrative Agent on any visit (or, at any time that a Default or Event of Default exists, at the Credit Parties’ expense).

Section 6.8           Conduct of Business. Except as expressly permitted under Section 8.7(a) with respect to liquidations and dissolutions, each Credit Party shall, and shall cause each of its Subsidiaries to, continue to engage in business of the same general type and reasonable extensions thereto as conducted by it as of the Restatement Date.

Section 6.9           [Intentionally Omitted.]

Section 6.10         [Intentionally Omitted.]

Section 6.11         [Intentionally Omitted.]

Section 6.12         Cash Management.

(a)          As of the Restatement Date all deposit accounts, securities accounts, commodities accounts, and other investment accounts of the Credit Parties are listed on Schedule 6.12 and such Schedule designates which such accounts are deposit accounts.

(b)          At all times other than during a Collateral Fall Away Period, no Credit Party may maintain any deposit accounts (other than Excluded Accounts) unless such deposit accounts are at all times subject to a Controlled Account Agreement (such deposit accounts, “Controlled Deposit Accounts”); provided, however, that (i) if any Credit Party opens any deposit accounts (other than Excluded Accounts), such deposit accounts shall become subject to a Controlled Account Agreement within thirty (30) days (or such longer period of time as the Administrative Agent may agree to in its sole discretion) after the date on which such deposit accounts are opened and (ii) upon the occurrence of a Collateral Reinstatement Event, all deposit accounts (other than Excluded Accounts) shall become subject to a Controlled Account Agreement within thirty (30) days (or such longer period of time as the Administrative Agent may agree to in its sole discretion) after such Collateral Reinstatement Event.

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(c)          At all times other than during a Collateral Fall Away Period, each Controlled Deposit Account shall be a demand deposit account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which each of the Credit Parties shall have granted a first priority Lien (subject to non-consensual Liens arising by operation of law) to the Administrative Agent, on behalf of the Lender Group.

(d)          At all times on and after the Restatement Date, other than during a Collateral Fall Away Period, the Credit Parties shall deposit promptly after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Accounts and other Collateral into Controlled Deposit Accounts, in each case except for cash, checks, drafts, other similar payment items the value of which does not exceed in the aggregate $10,000,000 at any time; provided, that, for the avoidance of doubt, the Credit Parties shall not be required to deposit into a Controlled Deposit Account any cash, checks, drafts or other similar items of payment received as proceeds from the sale of Real Property.

(e)          At any time after the occurrence and during the continuance of an Event of Default, at the request of the Majority Lenders, the Credit Parties will cause all payments constituting proceeds of Accounts or other Collateral to be directed into lockbox accounts under agreements in form and substance reasonably satisfactory to the Administrative Agent.

(f)          The Administrative Agent shall not, nor shall the Majority Lenders request that the Administrative Agent, exercise exclusive control, deliver any notice of exclusive control, or otherwise restrict the Credit Parties rights to any Controlled Deposit Account, unless an Event of Default exists and is continuing (other than, in each case, to establish and maintain the Administrative Agent’s Control for purposes of Article 9 of the UCC).

Section 6.13         Further Assurances.

(a)          Upon the reasonable request of the Administrative Agent, each Credit Party will promptly cure, or cause to be cured, defects in the creation and issuance of any Revolving Loan Notes and the execution and delivery of the Loan Documents (including this Agreement), resulting from any act or failure to act by any Credit Party or any employee or officer thereof. Each Credit Party at its expense will promptly execute and deliver, or cause to be executed and delivered, to the Administrative Agent and the Lenders, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Credit Parties, or to correct any omissions, or more fully to state the obligations set out herein or in any of the Loan Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith.

(b)          At all times other than during any Collateral Fall Away Period, each Credit Party agrees to take such action as may be requested by the Administrative Agent or otherwise be required to perfect or continue the perfection of the Administrative Agent’s (on behalf of, and for the benefit of, the Lender Group) security interest in the Collateral (including without limitation, in connection with the extension of any UCC financing statements). Each Credit Party hereby authorizes the Administrative Agent to file any such financing statement on such Credit Party’s behalf describing the Collateral as consistent with Section 2 of the Security Agreement.

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(c)          If any Credit Party enters into a lease of any real property that will serve as such Credit Party’s chief executive office or the location at which any material books or records of such Credit Party will be stored or located, it shall provide to the Administrative Agent a copy of such lease and use commercially reasonable efforts to within thirty (30) days following the effectiveness of such lease, obtain a Third Party Agreement from the landlord of such leased property.

(d)          Each Credit Party agrees to take such action as may be reasonably requested from time to time by the Administrative Agent in connection with a VPP Commingled Assets Agreement or that is otherwise required to be taken by such Credit Party under a VPP Commingled Assets Agreement to protect the security interest of the Administrative Agent in any Collateral.

Section 6.14         Broker’s Claims. Each Credit Party hereby indemnifies and agrees to hold each member of the Lender Group harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by such member of the Lender Group in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any other Loan Document the consummation of the transactions contemplated herein or therein. This Section 6.14 shall survive termination of this Agreement.

Section 6.15         Indemnity; Limitation on Damages. Each Credit Party will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, litigation, other proceedings, and costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not the Indemnified Person or any Credit Party is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Indemnified Person by any third party or by the Borrower or any other Credit Party, resulting from any breach or alleged breach by the Credit Parties of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Commitments, this Agreement, the other Loan Documents, or any other document contemplated by this Agreement, the making, administration or enforcement of the Loan Documents and the Loans, any transaction contemplated hereby, Borrower’s use of any Loan proceeds or the Commitments, or any related matters unless, with respect to any of the above, such Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT. This Section 6.15 shall survive termination of this Agreement.

Section 6.16         Environmental Matters.

(a)          Each Credit Party shall, and shall cause its Subsidiaries to, comply in all material respects with the Environmental Laws and shall notify the Administrative Agent within thirty (30) days in the event of any discharge or discovery of any Hazardous Materials at, upon, under or within the Properties in amounts that require material remediation. Each Credit Party shall forward to the Administrative Agent copies of all documents alleging a material violation of Environmental Laws, all responses thereto and all documents submitted to environmental agencies relative to any material remediation of Hazardous Materials on the Properties, in each case, within thirty (30) days of receipt, delivery or submission (as the case may be) of the same.

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(b)          The Credit Parties and their Subsidiaries will not use or permit any other party to use any Hazardous Materials at any of their places of business except such materials as are used in the Credit Parties’ and their Subsidiaries’ normal, ordinary or customary course of business, maintenance and repairs, and then only in material compliance with all applicable Environmental Laws.

(c)          Promptly upon the written request of the Administrative Agent from time to time, provided that the Administrative Agent has a reasonable belief that a discharge of Hazardous Materials has occurred that is a violation of, could reasonably be expected to result in material liability, or would be subject to a material reporting, investigation or remediation requirement under Environmental Law, the Credit Parties shall provide the Administrative Agent with an environmental site assessment or environmental audit report prepared by or for the benefit of the Credit Parties, to assess such discharge of Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of such Hazardous Materials discharged on, under, at or within the Properties.

(d)          Each Credit Party shall at all times indemnify and hold harmless each Indemnified Person against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, and expenses, of any nature whatsoever under or on account of the Environmental Laws, except to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable order of a court of competent jurisdiction, including the assertion of any lien thereunder with respect to:

(i)          any discharge of Hazardous Materials, the threat of a discharge of any Hazardous Materials or the presence of any Hazardous Materials on the Properties that originates or emanates from the Properties;

(ii)         any costs of removal or remedial action incurred by the US government or any costs incurred by any other person or damages from injury to, destruction of, or loss of natural resources, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws in each case relating to the business of the Credit Parties or their Properties;

(iii)        liability for personal injury or property damage arising under any statutory or common law tort theory (including without limitation damages assessed) for the maintenance of a public or private environmental nuisance or for the carrying on of an abnormally dangerous activity at or caused by any Credit Party or Subsidiary or near the Properties; and/or

(iv)        any other environmental matter affecting the Properties within the jurisdiction of the Environmental Protection Agency, any other Federal agency, or any state, local, or foreign environmental agency.

(e)          In the event of any discharge or discovery of any Hazardous Materials at, upon, under or within the Properties in amounts that require material remediation, if the applicable Credit Party or Subsidiary fails to begin such remediation within thirty (30) days after notice to the Administrative Agent, the Administrative Agent may at its election, but without the obligation to do so, give such notices and/or cause such work to be performed at the Properties and/or take any and all other actions as the Administrative Agent shall deem necessary or advisable in order to abate the discharge of such Hazardous Material, remove such Hazardous Material or cure such Credit Party’s or Subsidiary’s noncompliance.

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(f)          All of the representations, warranties, covenants and indemnities of this Section 6.16 and Section 5.1(y) shall survive the termination of this Agreement, the repayment of the Obligations and/or the release of the liens with respect to the Properties and shall survive the transfer of any or all right, title and interest in and to the Properties by the Credit Parties or any of their Subsidiaries to any party, whether or not affiliated with the Credit Parties.

Section 6.17         Guarantors.

(a)          Subject to Section 6.17(b), within 30 days (or such longer period as the Administrative Agent may agree to in its sole discretion) following the formation or acquisition of any direct or indirect Domestic Subsidiary after the Restatement Date, in each case other than Excluded Subsidiaries, the Credit Parties, as appropriate, shall cause such new Domestic Subsidiary to provide to the Administrative Agent, for the benefit of the Lender Group, a joinder and supplement to this Agreement substantially in the form of Exhibit H (each, a “Joinder Supplement”), pursuant to which such new Domestic Subsidiary shall agree to join as a Guarantor and as a Credit Party under this Agreement, and, at all times other than during a Collateral Fall Away Period, a supplement to the Security Agreement and such other security documents, together with appropriate Uniform Commercial Code financing statements, all in form and substance reasonably satisfactory to the Administrative Agent, and (ii) provide to the Administrative Agent, for the benefit of the Lender Group, all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its reasonable opinion is appropriate with respect to such formation and the execution and delivery of the applicable documentation referred to above, all documentation requested by the Lenders to comply with their “know your customer” obligations under the USA Patriot Act or otherwise imposed pursuant to anti-money laundering rules and regulations. Any document, agreement or instrument executed or issued pursuant to this Section 6.17 shall be a “Loan Document” for purposes of this Agreement.

(b)          Immaterial Subsidiaries shall not be required to become Credit Parties pursuant to Section 6.17(a), provided, that if the assets of all such Immaterial Subsidiaries and all Excluded Subsidiaries at any time of determination exceeds 10% of Consolidated Tangible Assets at the end of the most recently ended fiscal quarter, then the Borrower shall, and shall cause their Subsidiaries to, cause such number of Immaterial Subsidiaries to become Credit Parties in accordance with Section 6.17(a) as is necessary to cause the matters described in the proviso above to cease to be true after giving effect to any such Immaterial Subsidiary’s becoming a Credit Party.

Section 6.18         Intellectual Property. Each Credit Party shall, and shall cause its Subsidiaries to (a) protect, defend and maintain the validity and enforceability of each item of Intellectual Property that is material to the conduct of the business of such Credit Party or Subsidiary, (b) promptly advise the Administrative Agent in writing of any conflicting or potentially infringing activities by third parties of which it becomes aware with respect to such Intellectual Property and (c) not allow any such Intellectual Property to be abandoned, forfeited or dedicated to the public without the written consent of the Majority Lenders, in each case, to the extent failure to do so could not reasonably be expected to result in a Materially Adverse Effect.

Section 6.19         [Intentionally Omitted].

Section 6.20         Reclamation Bonds. The Credit Parties shall maintain, in the amounts and forms required pursuant to Mining Law or by a Governmental Authority, all performance bonds, surety bonds, escrow agreements, certificates of deposit, letters of credit or other sums or assets required to be posted under any Mining Law, and shall timely perform all Reclamation required by Mining Laws, except, in each case, to the extent failure to do so could not reasonably be expected to result in a Materially Adverse Effect.

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ARTICLE 7

INFORMATION COVENANTS

Until the later of the date the Obligations are repaid in full in cash and the date the Commitments are terminated, the Credit Parties will furnish or cause to be furnished to the Administrative Agent, which will deliver to each of the Lenders:

Section 7.1           Quarterly Financial Statements and Information. Within forty-five (45) days after the last day of each of the first three fiscal quarters of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated income statement and related consolidated statement of cash flows for such fiscal quarter and fiscal year to date period. Such financial statements shall set forth in comparative form (i) the figures as at the end of such quarter and year to date period of the previous fiscal year, and (ii) with respect to the income statement only, the figures for the applicable year to date period set forth in the budget provided pursuant to Section 7.5(a), all of which shall be certified by an Authorized Signatory of the Borrower to be, in his or her opinion, complete and correct in all material respects and to present fairly in accordance with GAAP the financial position of the Borrower and its consolidated Subsidiaries, as at the end of such period and the results of operations for such periods, subject only to normal audit and year-end adjustments and lack of footnotes.

Section 7.2           Annual Financial Statements and Information. Within ninety (90) days after the end of each fiscal year of the Borrower (or, so long as the Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited consolidated income statement, audited consolidated statement of shareholders equity and audited consolidated statement of cash flows for such fiscal year. Such financial statements shall (i) set forth in comparative form the figures as at the end of and for the previous year, and (ii) be accompanied by an unqualified opinion of independent certified public accountants of recognized national standing (which opinion shall be without (A) a “going concern” or like qualification or exception, or (B) any qualification or exception as to the scope of such audit), stating that such financial statements are prepared in all material respects in accordance with GAAP, and present fairly the financial position of the Borrower and its consolidated Subsidiaries as at the end of such year without any explanatory paragraphs.

Section 7.3           Compliance Certificates. At the time the financial statements are furnished pursuant to Section 7.1 and Section 7.2, a Compliance Certificate:

(a)           Setting forth as at the end of the applicable fiscal quarter, the arithmetical calculations required to establish whether or not the Credit Parties were in compliance with the requirements of the Financial Covenants; and

(b)          Stating that, to the best of his or her knowledge, no Default or Event of Default has occurred as at the end of such period, or, if a Default or Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred and whether it is continuing, and specifying what action the Borrower has taken or proposes to take with respect thereto.

Section 7.4           Access to Accountants. Each Credit Party agrees to make available to the Administrative Agent, upon a reasonable request, the Credit Parties’ and their Subsidiaries’ independent public accountants and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any management letter with respect to its business, financial condition and other affairs.

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Section 7.5           Additional Reports.

(a)          On or before the last day of January of each fiscal year, commencing with fiscal year beginning January 2015, the Credit Parties shall deliver to the Administrative Agent the annual income statement budget, together with the forecasted balance sheet, cash flow statement, and Financial Covenants compliance for the fiscal year on a quarterly basis for the Credit Parties and their Subsidiaries all as presented to the board of directors of the Borrower at the relevant meeting of the board of directors;

(b)          Promptly (and in any event within five (5) Business Days or such longer period as the Administrative Agent may approve in its sole discretion) after the sending or filing thereof, as applicable, the Credit Parties shall, and shall cause their Subsidiaries to, deliver to the Administrative Agent copies of all financial statements, material reports, and other material information which any Credit Party or any such Subsidiary sends to any holder of its Indebtedness or its Equity Interests (other than such financial statements, material reports or other material information delivered to the Lenders pursuant to other provisions of this Agreement);

(c)          If there is a material change in GAAP after December 31, 2013, then, in addition to delivery of the financial statements under Section 7.1 and 7.2, and on the date such financial statements are required to be delivered, the Credit Parties shall furnish the adjustments and reconciliations necessary to enable the Administrative Agent and each Lender to determine compliance with each of the Financial Covenants, all of which shall be determined in accordance with GAAP consistently applied;

(d)          From time to time and promptly (and in any event within five (5) Business Days or such longer period as the Administrative Agent may approve in its sole discretion) upon each reasonable request of the Administrative Agent or any Lender, the Credit Parties shall, and shall cause their Subsidiaries to, deliver to the Administrative Agent such data, certificates, reports, financial statements, documents, or further information (including final management reports and letters received by the Borrower from its independent public accountants in connection with any annual audit) regarding the business, assets, liabilities, financial position, projections, results of operations, or business prospects of the Credit Parties, such Subsidiaries, or any of them.

Information required to be delivered pursuant to Sections 7.2 and 7.5(b) shall be deemed to have been delivered if such information shall have been timely posted on the Borrower’s website on the internet (currently www.vulcanmaterials.com) or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

(e)          At all times other than during a Collateral Fall Away Period, promptly upon request by the Administrative Agent (and in any event within five (5) Business Days or such longer period as the Administrative Agent may approve in its sole discretion) the Credit Parties shall, and shall cause their Subsidiaries to, deliver to the Administrative Agent (a) any notices of default or other material notices and material reports sent by the Credit Parties or their Subsidiaries to any VPP Purchaser, including, without limitation, (i) the periodic reporting (and any backup information with respect thereto delivered to such VPP Purchaser) described in the applicable VPP Transaction Documents and (ii) any notice that such VPP Purchaser has elected to remove any Property from any VPP Quarry, and (b) any notices of default or other material notices and material reports sent by any VPP Purchaser to the Credit Parties or their Subsidiaries.

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Section 7.6           Notice of Litigation and Other Matters.

(a)          Promptly upon (and in any event within five (5) Business Days or such longer period as the Administrative Agent may approve in its sole discretion) any Responsible Officer obtaining knowledge of any event that could reasonably be expected to result in a Materially Adverse Effect, the Borrower shall notify the Administrative Agent of the occurrence thereof, and the Credit Parties shall provide such additional information with respect to such matters as the Lender Group, or any of them, may reasonably request;

(b)          Immediately following (i) any Default or Event of Default under any Loan Document or event of default by any Credit Party under any Bank Products Document or (ii) any Responsible Officer obtaining knowledge of an event of default under any Material Contract or any other agreement to which any Credit Party or any Subsidiary is a party or by which any Credit Party’s or any such Subsidiary’s properties is bound (other than a Loan Document) which could reasonably be expected to have a Materially Adverse Effect, then the Borrower shall notify the Administrative Agent of the occurrence thereof giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

(c)          Promptly (and in any event within five (5) Business Days or such longer period as the Administrative Agent may approve in its sole discretion) upon any Responsible Officer obtaining knowledge of any default in the compliance with or the performance of, or claim made under, any contract or other obligation that is subject to any performance or Reclamation bonding agreement (including indemnity agreements relating to any such bonding agreements) that, individually or in the aggregate, could reasonably be expected to result in a payment obligation (pursuant to such Credit Party’s reimbursement or indemnification obligations with respect to such bonding agreement or otherwise) in excess of $25,000,000 or which could reasonably be expected to have a Materially Adverse Effect, the Borrower shall notify the Administrative Agent thereof and provide copies of such agreements; and

(d)         Promptly (and in any event within five (5) Business Days or such longer period as the Administrative Agent may approve in its sole discretion) after the chief financial officer or treasurer of the Borrower obtains knowledge that Moody’s or S&P shall have announced a change in any Applicable Rating, the Borrower shall provide the Administrative Agent with written notice of such change.

ARTICLE 8

NEGATIVE COVENANTS

Until the later of the date the Obligations are repaid in full in cash and the date the Commitments are terminated:

Section 8.1          Indebtedness. No Credit Party will, or will permit any of its Subsidiaries to, create, assume, incur, or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

(a)          Indebtedness under this Agreement and the other Loan Documents and the Bank Products Documents;

(b)          Indebtedness existing as of the Restatement Date and described on Schedule 8.1(b);

(c)          Refinancing Indebtedness;

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(d)          Guaranties permitted by Section 8.2;

(e)          unsecured Indebtedness of the Borrower or any Subsidiary owed to the Borrower or any other Subsidiary; provided, that any unsecured Indebtedness of a Subsidiary that is not a Credit Party that is owed to any Credit Party must be permitted under Section 8.5;

(f)          obligations under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes, which obligations shall be unsecured unless such Hedge Agreement is with a Bank Products Provider;

(g)         Indebtedness of the Borrower or any Subsidiary owed to a Person that is not the Borrower or any Subsidiary secured by Property (other than Collateral Assets) in an aggregate principal amount not to exceed at any time outstanding $150,000,000, so long as:

(i)          before and after the incurrence of such Indebtedness (A) no Default or Event of Default shall exist or result therefrom and (B) the Total Leverage Ratio will be less than or equal to the applicable Total Leverage Ratio covenant level set forth in Section 8.8(a) calculated on a Pro Forma Basis for the four (4) fiscal quarter period immediately preceding the date on which such Indebtedness is incurred for which financial statements for the Borrower have been delivered pursuant to Section 7.1 or 7.2; and

(ii)         other than during a Collateral Fall Away Period, before the incurrence of any such Indebtedness that will be secured by material Real Property upon which any material Collateral is or may be located or derived or any Real Property with respect to which access to any material Collateral is necessary or desirable, the Administrative Agent and the secured party with respect to such Indebtedness shall have entered into a subordination agreement, in form and substance satisfactory to the Administrative Agent, pursuant to which, among other things, such secured party subordinates any Lien it may have in the Collateral (to the extent such Lien arises solely by its claim in such Real Property and any Proceeds thereof) to the Lien of the Administrative Agent, grants to the Administrative Agent access to such Real Property and agrees not to take any action with respect to such Collateral until the Obligations have been paid in full and all Revolving Loan Commitments terminated;

(h)         Unsecured Indebtedness of the Borrower or any Subsidiary owed to a Person that is not the Borrower or any Subsidiary, so long as (i) no Default or Event of Default shall exist or result therefrom and (ii) the Total Leverage Ratio will be less than or equal to the applicable Total Leverage Ratio covenant level set forth in Section 8.8(a) calculated on a Pro Forma Basis for the four (4) fiscal quarter period immediately preceding the date on which such Indebtedness is incurred for which financial statements for the Borrower have been delivered pursuant to Section 7.1 or 7.2;

(i)          Indebtedness in respect of bid, performance, surety or Reclamation bonds issued for the account of any Credit Party or any of its Subsidiaries in the ordinary course of business, or any similar financial assurance obligations under Environmental Laws or worker’s compensation laws or with respect to self-insurance obligations, including guarantees or obligations of any Credit Party with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed) and bids, trade contracts, leases, statutory obligations, judgments pending appeal and obligations of a like nature;

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(j)          Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with a Permitted Acquisition, provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) and Refinancing Indebtedness in respect of the foregoing; provided that (i) the aggregate principal amount of Indebtedness permitted by this clause (j) shall not exceed $50,000,000 at any time outstanding and (ii) the Total Leverage Ratio will be less than or equal to the applicable Total Leverage Ratio covenant level set forth in Section 8.8(a) calculated on a Pro Forma Basis for the four (4) fiscal quarter period immediately preceding the date on which such Indebtedness is incurred for which financial statements for the Borrower have been delivered pursuant to Section 7.1 or 7.2; and

(k)          Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five (5) Business Days of the incurrence thereof and (y) Indebtedness owed by the Borrower or any Subsidiary to the Borrower or any Subsidiary pursuant to intercompany cash pooling arrangements in the ordinary course of business and consistent with past practices.

Section 8.2           Guaranties. No Credit Party will, or will permit any Subsidiary to, at any time guarantee or enter into or assume any Guaranty or be obligated with respect to, or permit to be outstanding, any Guaranty, other than the following:

(a)           Guarantees of the Obligations;

(b)          endorsements of instruments in the ordinary course of business;

(c)          Guaranties by any Credit Party of any obligation of any other Credit Party which is a Domestic Subsidiary (but only to the extent the incurrence or existence of the obligation being so guaranteed is permitted hereunder);

(d)         Guarantees of Indebtedness permitted under Section 8.1; provided, that any Guarantees of Indebtedness of any Person that is not a Credit Party must be permitted under Section 8.5; and

(e)          Guarantees in the form of Investments permitted under Section 8.5.

Section 8.3           Liens. No Credit Party will, or will permit any Subsidiary to, create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, any Lien on any of its property, real or personal, now owned or hereafter acquired, except for Permitted Liens.

Section 8.4          Restricted Payments. No Credit Party will, or will permit any Subsidiary to, directly or indirectly declare or make any Restricted Payment, or set aside any funds for any such purpose, other than Dividends on Equity Interests which accrue (but are not paid in cash); provided, however, that:

(a)          (i) each of the Borrower and its Subsidiaries may make Dividends payable solely in interests of any class of its common Equity Interests (or in rights to receive such common Equity Interests) and (ii) the Borrower’s Subsidiaries may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests or its Equity Interests of the relevant class, as the case may be;

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(b)         the Borrower may make Restricted Payments in an amount up to $10,000,000 per fiscal quarter so long as no Event of Default is in existence; provided, however, that any such permitted amount not utilized to make Restricted Payments in a particular fiscal quarter may be carried forward and utilized to make Restricted Payments in subsequent fiscal quarters;

(c)         during a Collateral Fall Away Period, the Borrower may make Restricted Payments so long as (i) no Default or Event of Default shall exist or result therefrom and (ii) both before and after giving effect to such Restricted Payment, the Total Leverage Ratio is less than or equal to the lesser of (A) 3.75 to 1.00 and (B) the applicable Total Leverage Ratio covenant level set forth in Section 8.8(a), in each case, on a Pro Forma Basis for the four (4) fiscal quarter period immediately preceding the date on which such Restricted Payment is made for which financial statements for the Borrower have been delivered pursuant to Section 7.1 or 7.2;

(d)         the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower; and

(e)         the Borrower may make Restricted Payments, not exceeding $10,000,000 in the aggregate for any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Borrower and the Subsidiaries.

Section 8.5         Investments. No Credit Party will, or will permit any Subsidiary of a Credit Party to, make Investments, except that:

(a)         the Borrower and its Subsidiaries may purchase or otherwise acquire and own Cash Equivalents;

(b)         the Borrower and its Subsidiaries may hold the Investments in existence on the Restatement Date and described on Schedules 5.1(c)-1, 5.1(c)-2 and 5.1(m);

(c)         any Credit Party may convert any of its Accounts that are in excess of ninety (90) days past due into notes or Equity Interests from the applicable Account Debtor so long as (i) such Account Debtor is in financial distress as determined by such Credit Party in good faith and in its reasonable business judgment and (ii) at all times other than during a Collateral Fall Away Period, the Administrative Agent, for the benefit of the Lender Group, is granted a first priority security interest in such Equity Interests or notes which Lien is perfected contemporaneously with the conversion of such Account to Equity Interests or notes and, if requested by the Administrative Agent, such notes shall be delivered to the Administrative Agent as Collateral, together with an allonge;

(d)         the Credit Parties and their Subsidiaries may hold the Equity Interests of their respective Subsidiaries in existence as of the Restatement Date and set forth on Schedule 5.1(c)-1 and their Subsidiaries created after the Restatement Date in accordance with Section 6.17;

(e)         without limiting Section 8.2, any such Credit Party may make Investments in any other Credit Party which is a Domestic Subsidiary;

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(f)          the Credit Parties may hold Investments arising out of Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes;

(g)         the Credit Parties and their Subsidiaries may make other Investments (including, without limitation, Investments in Subsidiaries that are not Credit Parties) so long as (i) no Default or Event of Default shall exist or result therefrom and (ii) the aggregate amount of such Investments shall not exceed $50,000,000 per fiscal year (provided, that, for purposes of this clause (ii), Investments constituting Guarantees shall be deemed incurred during the fiscal year in which such Guarantees are entered into); provided, however, (x) Investments in and Permitted Acquisitions of Foreign Subsidiaries after the Restatement Date shall not exceed $50,000,000 in the aggregate and (y) Investments constituting Guarantees of obligations of Subsidiaries that are not Credit Parties shall not exceed $100,000,000 in the aggregate;

(h)         the Credit Parties and their Subsidiaries may make Investments in partnerships or joint ventures after the Restatement Date in an aggregate amount not to exceed $75,000,000 minus, to the extent not already included by this clause (h), the amount of Permitted Asset Dispositions made under clause (h) of the definition thereof so long as immediately prior to and immediately after giving effect to such Investment no Default or Event of Default shall have occurred and be continuing;

(i)          during any Collateral Fall Away Period, the Credit Parties and their Subsidiaries may make other Investments (including, without limitation, Investments in Subsidiaries that are not Credit Parties) so long as (i) no Default or Event of Default shall exist or result therefrom and (ii) the aggregate amount of such Investments do not exceed 15% of Consolidated Tangible Assets as determined at the end of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Sections 7.1 or 7.2;

(j)          Investments received in connection with a bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(k)          loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate outstanding amount of all such loans and advances does not exceed $10,000,000 at any time;

(l)          Capitalized Lease Obligations permitted by Section 8.1;

(m)        Guarantees permitted by Section 8.2;

(n)         Investments consisting of noncash consideration received from a Permitted Asset Disposition; and

(o)         Investments by the Borrower or any Subsidiary that result solely from the receipt by the Borrower or such Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities.

Section 8.6          Affiliate Transactions. No Credit Party shall, or shall permit any Subsidiary to, enter into or be a party to any agreement or transaction with any other Subsidiary or any other Affiliate except (a) as described on Schedule 8.6, (b) in the ordinary course of and pursuant to the reasonable requirements of the applicable Credit Party’s or Subsidiary’s business and upon fair and reasonable terms that are no less favorable to such Credit Party or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party or such Subsidiary, and otherwise on terms consistent with the historical business relationship of such Credit Party or such Subsidiary, or (c) as expressly permitted by Sections 8.4 and 8.5.

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Section 8.7         Dispositions; Liquidation; Acquisitions; Change in Ownership, Name, or Year; Accounting Changes; Etc. No Credit Party shall, or shall permit any Subsidiary (other than an Immaterial Subsidiary) to, at any time:

(a)         liquidate or dissolve itself unless the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that (i) the assets and operations of any Credit Party that is liquidated or dissolved shall be transferred to the Borrower, or any other Credit Party and (ii) the Borrower shall not liquidate or dissolve itself;

(b)         sell, lease, abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, any assets, property or business, except for Permitted Asset Dispositions;

(c)         enter into any Acquisition; provided, however, that any Credit Party or any Subsidiary may enter into or consummate any Permitted Acquisition; provided further, however, the total Acquisition Consideration paid or payable with respect to Acquisitions of Foreign Subsidiaries and all Investments made in Foreign Subsidiaries after the Restatement Date shall not exceed $50,000,000 in the aggregate;

(d)         merge or consolidate with any other Person; provided, however, that (i) any Person may merge into the Borrower so long as the Borrower is the surviving entity after such merger and (ii) any Person (other than the Borrower) may merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Credit Party, is a Credit Party);

(e)         change its legal name, jurisdiction of organization or organizational type without giving the Administrative Agent thirty (30) days prior written notice of its intention to do so;

(f)          change its year-end for accounting purposes from the fiscal year ending December 31; and

(g)         make any significant change in accounting treatment or reporting practices, except as required by GAAP.

Section 8.8           Financial Covenants.

(a)         The Borrower shall not permit the Total Leverage Ratio as of the last day of any fiscal quarter to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
March 31, 2014 through and including December 31, 2014	5.25 to 1.00
March 31, 2015	5.00 to 1.00
June 30, 2015	4.75 to 1.00
September 30, 2015	4.50 to 1.00
December 31, 2015	4.00 to 1.00
March 31, 2016	3.75 to 1.00
June 30, 2016 and continuing thereafter	3.50 to 1.00

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(b)          The Borrower shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending	Minimum Interest Coverage Ratio
March 31, 2014 through and including June 30, 2014	2.25 to 1.00
September 30, 2014 through and including March 31, 2015	2.50 to 1.00
June 30, 2015 through and including September 30, 2015	2.75 to 1.00
December 31, 2015 and continuing thereafter	3.00 to 1.00

Section 8.9           Sales and Leasebacks. No Credit Party shall, or shall permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any third party whereby such Credit Party or such Subsidiary, as applicable, shall sell or transfer any property, real or fixed, whether now owned or hereafter acquired, and whereby such Credit Party or such Subsidiary, as applicable, shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Credit Party or such Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred, except where (i) the Indebtedness incurred in connection with such arrangement would be permitted under Section 8.1(g) and (ii) any Lien created as a consequence of such arrangement would be permitted under clause (i) of the definition of Permitted Lien, provided that at or prior to the time such transaction is consummated the Administrative Agent shall have received a Third Party Agreement with respect to any real property (on which material Collateral Assets are located) transferred in connection with such transaction (transactions permitted hereunder a “Permitted Sale-Leaseback”).

Section 8.10         Amendment and Waiver.

(a)          No Credit Party shall, or shall permit any Subsidiary of a Credit Party to enter into any amendment, or agree to or accept any waiver of its articles or certificate of incorporation or formation and by-laws, partnership agreement or other governing documents, which could reasonably be expected to cause a Materially Adverse Effect.

(b)          No Credit Party shall, or shall permit any Subsidiary to breach or terminate, or enter into any amendment, restatement, or modification, or agree to or accept any waiver of, any Material Contract, in each case, that would adversely affect the rights of such Credit Party or such Subsidiary, as applicable, or any member of the Lender Group, in any material respect.

Section 8.11         [Intentionally Omitted.]

Section 8.12         [Intentionally Omitted.]

Section 8.13         Restrictive Agreements. Regardless of whether a Collateral Fall Away Period is in existence, no Credit Party shall, or shall permit any Subsidiary to, directly or indirectly, enter into any agreement (other than the Loan Documents) with any Person that (a) prohibits or restricts or limits the ability of any Credit Party or any such Subsidiary to create, incur, pledge, or suffer to exist any Lien upon any Collateral Assets (other than prohibitions of Liens on assets that are subject to purchase money security interests that are Permitted Liens hereunder), (b) restricts the ability of any Subsidiary to pay any dividends, distributions or other restricted payments to such Credit Party, or (c) violates the terms hereof or any other Loan Document.

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Section 8.14         VPP Transactions. No Credit Party shall, or shall permit any Subsidiary to, enter into or agree to enter into any VPP Transaction other than a Permitted VPP Transaction.

Section 8.15         Use of Proceeds. No Credit Party shall, or shall permit any Subsidiary to, use the proceeds of the Loans or Letters of Credit for any purpose other than for general corporate purposes of the Borrower, and for such other purposes to the extent not inconsistent with the provisions of this Agreement. No part of the proceeds of any Loan or Letter of Credit will be used by the Credit Parties, whether directly or indirectly, to purchase or carry Margin Stock or for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X, or in any other manner that would violate Section 5.1(t). The Borrower will not request any Loan or Letter of Credit, and no Credit Party shall use, and shall not permit any Subsidiary or its or their respective directors, officers, employees and agents to use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE 9

DEFAULT

Section 9.1           Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

(a)          Any representation or warranty made under this Agreement or any other Loan Document shall prove incorrect or misleading in any material respect (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects) when made or deemed to have been made pursuant to Section 5.4; or

(b)          (i) Any payment of principal hereunder or under the other Loan Documents, or any reimbursement obligations with respect to any Letter of Credit, shall not be received by the Administrative Agent on the date such payment is due, or (ii) any payment of interest, fees, or other amounts (other than principal) hereunder or under the other Loan Documents or any other Obligations shall not be received by the Administrative Agent or Lender, as applicable, on or before three (3) Business Days after the due date thereof; or

(c)          Any Credit Party shall default in the performance or observance of any agreement or covenant contained in (i) Section 6.1(i), 6.7, 6.8, 6.13, 6.17, 7.4, 7.6, or Article 8 or, subject to any express right to cure set forth therein, in any Security Document or (ii) Sections 7.1, 7.2, 7.3, or 7.5 and, with respect to this clause (ii) only, such default, if curable, shall not be cured within the earlier of (A) a period of ten (10) days from the date that such Credit Party knew or should have known of the occurrence of such default, or (B) a period of ten (10) days after written notice of such default is given to such Credit Party; or

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(d)          Any Credit Party shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 9.1, and such default, if curable, shall not be cured within the earlier of (i) a period of thirty (30) days from the date that such Credit Party knew or should have known of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given to such Credit Party; or

(e)          There shall occur any default in the performance or observance of any agreement or covenant contained in any of the other Loan Documents (other than this Agreement or the Security Documents or as otherwise provided in this Section 9.1) which shall not be cured within the applicable cure period, if any, provided for in such Loan Document; or

(f)          There shall occur any Change in Control; or

(g)          (i) There shall be entered a decree or order for relief in respect of any Credit Party or any Subsidiary under the Bankruptcy Code, or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of any Credit Party or of any Subsidiary or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of any Credit Party or any Subsidiary, or (ii) an involuntary petition shall be filed against any Credit Party or any Subsidiary and a temporary stay entered and (A) such petition and stay shall not be diligently contested, or (B) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days; or

(h)          Any Credit Party or any Subsidiary shall commence an insolvency proceeding or any Credit Party or any Subsidiary shall consent to the institution of an insolvency proceeding or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of such Credit Party or any Subsidiary or of any substantial part of its properties, or any Credit Party or any Subsidiary shall fail generally to pay its debts as they become due, or any Credit Party or any Subsidiary shall take any action in furtherance of any such action; or

(i)          One or more judgments, orders (consensual or otherwise) or awards (other than a money judgment or judgments fully covered (except for customary deductibles or copayments not to exceed $50,000,000 in the aggregate) by insurance as to which the insurance company has acknowledged coverage) shall be entered by any court against any Credit Party or any Subsidiary for the payment of money which exceeds, together with all such other judgments, orders, or awards, $50,000,000 in the aggregate, or a warrant of attachment or execution or similar process shall be issued or levied against property of any Credit Party or any Subsidiary pursuant to any judgment which, together with all other such property of the Credit Parties and their Subsidiaries subject to other such process, exceeds in value $50,000,000 in the aggregate; or

(j)          one or more ERISA Events shall have occurred that, in the opinion of the Majority Lenders, could, individually or in the aggregate, result in liability of any Credit Party or any ERISA Affiliate, individually or in the aggregate, in an amount exceeding $50,000,000, result in the imposition of a Lien against the assets of any Credit Party or any ERISA Affiliate, individually or in the aggregate, securing an obligation or liability in excess of $15,000,000, or otherwise reasonably be expected to result in a Materially Adverse Effect; or

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(k)          (i) Any Credit Party or any of their Subsidiaries shall fail to make any payment in respect of outstanding Indebtedness (other than the Obligations) having an aggregate outstanding principal amount in excess of $50,000,000 (individually or in the aggregate with other Indebtedness) or more when due after the expiration of any applicable grace period, or any event or condition shall occur which results in the acceleration of the maturity of such Indebtedness (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to any such Person) or enables (or, with the giving of notice or passing of time or both, would enable) the holders of such Indebtedness or a commitment related to such Indebtedness (or any Person acting on such holders’ behalf) to accelerate the maturity thereof or terminate any such commitment before its normal expiration (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to such Person) or (ii) there shall occur any default under any Hedge Agreement which could result in the payment by the Borrower or any Subsidiary of an amount in excess of $50,000,000 (after the expiration of any applicable cure period set forth therein); or

(l)          All or any portion of any Loan Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by any Credit Party, any Subsidiary or any Affiliate thereof, or by any Governmental Authority having jurisdiction over any Credit Party, any Subsidiary or any Affiliate thereof, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party, any Subsidiary or any Affiliate thereof shall deny that it has any liability or obligation for the payment of any Obligation purported to be created under any Loan Document shall be terminated as a result of a default or event of default by any Credit Party or revoked; or

(m)         Any Security Document or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and (except to the extent permitted by the terms hereof or thereof (including as contemplated during any Collateral Fall Away Period)), first priority Lien in favor of the Administrative Agent, for the benefit of the Lender Group with respect to any Collateral purported to be covered thereby, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the applicable Security Document or to maintain in effect UCC financing statements, unless such failure is attributable to any failure of a Credit Party to perform its obligations under any Loan Document; or

(n)          Any Credit Party shall default in the compliance with or the performance of its performance or Reclamation bonding agreements (including indemnity agreements relating to any such bonding agreements) and obligations thereunder (including any breach or default in the payment of outstanding reimbursement claims owing in connection with any of the performance or Reclamation bonds, or indemnity agreements relating thereto) and such breach or default, either individually or in the aggregate, would result in a payment obligation in excess of $50,000,000 in the aggregate or could reasonably be expected to have a Materially Adverse Effect; or

(o)          (i) any Credit Party shall default in the compliance with or the performance of any VPP Transaction Document and its obligations thereunder if such default results in a claim asserted by the VPP Purchaser for the payment of money in excess of $25,000,000, (ii) all or any portion of any VPP Commingled Assets Agreement shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by any Credit Party or any VPP Purchaser seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any VPP Seller or any VPP Purchaser shall deny that it has any liability or obligation under any VPP Commingled Assets Agreement, or (iii) any VPP Transaction Document is amended in a manner that is prohibited by the applicable VPP Commingled Assets Agreement.

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Anything in Sections 9.1(g) or (h) to the contrary notwithstanding, if any Event of Default under Sections 9.1(g) or (h) would occur (but for the application of this paragraph) solely with respect to an Immaterial Subsidiary, then so long as such Immaterial Subsidiary continues to be an Immaterial Subsidiary while the facts or circumstances which gave rise to such Event of Default continue to exist and have not been waived in accordance with Section 11.12 such Event of Default shall be deemed not to have occurred for any purpose under this Agreement or any other Loan Document; provided, however, (a) if any Immaterial Subsidiary ceases to be an Immaterial Subsidiary at any time when the facts or circumstances which gave rise to such Event of Default continue to exist and have not been waived in accordance with Section 11.12, then such Event of Default shall be deemed to have occurred immediately following the time at which such Immaterial Subsidiary ceased to be an Immaterial Subsidiary, and (b) if an Event of Default with respect to more than one Immaterial Subsidiary would have occurred but for the application of this paragraph and the facts or circumstances which gave rise to such Event of Default continue to exist and have not been waived in accordance with Section 11.12, and if (i) the aggregate EBITDA attributable to all such Immaterial Subsidiaries for the four (4) consecutive fiscal quarter period ending on or immediately prior to any time of determination exceeds three percent (3%) of the aggregate EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such period or (ii) the assets of all such Immaterial Subsidiaries at any time of determination exceeds three percent (3%) of Consolidated Tangible Assets, then each such Event of Default shall be deemed to have immediately occurred.

Section 9.2           Remedies. If an Event of Default shall have occurred and be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement, the other Loan Documents or under Applicable Law:

(a)          With the exception of an Event of Default specified in Section 9.1(g) or (h), the Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders, (i) terminate the Commitments, or (ii) declare the principal of and interest on the Loans and all other Obligations (other than any Bank Products Obligations existing from time to time of any Credit Party to a Lender Group member (or an Affiliate of a Lender Group member) to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, or both.

(b)          Upon the occurrence and continuance of an Event of Default specified in Sections 9.1(g) or (h), such principal, interest, and other Obligations (other than any Bank Products Obligations existing from time to time of any Credit Party to a Lender Group member (or an Affiliate of a Lender Group member)) shall thereupon and concurrently therewith become due and payable, and the Commitments shall forthwith terminate, all without any action by the Lender Group, or any of them and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(c)          The Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders exercise all of the post-default rights granted to the Lender Group, or any of them, under the Loan Documents or under Applicable Law. The Administrative Agent, for the benefit of the Lender Group, shall have the right to the appointment of a receiver for the Property of the Credit Parties, and the Credit Parties hereby consent to such rights and such appointment and hereby waive any objection the Credit Parties may have thereto or the right to have a bond or other security posted by the Lender Group, or any of them, in connection therewith.

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(d)          In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this Section 9.2 or, upon the request of the Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, the Borrower shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Administrative Agent for the benefit of the Lender Group an amount equal to one hundred and three percent (103%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.11. Pending the application of such deposit to the payment of the Reimbursement Obligations, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as additional security for the Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrower. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

(e)          The rights and remedies of the Lender Group hereunder shall be cumulative, and not exclusive.

(f)          Each Credit Party hereby grants to the Administrative Agent an irrevocable, non-exclusive license or other right to use, license, or sublicense (without payment of any royalty or other compensation to any Person) any or all of such Credit Party’s Intellectual Property, computing hardware, brochures, promotional and advertising materials, labels, packaging materials, and other Property in connection with the advertising for sale or lease, marketing, selling, leasing, liquidating, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. Each Credit Party’s rights and interests in and to any Intellectual Property shall inure to Administrative Agent’s benefit.

ARTICLE 10

THE ADMINISTRATIVE AGENT

Section 10.1         Appointment of the Administrative Agent.

(a)          Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b)          The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Majority Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank

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Section 10.2         Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.12), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or any other bankruptcy law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code or any other bankruptcy law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.12) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including, without limitation, any officer’s certificate delivered in connection with the beginning of a Collateral Fall Away Period), (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 10.3         Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swing Bank and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swing Bank and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

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Section 10.4         Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Majority Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders where required by the terms of this Agreement.

Section 10.5         Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 10.6         The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Majority Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 10.7         Successor Administrative Agent.

(a)          The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b)          Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Majority Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Majority Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring or removed Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

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(c)          In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.17, then the Issuing Bank and the Swing Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swing Bank, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice)..

Section 10.8         Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 10.9         The Administrative Agent May File Proofs of Claim.

(a)          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 6.15 and 11.2) allowed in such judicial proceeding; and

(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)          Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 6.15 and 11.2.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.10         Indemnification. The Lenders shall indemnify (to the extent not reimbursed by the Borrower) and hold harmless the Administrative Agent and each of its employees, representatives, officers, directors, agents, consultants, counsel, accountants, and advisors (each an “Administrative Agent Indemnified Person”) pro rata in accordance with their Revolving Commitment Ratios from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not an Administrative Agent Indemnified Person or any such Lender is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Administrative Agent Indemnified Person resulting from any breach or alleged breach by the Credit Parties of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Commitments, this Agreement, the other Loan Documents or any other document contemplated by this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement (other than Bank Products Documents), the making, administration or enforcement of the Loan Documents and the Loans or any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Administrative Agent Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct. This Section 10.10 is for the benefit of each Administrative Agent Indemnified Person and shall not in any way limit the obligations of the Credit Parties under Section 6.15. The provisions of this Section 10.10 shall survive the termination of this Agreement.

Section 10.11       Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Security Documents and any subordination agreements) other than this Agreement.

Section 10.12       Collateral and Guaranty Matters.

(a)          The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)          to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Revolving Commitments, the Cash Collateralization of all Letter of Credit Obligations in an amount equal to 103% of the aggregate Letter of Credit Obligations of all Lenders, and the payment in full of all Obligations (other than contingent obligations not then due and payable and as to which no claim has been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) if approved, authorized or ratified in writing in accordance with Section 11.12, or (iv) upon the commencement of (or during) any Collateral Fall Away Period; and

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(ii)         to release any Credit Party from its obligations hereunder and under the applicable Security Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

(b)          Subject to Section 6.17(b), a Guarantor shall automatically be released from its obligations under the Loan Documents, and all Liens created by the Security Documents in Collateral owned by such Guarantor shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary. Upon any sale or other transfer by any Credit Party (other than to the Borrower or any Domestic Subsidiary that is not an Excluded Subsidiary) of any Collateral pursuant to a Permitted Asset Disposition or any other sale or transfer permitted hereunder, or upon the effectiveness of any written consent to the release of any Liens created under any Security Document in any Collateral executed and delivered in accordance with Section 11.12, the Liens on such Collateral created by the Security Documents shall be automatically released.

(c)          Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Credit Party from its obligations hereunder or under the applicable Loan Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Security Documents, or to release such Credit Party from its obligations under the applicable Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section. Any execution and delivery of documents pursuant to this Section 10.12 shall be without recourse to or warranty by the Administrative Agent.

Section 10.13       Syndication Agents. Each Lender hereby designates Wells Fargo Bank, National Association, and U.S. Bank national Association as Co-Syndication Agents and agrees that the Syndication Agents shall have no duties or obligations under any Loan Documents to any Lender or any Credit Party.

Section 10.14      Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (a) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 10.15      Secured Bank Products Obligations and Hedge Obligations. No Bank Products Provider that obtains the benefits of Section 2.11, the Security Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Products Obligations and Hedge Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Products Provider, as the case may be.

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ARTICLE 11

MISCELLANEOUS

Section 11.1         Notices.

(a)          All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when delivered to the telegraph office or sent out (with receipt confirmed) by telex or telecopy (or to the extent specifically permitted under Section 11.1(c) only, when sent out by electronic means) addressed to the party to which such notice is directed at its address determined as in this Section 11.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)            If to any Credit Party, to such Credit Party in care of the Borrower at:

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Attn: Treasury Services

Telecopy No.: 205-298-2962

With a copy to (which shall not constitute notice):

Vulcan Materials Company

120 Urban Center Drive

Birmingham, Alabama 35242

Attn: Lindsay Sinor, Assistant General Counsel

(ii)           If to the Administrative Agent, to it at:

SunTrust Bank

3333 Peachtree Road NE, 8th Floor

Atlanta, GA 30326

Telecopy No.: 404-439-7409

Attention: Portfolio Manager

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With a copy to (which shall not constitute notice):

Jones Day

Suite 800

Atlanta, Georgia 30309

Attn: Aldo LaFiandra, Esq.

Telecopy No: 404-581-8330

(iii)        If to the Lenders, to them at the addresses set forth on the signature pages of this Agreement or in any Assignment and Acceptance pursuant to which such Lender became a Lender hereunder; and

(iv)        If to the Issuing Bank, at the address set forth on the signature pages of this Agreement.

(b)          Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving five (5) Business Days’ prior written notice of such change to the other parties.

(c)          (i) Notices and other communications to the Lender Group hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender Group member pursuant to Article 2 if such Lender Group member, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

(ii)         Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent as determined by a final, nonappealable court of competent jurisdiction.

(iii)        The Platform is provided “as is” and “as available.” Neither of the Administrative Agent nor any of its officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the Platform and each expressly disclaims liability for errors or omissions in the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Affiliates of the Administrative Agent in connection with the Platform.

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(iv)        Each of the Credit Parties, the Lenders and the Issuing Banks agree that the Administrative Agent may, but shall not be obligated to, (A) store any electronic communications received in connection with this Agreement on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies and (B) deliver any information required to be delivered to the Lenders under Article 7 by posting such information on the Platform.

Section 11.2         Expenses. The Borrower agrees to promptly pay or promptly reimburse:

(a)          All reasonable out-of-pocket expenses of the Administrative Agent, the Issuing Bank, the Swing Bank and their respective Affiliates in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement, and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of the initial Loans hereunder, including, but not limited to, the reasonable fees and disbursements of counsel, advisors, and consultants for the Administrative Agent, the Issuing Bank, the Swing Bank and their respective Affiliates;

(b)          All reasonable out-of-pocket expenses of the Administrative Agent, the Issuing Bank, the Swing Bank and their respective Affiliates and agents in connection with the administration of the transactions contemplated in this Agreement, and the other Loan Documents, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by the Lenders relating to this Agreement, or the other Loan Documents, the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Loan Documents, including, but not limited to the reasonable fees and disbursements of counsel, advisors, and consultants for the Administrative Agent, the Issuing Bank, the Swing Bank and their respective Affiliates;

(c)          All reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder;

(d)          All out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, the Issuing Bank, the Swing Bank, and any Lender in connection with any restructuring, refinancing, or “work out” of the transactions contemplated by this Agreement, and of obtaining performance and enforcing their rights under this Agreement, and the other Loan Documents, and all out-of-pocket costs and expenses of collection if default is made in the payment of the Obligations, which in each case shall include the fees and out-of-pocket expenses of counsel for the Administrative Agent, the Issuing Bank, the Swing Bank, any Lender and their respective Affiliates, and the fees and out-of-pocket expenses of any experts, consultants, agents, or advisors engaged by the Administrative Agent, the Issuing Bank, the Swing Bank, the Lenders, and any of their respective Affiliates; and

(e)          All taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any of the Collateral, any Revolving Loan Notes or the Obligations.

Section 11.3         Waivers. The rights and remedies of the Lender Group under this Agreement, and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Lender Group, or any of them, or the Majority Lenders in exercising any right shall operate as a waiver of such right. The Lender Group expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for a Loan. In the event the Lenders decide to fund a request for a Loan at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Loans or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrower.

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Section 11.4         Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, except to the extent limited by Applicable Law, at any time that a Default or Event of Default exists, each member of the Lender Group and each subsequent holder of the Obligations is hereby authorized by the Credit Parties at any time or from time to time, without notice to the Credit Parties or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by any member of the Lender Group or any of its Affiliates in any escrow account) and any other Indebtedness at any time held or owing by any member of the Lender Group or any such holder to or for the credit or the account of any Credit Party, against and on account of the obligations and liabilities of the Credit Parties, to any member of the Lender Group or any such holder under this Agreement, any Revolving Loan Notes, and any other Loan Document, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, any Revolving Loan Notes, or any other Loan Document, irrespective of whether or not (a) the Lender Group shall have made any demand hereunder or (b) the Lender Group shall have declared the principal of and interest on the Loans and any Revolving Loan Notes and other amounts due hereunder to be due and payable as permitted by Section 9.2 and although said obligations and liabilities, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Any sums obtained by any member of the Lender Group or by any subsequent holder of the Obligations shall be subject to the application of payments provisions of Article 2.

Section 11.5         Assignment.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)          Any Lender (and any Lender that is an Issuing Bank) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans at the time owing to it and, if applicable, all or a portion of its portion of the Letter of Credit Commitment and excluding rights and obligations with respect to Bank Products Documents); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s portion of the Revolving Loan Commitment and the Loans at the time owing to it, the aggregate amount of the portion of the Revolving Loan Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), shall not be less than $1,000,000, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, any assignment shall require the prior written consent of the Administrative Agent and, so long as no Default or Event of Default exists, the Borrower (each such consent not to be unreasonably withheld or delayed); provided, however, that if the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, further, that no such assignment shall be made to a natural Person. Not in limitation of the foregoing, in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans; provided, that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this sentence, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.8(b), 2.9, 6.15, 12.3 and 12.5); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)          The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the portion of the Revolving Loan Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(d)          Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower and the Lender Group shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) in no event shall any Credit Party or any Affiliate of any Credit Party be a Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, to the extent the Participant is adversely effected thereby, agree to any amendment, modification or waiver with respect to any extensions, postponements or delays of the Maturity Date or the scheduled date of payment of interest or principal or fees any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest (other than a waiver in respect of application of the Default Rate) or fees due to the Lender hereunder or any other Loan Documents that adversely affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8(b), 2.9, 6.15, 6.16(d) and 12.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.8(b) as though it were a Lender.

(e)          A Participant shall not be entitled to receive any greater payment under Section 2.8(b) or Section 12.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.8(b) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.8(b) as though it were a Lender.

(f)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.6         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an electronic file in Adobe Corporation’s Portable Document Format or PDF file shall be deemed an original signature hereto. The foregoing shall apply to each other Loan Document mutatis mutandis.

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Section 11.7         Under Seal; Governing Law. This Agreement and the other Loan Documents are intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents.

Section 11.8        Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.9         Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 11.10       Source of Funds. Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates tied to such reference rates.

Section 11.11     Entire Agreement. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Each Credit Party represents and warrants to the Lender Group that it has read the provisions of this Section 11.11 and discussed the provisions of this Section 11.11 and the rest of this Loan Agreement with counsel for such Credit Party, and such Credit Party acknowledges and agrees that the Lender Group is expressly relying upon such representations and warranties of such Credit Party (as well as the other representations and warranties of such Credit Party set forth in this Agreement and the other Loan Documents) in entering into this Agreement.

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Section 11.12       Amendments and Waivers.

(a)          Neither this Agreement, any other Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Majority Lenders, or in the case of Loan Documents executed by the Administrative Agent (and not the other members of the Lender Group), signed by the Administrative Agent and approved by the Majority Lenders and, in the case of an amendment, also by the Borrower, except that: (i) (A) except as provided in Section 10.15, the consent of each of the Lenders shall be required for any sale or release of all or substantially all of the Collateral or any release of all or substantially all of the value of the Guarantees securing the Obligations, or any contractual subordination of the payment of the Obligations to any other Indebtedness or the subordination of the Administrative Agent’s security interest in the Collateral, or change any of the provisions of Section 11.22 or the definitions of “Collateral Fall Away Period” or “Collateral Reinstatement Event” in a manner that makes the conditions to effectiveness of a Collateral Fall Away Period or a Collateral Reinstatement Event more favorable to any Credit Party or that eliminates the Collateral Reinstatement Event, (B) the consent of each of the Lenders affected thereby shall be required for any extensions, postponements or delays of the Maturity Date or the scheduled date of payment of interest or principal or fees, or any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest or fees due to the Lenders hereunder or under any other Loan Documents, or any amendment or modification of the definition of “Applicable Margin” or the definition of any component thereof if the effect thereof is to reduce the rate of interest or fees due to the Lenders hereunder or under any other Loan Documents, (C) the consent of each of the Lenders affected thereby shall be required for any amendment of this Section 11.12 or of the definition of “Majority Lenders” or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (D) the Revolving Loan Commitment of a Lender may not be increased without the consent of such Lender; and (E) the consent of each of the Lenders shall be required for any amendment to Section 2.10 or 2.11; (ii) the consent of the Issuing Bank shall be required for any amendment to Section 2.1(b), Section 2.15, Section 2.17 (as it relates to the issuance of any Letter of Credit), or the definition of “Letter of Credit Commitment”; (iii) the consent of the Guarantors and the Majority Lenders shall be required for any amendment to Article 3; (iv) the consent of the Swing Bank shall be required for any amendment to Section 2.1(c), Section 2.2(g), or Section 2.17 (as it relates to the making of any Swing Loan); (v) the consent of the Administrative Agent only shall be required to amend Schedule 1.1(a) to reflect assignments of all or any portion of the Revolving Loan Commitment and Loans in accordance with this Agreement. In addition to the required consents set forth above, if any Credit Party has entered into a Hedge Agreement with SunTrust Bank or any of its Affiliates while SunTrust Bank was the Administrative Agent, and if SunTrust Bank is no longer the Administrative Agent, the consent of SunTrust Bank or such Affiliate of SunTrust Bank, as applicable, shall be required for any amendment to Section 2.11 or any amendment described in clause (i)(A) above. Any amendment, modification, waiver, consent, termination or release of any Bank Products Documents may be effected by the parties thereto without the consent of the Lender Group. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the portion of the Revolving Loan Commitment and Letter of Credit Commitment, if applicable, of such Lender shall have terminated (but such Lender shall be entitled to the benefit of Article 12 and Section 11.2), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment.

(b)          Each Lender grants to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s portion of the Revolving Loan Commitment, the Letter of Credit Commitment, the Loans and Letter of Credit Obligations owing to it and any Revolving Loan Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid Commitment Fee and letter of credit fees owing to such Lender plus the amount necessary to cash collateralize any Letters of Credit issued by such Lender, which right may be exercised by the Administrative Agent if such Lender for whatever reason fails to execute and deliver any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Administrative Agent and the Borrower have agreed, within five (5) Business Days of the date the execution version thereof was delivered to such Lender. Each Lender agrees that if the Administrative Agent exercises its option hereunder, it shall promptly (but, in any event, within three (3) Business Days) execute and deliver an Assignment and Acceptance and other agreements and documentation necessary to effectuate such assignment. The Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 11.5(b).

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(c)          If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at the Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

Section 11.13       Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of any member of the Lender Group to enter into or maintain business relationships with the Borrower, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 11.14      Pronouns. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

Section 11.15      Disclosure. The Administrative Agent, with the consent of the Borrower, shall have the right to issue press releases regarding the making of the Loans and issuance of Letters of Credit and the Revolving Loan Commitment to the Borrower pursuant to the terms of this Agreement.

Section 11.16      Replacement of Lender. In the event that a Replacement Event occurs and is continuing with respect to any Lender, the Borrower may designate another financial institution (such financial institution being herein called a “Replacement Lender”) acceptable to the Administrative Agent, and which is not the Borrower or an Affiliate of the Borrower, to assume such Lender’s Revolving Loan Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender’s rights hereunder and (if such Lender is the Issuing Bank) to issue Letters of Credit in substitution for all outstanding Letters of Credit issued by such Lender, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender plus amounts necessary to cash collateralize any Letters of Credit issued by such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Borrower to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement. The Administrative Agent is hereby irrevocably appointed as attorney-in-fact to execute any such documentation on behalf of any Replacement Lender if such Replacement Lender fails to execute same within five (5) Business Days after being presented with such documentation. “Replacement Event” shall mean, with respect to any Lender, (a) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent; (b) the making of any claim by any Lender under Section 2.8(b), 12.2, 12.3 or 12.5, unless the changing of the lending office by such Lender would obviate the need of such Lender to make future claims under such Sections; (c) such Lender’s becoming a Defaulting Lender; or (d) such Lender refuses to consent to a proposed amendment, modification, waiver or other action requiring consent of the holders of 100% of the Revolving Loan Commitment or 100% of the affected Lenders under Section 11.12 that is consented to by the Majority Lenders prior to the replacement of any such Lenders in connection therewith.

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Section 11.17       Confidentiality; Material Non-Public Information.

(a)          No member of the Lender Group shall disclose any material non-public confidential information (“MNPI”) regarding the Credit Parties to any other Person without the consent of the Borrower, other than (i) to such member of the Lender Group’s Affiliates and their officers, directors, employees, agents and advisors, to other members of the Lender Group and, as contemplated by Section 11.5, to actual or prospective assignees and participants, and then only on a confidential basis, (ii) as required by any law, rule or regulation or judicial process, (iii) to any rating agency when required by it, provided, that, prior to any such disclosure, such rating agency shall be advised of the confidential nature of the information relating to the Credit Parties received by it from such member of the Lender Group, (iv) as requested or required by any state, Federal or foreign authority or examiner regulating banks or banking, and (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.

(b)         The parties hereto agree that, except as provided in the immediately following sentence, all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) shall be deemed to contain MNPI for purposes of US federal and state securities laws; provided that, upon the request of the Administrative Agent from time to time, the Credit Parties shall be entitled to require the Borrower to confirm whether any Borrower Materials that have been provided or delivered hereunder do not contain MNPI. The Credit Parties represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, (B) administrative materials of a customary nature prepared by the Credit Parties or Administrative Agent (including, Request for Loan, Notices of Conversion/Continuation, Request for Issuance of Letter of Credit, Swing Loan requests and any similar requests or notices), and (C) information which has been filed by the Credit Parties with the Securities and Exchange Commission or publicly disclosed by the Credit Parties. Before distribution of any Borrower Materials, at the request of the Administrative Agent, the Credit Parties agree to execute and deliver to the Administrative Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

Section 11.18      Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by the Borrower or any other Credit Party, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or Federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the Lender Group related thereto, the liability of the Borrower or such other Credit Party, as applicable, automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

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Section 11.19       Contribution Obligations.

(a)          If, as of any date, the aggregate amount of payments made by a Credit Party on account of the Obligations and proceeds of such Credit Party’s Collateral that are applied to the Obligations exceeds the aggregate amount of proceeds from Loans used by such Credit Party in its business (such excess amount being referred to as an “Accommodation Payment”), then each of the other Credit Parties (each such Credit Party being referred to as a “Contributing Credit Party”) shall be obligated to make contribution to such Credit Party (the “Paying Credit Party”) in an amount equal to (i) the product derived by multiplying the sum of each Accommodation Payment of each Credit Party by the Allocable Percentage (as defined below) of the Credit Party from whom contribution is sought less (ii) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Credit Party (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Credit Party by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Credit Party by way of contribution hereunder); provided, however, that a Paying Credit Party’s recovery of contribution hereunder from the other Credit Parties shall be limited to that amount paid by the Paying Credit Party in excess of its Allocable Percentage of all Accommodation Payments then outstanding of all Credit Parties. As used herein, the term “Allocable Percentage” shall mean, on any date of determination thereof, a fraction the denominator of which shall be equal to the number of Credit Parties who are parties to this Agreement on such date and the numerator of which shall be one; provided, however, that such percentages shall be modified in the event that contribution from a Credit Party is not possible by reason of insolvency, bankruptcy or otherwise by reducing such Credit Party’s Allocable Percentage equitably and by adjusting the Allocable Percentage of the other Credit Parties proportionately so that the Allocable Percentages of all Credit Parties at all times equals 100%.

(b)          Each Credit Party hereby subordinates any claims, including any right of payment, subrogation, contribution (including rights of contribution pursuant to Section 11.19(a)) and indemnity, that it may have from or against any other Credit Party, and any successor or assign of any other Credit Party, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the prior payment in full of all of the Obligations in cash and termination of all Commitments; provided, unless an Event of Default shall then exist, the foregoing shall not prevent or prohibit the repayment of intercompany accounts and loans among the Credit Parties in the ordinary course of business.

(c)          Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of any Credit Party shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or Federal law relating to fraudulent conveyances or transfers) then the obligations of each Credit Party hereunder shall be limited to the maximum amount that is permissible under applicable law (whether Federal or state and including, without limitation, the Bankruptcy Code), after taking into account, among other things, such Credit Party’s right of contribution and indemnification from each other Credit Party under this Agreement or applicable law.

(d)          The provisions of this Section 11.19 are made for the benefit of the Lenders and their respective successors and permitted assigns, and may be enforced by any such Person from time to time against any of the Credit Parties as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Credit Parties or to exhaust any remedies available to it against any of the other Credit Parties or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 11.19 shall remain in effect until the payment in full of all of the Obligations in cash and termination of all Commitments. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Credit Parties, or otherwise, the provisions of this Section 11.19 will forthwith be reinstated in effect, as though such payment had not been made.

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Section 11.20      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lender Group members are arm’s-length commercial transactions between such Credit Party and its Affiliates, on the one hand, and the Lender Group members, on the other hand, (ii) such Credit Party has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate, and (iii) such Credit Party is capable of evaluating, and understands and accepts, the terms, risks, and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lender Group members is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent, or fiduciary for any Credit Party or any of its Affiliates, or any other Person and (B) no Lender Group member has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lender Group members and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Credit Party and its Affiliates, and no Lender Group member has any obligation to disclose any of such interests to such Credit Party or its Affiliates. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against each of the Lender Group members with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.21      Qualified ECP Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of such Credit Party’s obligations under its Guaranty hereunder in respect of Hedge Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.21 or otherwise under its Guaranty hereunder, as it relates to such other Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.21 shall remain in full force and effect until termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than any Letter of Credit for which the Letter of Credit Obligations have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made). Each Qualified ECP Guarantor intends that this Section 11.21 constitute, and this Section 11.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.22       Collateral Fall Away Period; Collateral Reinstatement Event.

(a)          On the first day of a Collateral Fall Away Period, the Administrative Agent’s Liens under the Security Documents will be automatically deemed not to attach to the Collateral and, as a result, the Administrative Agent’s Liens on the Collateral will be automatically terminated and released (it being understood, for the avoidance of doubt, that the foregoing will not modify or otherwise affect any Guaranty provided by any Credit Party hereunder or under any other Loan Document); provided, that, the Security Agreement shall remain in effect during a Collateral Fall Away Period and, upon the occurrence of a Collateral Reinstatement Event, the Liens granted under the Security Agreement shall re-attach to the Collateral such that the Administrative Agent’s Liens on the Collateral shall be reinstated as set forth in 11.22(b) below. In connection with any such termination and release of Liens, the Administrative Agent shall (and is hereby authorized by the Lenders to) promptly execute and deliver all documents and take all actions, in each case, at the Credit Parties’ expense, that any Credit Party shall reasonably request in writing from time to time during a Collateral Fall Away Period to evidence such termination and release of Liens (including, without limitation, terminations of Controlled Account Agreements and the filing of UCC termination statements for existing UCC financing statements). Any execution and delivery of documents or taking of other actions pursuant to this Section 11.22(a) shall be without recourse to or warranty by the Administrative Agent.

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(b)          Upon the occurrence of a Collateral Reinstatement Event, the Administrative Agent’s Liens under the Security Documents shall be deemed automatically attached to the Collateral and, as a result, the Administrative Agent’s Liens on the Collateral will be automatically reinstated. In connection with such attachment and reinstatement, each Credit Party shall promptly (but in any event no later than thirty (30) days after the occurrence of such Collateral Reinstatement Event (or such longer period of time as the Administrative Agent may agree to in its sole discretion)) execute and deliver all documents and take all actions, in each case, at the Credit Parties’ expense, that the Administrative Agent shall reasonably request to evidence such attachment and reinstatement and to perfect all such attached and reinstated Liens on the Collateral (including, without limitation, Controlled Account Agreements and the filing of all UCC financing statements in the appropriate filing offices). In addition, if requested by the Administrative Agent, each Credit Party shall promptly enter into a new security agreement in form and substance substantially similar to the Security Agreement to evidence the Administrative Agent’s attached and reinstated Liens on the Collateral.

(c)          A Collateral Fall Away Period may resume following a Collateral Reinstatement Event if the conditions to a Collateral Fall Away Period are met.

Section 11.23       USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Credit Parties that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the USA Patriot Act. Each Credit party shall provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the USA Patriot Act.

Section 11.24     Amendment and Restatement; No Novation; Allocation of Existing Loans on Restatement Date. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement effective from and after the Restatement Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to any member of the Lender Group under the Existing Credit Agreement or the other “Loan Documents” (as defined in the Existing Credit Agreement) based on any facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Restatement Date, (a) the credit facilities described in the Existing Credit Agreement shall be amended and supplemented by the credit facilities described herein, and (b) all “Loans,” “Letters of Credit,” and other obligations of the “Credit Parties” outstanding as of such date under the Existing Credit Agreement shall be deemed to be Loans, Letters of Credit, and obligations outstanding under the corresponding facilities described herein, and all “Borrowers” under the Existing Credit Agreement (other than the Borrower) shall be deemed to be Guarantors hereunder, in each case, without further action by any Person. Any fees (including, without limitation, the Unused Line Fee (as defined in the Existing Credit Agreement) and interest accrued under the Existing Credit Agreement shall accrue up to (but not including) the Restatement Date at the rates and in the manner provided in the Existing Credit Agreement and shall be due and payable at the times and in the manner provided under the Existing Credit Agreement. All costs and expenses which were due and owing under the Existing Credit Agreement shall continue to be due and owing under, and shall be due and payable in accordance with, this Agreement.

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ARTICLE 12

YIELD PROTECTION

Section 12.1        Eurodollar Rate Basis Determination. Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Loan for any Eurodollar Loan Period, the Administrative Agent determines that deposits in Dollars (in the applicable amount) are not being offered to leading banks in the London interbank market for such Eurodollar Loan Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 12.2        Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain, or fund its Eurodollar Loans, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 12.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2, the Borrower shall repay in full the then outstanding principal amount of each affected Eurodollar Loan of such Lender, together with accrued interest thereon, either (a) on the last day of the then current Eurodollar Loan Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain and fund such Eurodollar Loan to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Loan to such day. Concurrently with repaying each affected Eurodollar Loan of such Lender, notwithstanding anything contained in Article 2, the Borrower shall borrow a Base Rate Loan from such Lender, and such Lender shall make such Loan in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such repayment.

Section 12.3         Increased Costs.

(a)          If any Change in Law:

(i)          Shall subject any Lender to any tax, duty, or other charge with respect to its obligation to make Eurodollar Loans or its Eurodollar Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Loans or in respect of any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Lender);

(ii)         Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 12.5) with or for the account of, or commitments or credit extended by any Lender, or shall impose on any Lender or the eurodollar interbank borrowing market any other condition affecting its obligation to make such Eurodollar Loans or its Eurodollar Loans; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Eurodollar Loans or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under any Revolving Loan Notes with respect thereto, and such increase is not given effect in the determination of the Eurodollar Rate;

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(iii)        Shall subject the Issuing Bank or any Lender to any tax, duty or other charge with respect to the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit, or shall change the basis of taxation of payments to the Issuing Bank or any Lender in respect of amounts drawn under Letters of Credit or in respect of any other amounts due under this Agreement in respect of Letters of Credit or the obligation of the Issuing Bank to issue Letters of Credit or maintain Letters of Credit or the obligation of the Lenders to participate in Letters of Credit (except for changes in the rate of tax on the overall net income of the Issuing Bank or any Lender); or

(iv)        Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 12.5) with or for the account of, or commitments or credit extended by the Issuing Bank, or shall impose on the Issuing Bank or any Lender any other condition affecting the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit; and the result of any of the foregoing is to increase the cost to the Issuing Bank or any Lender of issuing, maintaining or participating in any such Letters of Credit or to reduce the amount of any sum received or receivable by the Issuing Bank or any Lender under this Agreement with respect thereto, then promptly upon demand, which demand shall be accompanied by the certificate described in Section 12.3(b), by such Lender or Issuing Bank, the Borrower agrees to pay, without duplication of amounts due under Section 2.8(b), to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased costs. Each Lender or Issuing Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or the Issuing Bank to compensation pursuant to this Section 12.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender or the Issuing Bank, be otherwise disadvantageous to such Lender or the Issuing Bank.

(b)          A certificate of any Lender or the Issuing Bank claiming compensation under this Section 12.3 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, such Lender or the Issuing Bank may use any reasonable averaging and attribution methods. If any Lender demands compensation under this Section 12.3, the Borrower may at any time, upon at least three (3) Business Days prior notice to such Lender, prepay in full the then outstanding affected Eurodollar Loans of such Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.9. Concurrently with prepaying such Eurodollar Loans, the Borrower shall borrow a Base Rate Loan, or a Eurodollar Loan not so affected, from such Lender, and such Lender shall make such Loan in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such prepayment.

(c)          The Issuing Bank and each Lender shall endeavor to notify the Borrower of any event occurring after the date of this Agreement entitling the Issuing Bank or such Lender, as the case may be, to compensation under this Section 12.3 within one hundred eighty (180) days after the Issuing Bank or such Lender, as the case may be, obtains actual knowledge thereof; provided that if the Issuing Bank or such Lender, as the case may be, fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, the Issuing Bank or such Lender, as the case may be, shall, with respect to compensation payable pursuant to this Section 12.3 in respect of any costs resulting from such event, only be entitled to payment under this Section 12.3 for costs incurred from and after the date one hundred eighty (180) days prior to the date that the Issuing Bank or such Lender, as the case may be, gives such notice.

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Section 12.4         Effect On Other Loans. If notice has been given pursuant to Sections 12.1, 12.2 or 12.3 suspending the obligation of any Lender to make any Eurodollar Loan, or requiring Eurodollar Loans of any Lender to be repaid or prepaid, then, unless and until such Lender (or, in the case of Section 12.1, the Administrative Agent) notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made by such Lender as to the Eurodollar Loans affected shall, at the option of the Borrower, be made instead as Base Rate Loans.

Section 12.5         Capital Adequacy. If any Lender or Issuing Bank (or any Affiliate of the foregoing) shall have reasonably determined that a Change in Law has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital as a consequence of such Lender’s or Issuing Bank’s portion of the Revolving Loan Commitment or obligations hereunder to a level below that which it could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) policies with respect to capital adequacy immediately before such Change in Law and assuming that such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital was fully utilized prior to such adoption, change or compliance), then, promptly upon demand, which demand shall be accompanied by the certificate described in the last sentence of this Section 12.5, by such Lender or Issuing Bank, the Borrower shall immediately pay to such Lender or Issuing Bank such additional amounts as shall be sufficient to compensate such Lender or Issuing Bank for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to a Lender pursuant to this sentence and Section 12.3. A certificate of such Lender or Issuing Bank setting forth the amount to be paid to such Lender or Issuing Bank by the Borrower as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive. The Issuing Bank and each Lender shall endeavor to notify the Borrower of any event occurring after the date of this Agreement entitling the Issuing Bank or such Lender, as the case may be, to compensation under this Section 12.5 within one hundred eighty (180) days after the Issuing Bank or such Lender, as the case may be, obtains actual knowledge thereof; provided that if the Issuing Bank or such Lender, as the case may be, fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, the Issuing Bank or such Lender, as the case may be, shall, with respect to compensation payable pursuant to this Section 12.5 in respect of any costs resulting from such event, only be entitled to payment under this Section 12.5 for costs incurred from and after the date one hundred eighty (180) days prior to the date that the Issuing Bank or such Lender, as the case may be, gives such notice.

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ARTICLE 13

JURISDICTION, VENUE AND WAIVER OF JURY TRIAL

Section 13.1         Jurisdiction and Service of Process. FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY MEMBER OF THE LENDER GROUP WITH RESPECT TO THIS AGREEMENT, OR ANY OTHER LOAN DOCUMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF NEW YORK AND HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS, THE BORROWER, OR SUCH OTHER PERSON AS SUCH CREDIT PARTY SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO THE ADMINISTRATIVE AGENT. THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF EACH CREDIT PARTY AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF SUCH CREDIT PARTY SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH CREDIT PARTY SERVED WHEN DELIVERED, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO SUCH CREDIT PARTY; AND DELIVERY OF SUCH SERVICE TO ITS AUTHORIZED AGENT SHALL BE DEEMED TO BE MADE WHEN PERSONALLY DELIVERED OR THREE (3) BUSINESS DAYS AFTER MAILING BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH AUTHORIZED AGENT. EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THREE (3) BUSINESS DAYS AFTER SUCH MAILING. IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR ITS SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF EACH CREDIT PARTY TO RECEIVE SERVICE OF PROCESS, EACH CREDIT PARTY SHALL SERVE AND ADVISE THE ADMINISTRATIVE AGENT THEREOF SO THAT AT ALL TIMES EACH CREDIT PARTY WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS ON BEHALF OF SUCH CREDIT PARTY WITH RESPECT TO THIS AGREEMENT, ALL OTHER LOAN DOCUMENTS AND THE BANK PRODUCTS DOCUMENTS. IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.

Section 13.2         Consent to Venue. EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 13.3         Waiver of Jury Trial. EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVES, AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY CREDIT PARTY, ANY MEMBER OF THE LENDER GROUP OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 13.

[Signatures on following pages.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the day and year first above written.

BORROWER:	VULCAN MATERIALS COMPANY,
as the Borrower

	By:	/s/ C. Wes Burton, Jr.
Name: C. Wes Burton, Jr.
Title: Vice President and Treasurer

[VULCAN – AMENDED AND RESTATED CREDIT AGREEMENT]

GUARANTORS:	FLORIDA ROCK INDUSTRIES, INC.
HARPER BROS. INC.
LEGACY VULCAN CORP.
MARYLAND STONE, INC.
S & G CONCRETE CO.
TCS MATERIALS, INC.
THE ARUNDEL CORPORATION
VIRGINIA CONCRETE COMPANY, INCORPORATED

	By:	/s/ C. Wes Burton, Jr.
Name: C. Wes Burton, Jr.
Title: Vice President and Treasurer

FULTON CONCRETE COMPANY, INC.

	By:	/s/ C. West Burton, Jr.
Name: C. Wes Burton, Jr.
Title: Vice President and Assistant Treasurer

[VULCAN – AMENDED AND RESTATED SECURITY AGREEMENT]

AZUSA ROCK, INC.
CALMAT CO.
TRIANGLE ROCK PRODUCTS, INC.

By:	/s/ C. Wes Burton, Jr.
Name: C. Wes Burton, Jr.
Title: Assistant Treasurer

VULCAN AGGREGATES COMPANY, LLC

By:	LEGACY VULCAN CORP
Title: Manager

By:	/s/ C. Wes Burton, Jr.
Name: C. Wes Burton, Jr.
Title: Vice President and Treasurer

VULCAN CONSTRUCTION MATERIALS, LP

By:	LEGACY VULCAN CORP
Title: General Partner

By:	/s/ C Wes Burton, Jr.
Name: C. Wes Burton, Jr.
Title: Vice President and Treasurer

BRISA ACQUISITIONS, LLC

By:	FLORIDA ROCK INDUSTRIES, INC.
Title: Managing Member

By:	/s/ C. Wes Burton, Jr.
Name: C. Wes Burton, Jr.
Title: Vice President and Treasurer

VULCAN LANDS, INC.

By:	/s/ C. Wes Burton, Jr.
Name: C. Wes Burton, Jr.
Title: Assistant Secretary and Assistant Treasurer

ADMINISTRATIVE AGENT	SUNTRUST BANK, as the Administrative Agent and a Lender
AND LENDERS:
	By:	/c/ Vinay Desai
Name: Vinay Desai
Title: Vice President

WELLS FARGO, NATIONAL BANK
ASSOCIATION, as a Lender

By:	/c/ Andrew G. Payne
Name: Andrew G. Payne
Title: Director

US BANK NATIONAL ASSOCIATION, as a Lender

By:	/c/ Jonathan F. Lindvall
Name: Andrew G. Payne
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/c/ David B. Jackson
Name: David B. Jackson
Title: Senior Vice President

REGIONS BANK, as a Lender

By:	/c/ David A. Simmons
Name: David A. Simmons
Title: Senior Vice President

GOLDMAN SACHS BANK USA, as a Lender

By:	/c/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

THE NORTHERN TRUST COMPANY, as a Lender

By:	/c/ Kathryn S. Reuther
Name: Kathryn S. Reuther
Title: Senior Vice President

SYNOVUS BANK, as a Lender

By:	/c/ Anne H. Lovette
Name: Anne H. Lovette
Title: Senior Vice President

ATLANTIC CAPITAL BANK, as a Lender

By:	/c/ J. Christopher Deisley
Name: J. Christopher Deisley
Title: Senior Vice President

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By:	/c/ Jay W. Dale
Name: Jay W. Dale
Title: Senior Vice President